Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147600

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 10, 2009)

A$20,000,000,000

Queensland Treasury Corporation

(A corporation constituted under the laws of the State of Queensland)

Global A$ Bond Facility

Guaranteed by

The Treasurer on behalf of

The Government of Queensland

This document comprises a prospectus supplement dated December 11, 2009 and is a base prospectus for the purposes of Article 5.4 of Directive 2003/71/EC (the “Prospectus Directive”). It also comprises a prospectus supplement for the purposes of the United States Securities Act of 1933, as amended (the “Securities Act”).

Terms: We plan to offer and sell notes with various terms, including the following:

•	Ranking as our senior indebtedness

•	Issuable at a premium or discount to the principal amount of a bond

•	Redemption and/or repayment provisions, if applicable, whether mandatory, at our option, or at the option of the holders or none at all

•	Payments in Australian dollars

•	Guaranteed unconditionally as to principal and interest by the Treasurer on behalf of the Government of Queensland

•

Guaranteed as to principal and interest by the Commonwealth of Australia in relation to obligations of the Government of Queensland, but only where the Commonwealth of Australia has issued an Eligibility Certificate (as defined below) and where indicated in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons)

•	Minimum denominations of A$1,000

•	Book-entry (through The Depository Trust Company (“DTC”) and records maintained by Euroclear or Clearstream Banking, société anonyme) or certificated form

•	Interest at fixed rates

•	Interest payments on the bonds on a semiannual basis

We will specify the final terms for each bond, which will amend and complete the terms and conditions as set out in more detail in this prospectus supplement (hereinafter the “prospectus supplement”) in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons). The terms contained in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will not differ materially from those contained in this prospectus supplement.

You must read the prospectus dated December 10, 2009 (the “U.S. Prospectus”), which is incorporated by reference in this prospectus supplement, in conjunction with this prospectus supplement. This prospectus supplement provides you with certain terms of the bonds and supplements the description of the bonds contained in the U.S. Prospectus. The bonds are referred to as “securities” in the U.S. Prospectus. If information in this prospectus supplement is inconsistent with the U.S. Prospectus, this prospectus supplement will replace the inconsistent information in the U.S. Prospectus.

Under certain circumstances, the bonds may be convertible into domestic A$ bonds as more fully described in condition 6 under “Terms and Conditions of the Bonds” in this prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the U.S. Prospectus or any final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell the bonds to the dealers as principals for resale at varying or fixed offering prices or through the dealers as agents using their reasonable efforts on our behalf. Unless otherwise specified in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons), the price to the public for the bonds will be 100% of the principal amount. We are authorized to issue up to A$20,000,000,000 of bonds outstanding at any time. Of that amount up to the equivalent of US$7,471,000,000 aggregate principal amount of bonds may be offered and sold in the United States, less the U.S. dollar equivalent amount in respect of any sales of other debt securities registered under the registration statement of which the U.S. Prospectus forms a part. If we sell other securities referred to in the U.S. Prospectus in the United States, however, the aggregate initial offering price of bonds that we may offer and sell in the United States under this prospectus supplement would be reduced.

We may sell the bonds through the dealers, as agents. If we do, we will pay the dealers certain fees or commissions, as described under “Plan of Distribution” in this prospectus supplement. Any fees or commissions will be specified in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons). We may also sell the bonds without the assistance of the dealers.

Application has been made to the Commission de surveillance du secteur financier in its capacity as competent authority under the Luxembourg act dated 10 July 2005 relating to prospectuses for securities (Loi relative aux prospectus pour valeurs mobillières) (the “Luxembourg Act”) to approve this document as a base prospectus. Application has also been made to the Luxembourg Stock Exchange for bonds issued under the bond facility to be admitted to trading on the Luxembourg Stock Exchange’s regulated market and to be listed on the Official List of the Luxembourg Stock Exchange.

References in this prospectus supplement to bonds being “listed” (and all related references) shall mean that such bonds have been admitted to trading on the Luxembourg Stock Exchange’s regulated market and have been listed on the Official List of the Luxembourg Stock Exchange. The Luxembourg Stock Exchange’s regulated market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

There can be no assurance that the bonds offered by this prospectus supplement and the U.S. Prospectus will be sold or that there will be a secondary market for the bonds. We reserve the right to withdraw, cancel or modify any offer made hereby without notice. We or any dealer may reject any offer to purchase bonds, in whole or in part.

Deutsche Bank Securities	UBS Investment Bank

Australia and New Zealand Banking Group Limited

Citi

Commonwealth Bank of Australia

Deutsche Bank

J.P. Morgan

Macquarie Capital (USA) Inc.

Macquarie Bank Limited London Branch

National Australia Bank Limited

Nomura International

RBC Capital Markets

The Royal Bank of Scotland

TD Securities

Westpac Banking Corporation

The date of this Prospectus Supplement is December 11, 2009

Prospectus Supplement

No dealer, salesman, or other individual has been authorized to give any information or make any representations other than those contained in this prospectus supplement or the U.S. Prospectus, and if given or made the information or representations must not be relied upon as having been authorized by us or by any of the dealers. This prospectus supplement and the U.S. Prospectus may be used solely for the purposes for which they have been published. Neither we nor any dealer is making an offer of these bonds in any state of the United States or any other jurisdiction where the offer is not permitted. You should not assume that the information in the U.S. Prospectus, this prospectus supplement or the final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) is accurate as of any date other than the date on the front of those documents. Up to A$20,000,000,000 of the bonds outstanding at any one time have been authorized for listing on the Luxembourg Stock Exchange. We may also offer unlisted bonds.

We have undertaken, in connection with the listing of the bonds, that if, while bonds are outstanding and listed on the Official List of the Luxembourg Stock Exchange, there shall occur any adverse change in our business or financial position that is material in the context of the issuance of the bonds which is not reflected in this prospectus supplement (or any of the documents incorporated by reference in this prospectus supplement) and if so required by the Luxembourg Stock Exchange, we will prepare or procure the preparation of a supplement of this prospectus supplement or, as the case may be, publish a new prospectus supplement for use in connection with any subsequent offering by us of bonds to be listed on the Luxembourg Stock Exchange. In addition, Article 16 of the Prospectus Directive requires us to prepare a supplement in respect of each significant new factor, material mistake or inaccuracy relating to information in the U.S. Prospectus or this prospectus supplement which is capable of affecting the assessment of an investment in the bonds. Because the prospectus supplement supersedes the U.S. Prospectus to the extent that they are inconsistent, we undertake to revise the U.S. Prospectus only where changes in our business or financial condition can not be addressed through supplements to this prospectus supplement.

INTRODUCTORY STATEMENT

This document comprises a base prospectus for the purposes of Article 5.4 of the Prospectus Directive and a prospectus supplement for purposes of the Securities Act. We intend to use this prospectus supplement, the U.S. Prospectus and a related final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) to offer our bonds under our Global A$ Bond Facility (also referred to as the “bond facility”) within twelve months from the date of this prospectus supplement.

This prospectus supplement provides you with certain terms of the bonds and supplements the description of the bonds contained in the U.S. Prospectus. If information in this prospectus supplement is inconsistent with the U.S. Prospectus, this prospectus supplement will replace the inconsistent information in the U.S. Prospectus.

Up to US$7,471,000,000 of bonds may be offered pursuant to this prospectus supplement and the U.S. Prospectus in the United States, less the U.S. dollar equivalent amount in respect of any sales of other debt securities registered under the registration statement of which the U.S. Prospectus forms a part, and will constitute one or more separate series of our securities, being offered by us from time to time and registered under Registration Statement No. 333-147600, which we and the Government of Queensland have filed with the SEC, Washington, D.C., under the Securities Act.

If you purchase the bonds in any initial offering (in any permitted currency) you must pay for the bonds in Australian dollars. There are limited facilities in the United States for the conversion of U.S. dollars into Australian dollars and vice versa, and banks do not offer non-U.S. dollar checking or savings account facilities in the United States. Dealers in the United States are prepared, subject to any applicable United States laws or regulations, to arrange for the conversion of U.S. dollars into Australian dollars to enable you to pay for the bonds. Each conversion will be made by dealers in the United States on the terms and subject to the conditions, limitations and charges as they may establish in accordance with their regular foreign exchange practices. All costs of exchange will be paid by you.

We and the Government of Queensland (the “Responsible Persons”) accept responsibility for the information contained in this prospectus supplement and the U.S. Prospectus. To the best of the knowledge of the Responsible Persons (each having taken all reasonable care to ensure that it is the case), the information contained in this prospectus supplement and the U.S. Prospectus is in accordance with the facts and does not omit anything likely to effect the import of that information.

Other than the document entitled “Description of the Commonwealth and the Commonwealth Guarantee of State and Territory Borrowing” that is incorporated by reference herein for purposes of the Prospectus Directive, the Commonwealth has not authorized the publication of, and has not reviewed, this prospectus supplement or the U.S. Prospectus, and it has not verified the information contained in either of them or made any representations or warranties with respect to, or accepted any responsibility for, the contents of either of them.

Pursuant to our agreement with the dealers, we and the Government of Queensland will represent to the dealers that at the time of each acceptance by us of an offer to purchase bonds, neither the U.S. Prospectus as supplemented by this prospectus supplement, nor any supplement thereto, including the documents incorporated by reference in this prospectus supplement or the U.S. Prospectus, will include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

This prospectus supplement and the U.S. Prospectus do not constitute an offer of, or an invitation by or on our or the dealers’ behalf to subscribe for or purchase, any securities other than the bonds.

The distribution of this prospectus supplement and the U.S. Prospectus and the offering or sale of the bonds in certain jurisdictions may be restricted by law. Persons who receive a copy of this prospectus supplement and the U.S. Prospectus are required by us and the dealers to inform themselves about and observe those restrictions.

For a description of certain restrictions on offers and sales of bonds and on distribution of this prospectus supplement and the U.S. Prospectus, see “Description of Securities and Guarantee—Selling Restrictions” in the U.S. Prospectus and “Plan of Distribution—Selling Restrictions” in this prospectus supplement.

This prospectus supplement and the U.S. Prospectus have been prepared on the basis that, except to the extent sub-paragraph (ii) below may apply, any offer of bonds in any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus to offers of bonds. Accordingly, any person making or intending to make an offer in that Relevant Member State of bonds which are the subject of a placement contemplated in this prospectus supplement and the U.S. Prospectus as completed by final terms in relation to the offer of those bonds may only do so (i) in circumstances in which no obligation arises for the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 1 of the Prospectus Directive, in each case, in relation to such offer, or (ii) if a prospectus for such offer has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State and (in either case) published, all in accordance with the Prospectus Directive, provided that any such prospectus has subsequently been completed by the final terms which specify that offers may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State and such offer is made in the period beginning and ending on the dates specified for such purpose in such prospectus or final terms, as applicable. Except to the extent sub-paragraph (ii) above may apply, neither the Issuer nor any Dealer has authorized, nor do they authorize, the making of any offer of bonds in circumstances in which an obligation arises for the Issuer or any Dealer to publish or supplement a prospectus for such offer.

Unless otherwise specified in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons), bonds offered and sold outside the United States have not been and will not be registered under the Securities Act. Accordingly, subject to certain exceptions, the bonds may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons.

In this prospectus supplement and the U.S. Prospectus, references to “dollars”, “$” and “A$” are to Australian dollars and references to “U.S. dollars” and “US$” are to United States dollars. References to “QTC”, “Corporation”, “we”, “us” or “our” are to Queensland Treasury Corporation, and references to the “guarantor”, “Queensland” or the “State” are to the State of Queensland.

INCORPORATION BY REFERENCE

We are permitted by the Prospectus Directive and under the Securities Act to “incorporate by reference” certain documents into this prospectus supplement which means that we can disclose important information to you by referring you to those documents.

For the purposes of the Prospectus Directive, we incorporate by reference in this prospectus supplement the following documents:

(i) the annual report on Form 18-K, dated December 7, 2009, filed with the SEC in relation to us and the Government of Queensland for the fiscal year ended June 30, 2009 (the “2009 Form 18-K”);

(ii) the annual report on Form 18-K, dated December 11, 2008, filed with the SEC in relation to us and the Government of Queensland for the fiscal year ended June 30, 2008 (the “2008 Form 18-K”);

(iii) the prospectus dated December 10, 2009; and

(iv) the document entitled “Description of the Commonwealth and the Commonwealth Guarantee of State and Territory Borrowing” submitted to the Commission de surveillance du secteur financier in its capacity as competent authority under the Luxembourg Act, provided that such document must contain a notice to the effect of the following on its covering page: “IMPORTANT NOTICE: The following Description of the Commonwealth and the Commonwealth Guarantee of State and Territory Borrowing is being filed with the Commission de surveillance du secteur financier and published on the website of the Luxembourg Stock Exchange at www.bourse.lu solely for the purpose of incorporation by reference in a Prospectus of Queensland Treasury Corporation, to be dated on or about December 11, 2009. Any reproduction, attachment, annexure or incorporation by reference of the following Description of the Commonwealth and the Commonwealth Guarantee of State and Territory Borrowing or any use of any information contained in the following Description of the Commonwealth and the Commonwealth Guarantee of State and Territory Borrowing for any other purpose or by any person other than Queensland Treasury Corporation is prohibited.”

The SEC allows us to incorporate by reference the documents that we file with it. Accordingly, for purposes of the Securities Act we incorporate by reference in this prospectus supplement the following documents:

(i) the 2009 Form 18-K; and

(ii) any reports and amendments filed with the SEC after the date of this prospectus supplement under Sections 13(a) and 13(c) of the United States Securities Exchange Act of 1934.

Our 2009 Form 18-K contains, among other information, our most recently published annual report and consolidated financial statements. Unless otherwise indicated, this prospectus supplement reflects information at June 30, 2009 which is also contained in our latest Annual Report.

You may request a copy of our 2009 Form 18-K and any amendments made thereto, at no cost, by writing or telephoning us at the address set out under “General Information” in this prospectus supplement. In addition, the 2009 Form 18-K will be available free of charge from the principal office of Deutsche Bank Luxembourg S.A. in its capacity as listing agent for the bonds listed on the Luxembourg Stock Exchange. All information incorporated by reference for the purposes of the Prospectus Directive can also be found on the Luxembourg Stock Exchange’s website (www.bourse.lu).

We file annual reports and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.

Any later information that we file with the SEC will, except as stated in the next two sentences, automatically update and supersede the information incorporated by reference in this prospectus supplement as well as the information included in this prospectus supplement. Under the Prospectus Directive, only information previously or simultaneously published at the date of this prospectus supplement may be incorporated by reference in this prospectus supplement. Accordingly, later information that we file with the SEC and wish to have incorporated in this prospectus supplement by reference for Prospectus Directive purposes will be so incorporated by way of a supplement hereto.

If the terms or conditions of the bonds are modified or amended in a manner which would make this prospectus supplement, as so modified or amended, inaccurate or misleading, a new prospectus supplement will be prepared.

In connection with the issue of any bonds, the dealer(s) (if any) disclosed as the stabilizing dealer(s) in the relevant final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) or any person acting on its (or their) behalf may over-allot or effect transactions with a view to supporting the market price of such bonds at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there will be no obligation on the stabilizing dealer(s) or any of its (or their) agents to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period of time. Any stabilizing action or over-allotment must be conducted by the relevant stabilizing dealer or any person acting on its (or their) behalf in accordance with all applicable laws and rules.

For ease of reference, please note that certain information required under the Prospectus Directive to be included in or incorporated by reference in this prospectus supplement, can be found in the 2009 Form 18-K or the 2008 Form 18-K, as the case may be. The following table sets out where in the 2009 Form 18-K the relevant information referred to below can be located.

Commission Regulation 809/2004 Requirement	Location in 2009 Form 18-K
Annex IV 10.1 (administrative, management and supervisory bodies)	Exhibit (c)(i) p 18-20
Annex IV 11.1 (Board practices)	Exhibit (c)(i) p 18-20
Annex IV 11.2 (Board practices)	Exhibit (c)(i) p 20-21
Annex IV 12.1 (major shareholders)	Exhibit (c)(i) p 20
Annex IV 13.1 (Financial information concerning the issuer’s assets and liabilities, financial position and profits and losses)	Exhibit (c)(i)
(a) (Balance sheet)	p 27
(b) (Income Statement)	p 26
(c) (Cash flow statement)	p 29
(d) (Accounting policies and explanatory notes)	p 30
Annex IV 13.1 (Report of the Auditor-General of Queensland)	p 62
Annex VI 3 (Information to be disclosed about the guarantor) and Annex XVI 4 (Public finance)
Annex XVI 4 (b)	Exhibit (e) p (e)-1 to (e)-5
Annex XVI 4 (e)	Exhibit (c)(ii) p 7-02
Annex XVI 4 (f)	Exhibit (c)(ii) p 7-01

The following table sets out where in the 2008 Form 18-K relevant information relating to the consolidated financial information of QTC for the fiscal year ended June 30, 2008 can be located.

Commission Regulation 809/2004 Requirement	Location in 2008 Form 18-K
Annex IV 13.1 (Financial information concerning the issuer’s assets and liabilities, financial position and profits and losses)	Exhibit (c)(i)
(a) (Balance sheet)	p 60
(b) (Income Statement)	p 59
(c) (Cash flow statement)	p 62
(d) (Accounting policies and explanatory notes)	p 63
Annex IV 13.1 (Report of the Auditor-General of Queensland)	p 100-101

Any information not listed in the cross reference list but included in the documents incorporated by reference is not required by Regulation 809/2004.

The following table sets out the information contained in the U.S. Prospectus.

SUMMARY OF THE BOND FACILITY

This summary must be read as an introduction to this prospectus supplement and any decision to invest in any bonds should be based on a consideration of this prospectus supplement and the U.S. Prospectus as a whole, including the documents incorporated by reference. Following the implementation of the relevant provisions of the Prospectus Directive in each Member State of the European Economic Area no civil liability will attach to the Responsible Persons in any such Member State in respect of this summary, including any translation hereof, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this prospectus supplement and the U.S. Prospectus. Where a claim relating to information contained in this prospectus supplement or the U.S. Prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the U.S. Prospectus before the legal proceedings are initiated.

Words and expressions defined elsewhere in this prospectus supplement or the U.S. Prospectus shall have the same meanings in this summary.

Issuer:

Queensland Treasury Corporation

In 1982 the Queensland Government established the Queensland Government Development Authority as a corporation sole constituted by the Under Treasurer pursuant to the Statutory Bodies Financial Arrangements Act 1982 to act as a central borrowing authority for the State of Queensland. The powers of that statutory body were expanded in 1988 and the name changed to Queensland Treasury Corporation pursuant to the Queensland Treasury Corporation Act 1988 (the “Act”).

Under section 10 of the Act, QTC established the Queensland Treasury Corporation Capital Markets Board to determine and implement ongoing strategies for capital market operations.

As at June 30, 2009, QTC had a total of A$88.988 billion in assets and A$93.290 billion in liabilities compared to A$49.915 billion in assets and A$49.623 billion in liabilities at June 30, 2008.

With respect to borrowings, QTC raises funds in domestic and international capital markets for on-lending to Queensland’s statutory authorities. QTC’s borrowing and on-lending functions are separated.

Under its on-lending arrangements, QTC has established a series of generic debt pools from which smaller Government Bodies access funds. Large Government Bodies utilize debt portfolios which have been specifically designed to meet their unique needs.

QTC has been an active participant in international asset financing transactions for many years, predominantly in the nature of cross border lease transactions. The vast majority of cross border lease transactions entered into by QTC relate to rail and electricity assets (see “Queensland Treasury Corporation—Cross Border Lease Transactions).

Guarantor:

The Treasurer on behalf of The Government of Queensland

The State of Queensland (“Queensland”) has the second largest land area of the six Australian States and the largest habitable area.

Queensland is the third most populous State in Australia with a population of approximately 4.38 million, or 20.1% of Australia’s population at March 2009.

Queensland has a well diversified economic base, with strong agricultural and mining sectors, an established manufacturing sector and a tertiary sector comprising a wide range of services, including a well-developed tourism sector and a fast developing business services sector.

Commonwealth Guarantor:

A description of the Commonwealth is in the Commonwealth’s base prospectus under Registration Statement No. 333-163307 filed with the SEC.

Risk Factors:

There are certain factors that may affect our ability to fulfill our obligations under bonds issued under the bond facility. These are set out under “Risk Factors” below and include the impact a downturn in the Queensland economy may have on us. There are also certain factors that may affect the guarantor’s ability to fulfill its obligations under the guarantee and other risk factors related to the Commonwealth Guarantee (as defined below). In addition, there are certain factors which are material for the purpose of assessing the market risks associated with bonds issued under the bond facility (see “Risk Factors”).

Description:

Global A$ Bond Facility (also referred to as the “bond facility”)

Arrangers:

Deutsche Bank Securities Inc. and UBS Limited

Dealers:

•	Australia and New Zealand Banking Group Limited

•	Citigroup Global Markets Inc.

•	Citigroup Global Markets Limited

•	Commonwealth Bank of Australia

•	Deutsche Bank AG, London Branch

•	Deutsche Bank Securities Inc.

•	J.P. Morgan Securities Limited

•	Macquarie Bank Limited London Branch

•	Macquarie Capital (USA) Inc.

•	National Australia Bank Limited

•	Nomura International plc

•	Nomura Securities International, Inc.

•	Royal Bank of Canada Europe Limited

•	The Royal Bank of Scotland plc

•	The Toronto-Dominion Bank

•	UBS Limited

•	Westpac Banking Corporation

and any other dealers appointed in accordance with the amended and restated distribution agreement.

Fiscal Agent:

Deutsche Bank AG, London Branch

Facility Size:

Up to A$20,000,000,000 outstanding at any time of which up to the equivalent of US$7,471,000,000 aggregate principal amount of bonds may be offered and sold in the United States, less the U.S. dollar equivalent amount in respect of sales of other debt securities registered under the registration statements of which the U.S. Prospectus forms a part.

Distribution:

Bonds may be distributed by way of private or public placement and in each case on a syndicated or non-syndicated basis.

Currency:

Bonds will be denominated in Australian dollars.

Payments:

Beneficial owners holding bonds through a participant of DTC will receive any payment of principal or interest in U.S. dollars unless they elect to be paid in Australian dollars.

Beneficial holders holding bonds through Clearstream, Luxembourg and Euroclear will receive any payment of principal or interest in Australian dollars unless they elect to be paid in U.S. dollars.

Maturities:

The bonds will have such maturities as may be agreed between us and the relevant dealer.

Issue Price:

Bonds will be issued on a fully-paid basis and at an issue price which is at par or at a discount to, or premium over, par.

Form of Bonds:

The bonds will be issued in book-entry form as described in “Terms and Conditions of the Bonds—Form, Denomination and Title”.

Interest:

Interest will be payable at fixed rates on such date or dates as may be agreed between us and the relevant dealer and will be calculated on the basis of such Day Count Fraction as may be agreed between us and the relevant dealer.

Redemption:

The applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will indicate either that the relevant bonds cannot be redeemed prior to their stated maturity (other than for taxation reasons or following an event of default) or that such bonds will be redeemable at the option of QTC and/or the holders of the bonds upon giving notice to the holders of the bonds or QTC, as the case may be, on a date or dates specified prior to such stated maturity and at a price or prices and on such other terms as may be agreed between us and the relevant dealer.

Denomination of Bonds:

The bonds will be issued in minimum denominations of A$1,000 and integral multiples thereof.

Transfer for Domestic A$ Bonds:

The bonds are transferable for our domestic A$ bonds of the series with the equivalent maturity and coupon as the bonds. The domestic A$ bonds would be newly created and, at your election, those domestic A$ bonds would be listed with the Australian Stock Exchange. The domestic A$ bonds will not be listed on the Luxembourg Stock Exchange (see “Terms and Conditions of the Bonds—Transfer for Domestic A$ Bonds”).

Taxation:

All payments in respect of the bonds will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or authority thereof having power to tax, subject to certain exceptions, as provided in “Terms and Conditions of the Bonds—Payment of Additional Amounts in Certain Circumstances”. In the event that any such deduction is made, we, or, as the case may be, the guarantor, will, save in certain limited circumstances provided in “Terms and Conditions of the bonds—Payment of Additional Amounts in Certain Circumstances”, be required to pay additional amounts to cover the amounts so deducted.

Negative Pledge:

The terms of the bonds will not contain a negative pledge provision.

Cross Default:

The terms of the bonds will contain a cross default provision as further described in “Terms and Conditions of the Bonds—Events of Default”.

Status of the Bonds:

The bonds will constitute our direct, unconditional and unsecured obligations and will rank at the time of issuance in parity with all of our other direct and general unsecured obligations for borrowed money without any preference granted by us one above the other by reason of priority of date of issue, currency of payment or otherwise.

Guarantee:

The guarantor guarantees the payment when due of principal and interest on the bonds. The guarantee is a direct and unconditional obligation of the guarantor. All moneys payable by the guarantor under the guarantee are a charge upon, and will be paid out of, the Consolidated Fund of the State of Queensland which is to the extent necessary appropriated accordingly, and the guarantee ranks on parity with all of the guarantor’s other unsecured obligations.

Commonwealth Guarantee:

By the Deed of Guarantee in Respect of the Australian Government Guarantee of State and Territory Borrowing dated July 24, 2009 (the “Commonwealth Guarantee”) executed by the Commonwealth of Australia in connection with the Australian Government Guarantee of State and Territory Borrowing Scheme Rules (the “Scheme Rules”), the Commonwealth will guarantee obligations of the Government of Queensland under the guarantee, provided that the Commonwealth Guarantee will only apply to obligations of the Government of Queensland for which the Commonwealth has issued an Eligibility Certificate (as defined in the Scheme Rules). Whether obligations of the Government of Queensland in connection with a specific issuance of Global A$ Bonds have the benefit of the Commonwealth Guarantee will be specified in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons). A description of the Commonwealth, the Commonwealth Guarantee and the Scheme Rules is in the Commonwealth’s base prospectus filed under the Commonwealth’s Registration Statement No. 333-163307 filed with the SEC.

Substitution of Debtor:

We may, without the consent of the holders of the bonds, be replaced as principal debtor under the bonds by a successor statutory body or the guarantor, so long as (i) all necessary governmental and regulatory consents and approvals have been obtained, and (ii) if substituted by a successor statutory body, the guarantee remains in full force and effect (see “Terms and Conditions of the Bonds—Substitution of the Debtor”).

Rating:

The rating of the bonds to be issued under the bond facility will be specified in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).

Listing and admission to trading:

Application has been made to the Commission de surveillance du secteur financier in its capacity as competent authority under the Luxembourg Act to approve this document as a base prospectus. Application has also been made to the Luxembourg Stock Exchange for bonds issued under the bond facility to be admitted to trading on the Regulated Market of the Luxembourg Stock Exchange and to be listed on the Official List of the Luxembourg Stock Exchange.

Bonds may be listed or admitted to trading, as the case may be, on other or further stock exchanges or markets agreed between us and the relevant dealer in relation to the issue of any bonds. Bonds which are neither listed nor admitted to trading on any market may also be issued.

The applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will state whether or not the relevant bonds are to be listed and/or admitted to trading and, if so, on which stock exchange(s) and/or markets.

Bonds previously issued under the bond facility have been admitted to trading on the Luxembourg Stock Exchange.

Governing Law:

The bonds will be governed by, and interpreted in accordance with, the laws of the State of New York, except that all matters governing authorization and execution by us or the guarantor and any statutory guarantee relating to the bonds will be governed by the laws of Queensland. Our domestic A$ bonds will be governed by, and interpreted in accordance with, the laws of Queensland. The Commonwealth Guarantee will be governed by, and construed in accordance with, the laws of the Australian Capital Territory.

Selling Restrictions:

There are restrictions on the offer, sale and transfer of the bonds in the European Economic Area (including the United Kingdom), Japan and Australia and such other restrictions as may be required in connection with the offering and sale of a particular tranche of bonds, see “Plan of Distribution—Selling Restrictions”.

RISK FACTORS

Each of QTC and the guarantor believes that the following factors may affect its ability to fulfill its obligations under bonds issued under the bond facility. Most of these factors are contingencies which may or may not occur and neither we nor the guarantor is in a position to express a view on the likelihood of any such contingency occurring.

In addition, factors which are material for the purpose of assessing the market risks associated with bonds issued under the bond facility are also described below.

Each of QTC and the guarantor believes that the factors described below represent the principal risks inherent in investing in bonds issued under the bond facility, but the inability of QTC or the guarantor to pay interest, principal or other amounts on or in connection with any bonds may occur for other reasons which may not be considered significant risks by QTC or the guarantor based on information currently available to them or which they may not currently be able to anticipate. Prospective investors should also read the detailed information set out elsewhere in this prospectus supplement, the U.S. Prospectus, the documents incorporated by reference and the Commonwealth’s base prospectus under Registration Statement No. 333-163307 and reach their own views prior to making any investment decision.

Factors that may affect our ability to fulfill our obligations under bonds issued under the bond facility.

A downturn in the Queensland economy could have an impact on our ability to fulfill our obligations under bonds issued under the bond facility.

We derive the majority of our income from interest income derived from our on-lendings to Queensland state governmental bodies. The ability of these bodies to make principal and interest payments may be impacted by any materially adverse changes in the Queensland economy. If these bodies were unable to fulfill their obligations to make payments of principal and interest on on-lent funds, this may have an adverse impact on our ability to fulfill our obligations under bonds issued under the bond facility.

We may be unable to access suitable funding markets when required or we may suffer a significant loss of capital.

As part of our Enterprise Wide Risk Management program, QTC has implemented Enterprise Wide Risk Management policies and procedures and identified the following risks as potentially significantly impacting our ability to fulfill our obligations under the bond facility. To understand the ways that we endeavor to protect against the risks summarized below, see our discussion below under “Queensland Treasury Corporation—Enterprise Wide Risk Management”.

We may be unable to access suitable funding markets when required.

The most likely impact of this risk would be that we may have a delay in accessing appropriate funding markets. In the worst case, we may be unable to refinance significant loans or bonds becoming due.

We may suffer a significant loss of capital.

The most likely impact of this risk would be that we may suffer a loss as a result of markets changes adversely affecting any positions that we may have taken or we may incorrectly assess residual values as part of our operating leasing activities. In the worst case, we may suffer a large loss due to a credit failure by a counterparty.

Current market volatility and recent market developments could adversely affect our business.

Significant declines in the housing market in the United States, the United Kingdom and in various other countries in the past two years have contributed to significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have substantially reduced, and in some cases, halted their funding to borrowers, including other financial institutions.

While the capital and credit markets have been experiencing volatility and disruption for more than 12 months, the volatility and disruption has reached unprecedented levels in recent months. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers.

The resulting lack of credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely affect our business, financial condition and results of operations.

Weakness or insolvency of financial institutions could impair the effectiveness of our hedging and risk management strategies.

Our exposure to counterparties in the financial services industry is relatively significant. This exposure mainly arises through our funding in capital market and investment activities. These counterparties mainly include commercial banks and investment banks. Many of these relationships expose us to credit risk in the event of default of a counterparty. In addition, our credit risk may be exacerbated when the collateral we hold cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure we are due. Many of the hedging and other risk management strategies we utilize also involve transactions with financial services counterparties. The weakness or insolvency of these counterparties may impair the effectiveness of our hedging and other risk management strategies.

Factors that may affect the guarantor’s ability to fulfill its obligations under the guarantee.

To understand the ways in which the guarantor endeavors to protect against certain of the risks summarized below, see the discussion below under “Queensland Economy—Overview”.

A downturn in the economy of Queensland or Australia could have an impact on the guarantor’s ability to fulfill its obligations under the guarantee.

Queensland guarantees the payment of principal and interest when due on the bonds. Queensland relies to a large extent on personal and corporate income taxes and goods and services taxes and grants from the Commonwealth of Australia to meet its funding obligations. Queensland’s main sources of revenue are transfers from the Commonwealth (Goods and Services Taxation revenue) and State taxation revenue. As most of these revenues are economy based, a material adverse change in the Queensland economy could result in decreased tax revenues. In addition, a material adverse change in the economy of Australia could affect the amount of transfer payments that Queensland receives. Either of these events could ultimately adversely affect the ability of the guarantor to fulfill its obligations under the guarantee.

Factors related to the Commonwealth Guarantee.

Acceleration of the bonds will not be available if the Commonwealth makes timely payments.

Any payments made by the Commonwealth under the Commonwealth Guarantee in respect of bonds will constitute payment to you of any claim against us in respect of the bonds for all purposes to the extent of that payment. As a result, upon an event of default resulting from Queensland’s failure to make any payment under the bonds, the holders of the bonds will not be entitled to accelerate the maturity of the bonds as long as the Commonwealth makes payment under the Commonwealth Guarantee in respect of the bonds in accordance with the Scheme Rules.

Guarantee payments by the Commonwealth may be delayed.

There is no designated period within which the Commonwealth is required to make payments under the Commonwealth Guarantee after it receives a valid claim from a holder of bonds and verifies the same. Therefore, if the Commonwealth does not make the guarantee payments on receipt of a valid claim, the guarantee payments on the bonds could be delayed from the date the payment is due under the terms of the bonds.

Since the bonds are expected to be held in the form of Global Notes, the Depositary will be the registered holder of the bonds. Although a holder will be deemed to have appointed the Fiscal Agent as such holder’s duly authorized attorney and agent to make claims on its behalf under the Commonwealth Guarantee, it may be necessary for owners of beneficial interests in the Global Note representing the relevant bonds to provide additional evidence of their ownership, request that the Global Note be terminated and certificates in non-global form to be issued to the holders of those beneficial interests or take other actions to substantiate their claims under the Guarantee. This may result in delay before the owners of those beneficial interests are able to submit a valid claim and receive payment under the Commonwealth Guarantee.

You may not receive payment under the Commonwealth Guarantee if you fail to follow the Scheme claims process.

In order to recover payment under the Commonwealth Guarantee after Queensland’s failure to pay on the bonds, you, as holder of the bonds, must make a written valid claim directly or through the Fiscal Agent, to the Commonwealth. If you fail to follow the Scheme claims process, you may not receive payment under the Commonwealth Guarantee until you follow the Scheme claims process.

You may be required to commence proceedings under the Judiciary Act if the Commonwealth does not perform its obligations under the Commonwealth Guarantee.

If the Commonwealth does not perform its obligations under the Commonwealth Guarantee, a holder of bonds could commence proceedings against the Commonwealth under the Judiciary Act 1903 of Australia (the “Judiciary Act”). Jurisdiction to hear claims against the Commonwealth in contract is vested in certain Australian courts under the Judiciary Act. Accordingly, a holder of bonds may not be able to bring an action against the Commonwealth in the United States or any other jurisdiction other than Australia to enforce its rights under the Commonwealth Guarantee. In addition, a holder of a bonds who obtains a judgment of a non-Australian court against the Commonwealth based on the Commonwealth Guarantee may not be able to enforce such judgment in Australia. In proceedings under the Judiciary Act, the Commonwealth may not be entitled to any defense based on crown or sovereign immunity. However, the Commonwealth Guarantee does not contain any submission to the courts of any jurisdiction outside Australia, and does not contain any waiver of any crown or sovereign immunity which might be available to the Commonwealth under the law of any foreign jurisdiction.

The Scheme Rules are new and subject to change.

The Commonwealth Guarantee is new and, to our knowledge, no claims have been made or paid under it to date. The Commonwealth Guarantee is governed by the Scheme Rules that commenced on July 24, 2009, and those Scheme Rules may be amended and are subject to evolving interpretation by the Commonwealth and the Reserve Bank of Australia after the date of this prospectus supplement. Thus, your ability to obtain payment on your bonds under the Commonwealth Guarantee is subject to rules, procedures and practices of the Commonwealth that could be changed in the future. However, the Commonwealth may not amend the terms of the Commonwealth Guarantee (except insofar as such amendment is required by law) unless such amendment does not reduce the Commonwealth’s obligations to the beneficiaries under the Commonwealth Guarantee in a manner which is prejudicial to the interests of the beneficiaries in respect of any subsisting guaranteed liability. In addition, payments made by the Commonwealth under the Commonwealth Guarantee may be subject to interest withholding tax and the Commonwealth is not obliged to make payments of any additional amounts in respect of any such withholding or deduction.

The summary of the Commonwealth Guarantee and the risks of investing in reliance on that Commonwealth Guarantee, as set forth in this prospectus supplement, are based solely on the Scheme Rules as of the date of this prospectus supplement, which are subject to change.

Factors that investors should consider when assessing the market risks associated with bonds issued under the bond facility.

The bonds may not be a suitable investment for all investors.

Each potential investor in the bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of an investment in the bonds, the merits and risks of investing in the bonds and the information contained or incorporated by reference to this prospectus supplement, the U.S. Prospectus or any applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons);

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the bonds and the impact the bonds will have on its overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including bonds with principal or interest payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

(iv) understand thoroughly the terms of the bonds and be familiar with the behavior of any relevant financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Bonds subject to optional redemption by QTC may limit the market value of those bonds.

Your final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will indicate either that a bond cannot be redeemed prior to its stated maturity or that a bond will be redeemable at our option on or after a specified date prior to its stated maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. An optional redemption feature of bonds may limit their market value. During any period when we may elect to redeem bonds, the market value of those bonds generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

We may be expected to redeem bonds when our cost of borrowing is lower than the interest rate on the bonds. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the bonds being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Risks related to bonds generally.

Set out below is a brief description of certain risks relating to the bonds generally:

Modification, waivers and substitution may adversely affect the interest of holders of the bonds.

The conditions of the bonds contain provisions for calling meetings of the holders of the bonds to consider matters affecting their interests generally. These provisions permit defined majorities to bind all holders of the bonds, including holders of the bonds who did not attend and vote at the relevant meeting and holders of the bonds who voted in a manner contrary to the majority.

The conditions of the bonds also provide that we and the fiscal agent may, without the consent of holders of the bonds, agree to amend the amended and restated fiscal agency agreement and the bonds for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof, or in any manner which we and the fiscal agent may determine and which is not inconsistent with the terms of the bonds and will not adversely affect the interest of any holder of the bonds. The conditions of the bonds also provide that we may, without the consent of holders of the bonds, be replaced as principal debtor under the bonds, in the circumstances described under “Terms and Conditions of the Bonds—Substitution of the Debtor”.

EU Savings Directive may result in the imposition of a withholding tax.

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding tax system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland).

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of tax were to be withheld from that payment, neither we nor any paying agent for the bonds nor any other person would be obliged to pay additional amounts with respect to any bonds as a result of the imposition of such withholding tax. We will be required to maintain a paying agent for the bonds in a Member State that is not obliged to withhold or deduct tax pursuant to the Directive.

Any change of law may adversely impact the bonds or the domestic A$ bonds.

The terms and conditions of the bonds are governed by the laws of the State of New York and the terms and conditions of the domestic A$ bonds are governed by the laws of the State of Queensland in effect as at the date of this prospectus supplement. No assurance can be given as to the impact on the bonds of any possible judicial decision or change to laws of the State of New York, the laws of the State of Queensland or administrative practice after the date of this prospectus supplement.

Risks related to the market generally.

Set out below is a brief description of the principal market risks related to the bonds, including liquidity risk, exchange rate risk, interest rate risk and credit risk. To understand the ways in which we endeavor to protect against certain of the risks summarized below, see our discussion below under “Queensland Treasury Corporation—Organization of Queensland Treasury Corporation”.

Illiquidity may have an adverse effect on the market value of bonds.

The bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be very liquid. Therefore, investors may be unable to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for bonds that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of bonds generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have an adverse effect on the market value of bonds.

Exchange rate risks and exchange controls may adversely affect an investor’s return on the bonds.

We will pay principal and interest on the bonds and the guarantor will make any payments under the guarantee in Australian dollars. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency other than Australian dollars. These include the risk that exchange rates may significantly change, including changes due to depreciation or appreciation of the Australian dollar relative to the investor’s currency, and the risk that authorities with jurisdiction over the investor’s currency may impose or modify exchange controls. An appreciation in the value of the investor’s currency relative to the Australian dollar would decrease (1) the equivalent yield on the bonds in the investor’s currency, (2) the equivalent value of the principal payable on the bonds in the investor’s currency and (3) the equivalent market value of the bonds in the investor’s currency.

If an investor holds bonds through a participant in DTC, the investor should note that unless it elects to receive payment in Australian dollars the payments will be converted into U.S. dollars at prevailing rates and the costs of such exercise will be for their account. If the investor holds its bonds through Euroclear or Clearstream, Luxembourg, it will receive payments in Australian dollars unless it elects to receive them in U.S. dollars. Any election or failure to make an election could increase the investor’s risk if its financial activities are not denominated principally in U.S dollars or Australian dollars. See “Terms and Conditions of the Bonds—Payments” and “Foreign Currency Risks”.

Changes in interest rates may adversely affect the market value of fixed rate bonds.

Investments in bonds that have a fixed interest rate involve the risk that subsequent changes in market interest rates may adversely affect the market value of those fixed rate bonds.

Credit ratings may not reflect all risks of an investment in the bonds.

One or more independent credit rating agencies may assign credit ratings to the bonds. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the bonds. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) the bonds are legal investments for it, (2) the bonds can be used as collateral for various types of borrowings and (3) any other restrictions apply to its purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of bonds under any applicable risk-based capital or similar rules.

Judgments may be denominated in a currency other than Australian dollars which may expose investors to exchange rate risk.

The terms and conditions of the bonds are governed by the laws of the State of New York. In the event that an action based on the bonds was commenced in a court in the United States, it is likely that a U.S. court would grant judgment relating to the bonds only in U.S. dollars. It is not clear, however, whether in granting the judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of the default, the date judgment is rendered or some other date. Investors would bear the risk of exchange rate fluctuation between the time the judgment is calculated and the time the fiscal agent converts the specified currency to U.S. dollars for payment of the judgment.

A state court in the State of New York rendering a judgment on a bond denominated in Australian dollars would be required under Section 27 of the New York Judiciary Law to render the judgment in Australian dollars, and the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

GENERAL DESCRIPTION OF THE BOND FACILITY

Under the bond facility, we may from time to time issue bonds denominated in Australian dollars. A summary of the terms and conditions of the bond facility and the bonds appears above, see “Summary of the Bond Facility”. The applicable terms of any bonds will be agreed between us and the relevant Dealer prior to the issue of the bonds and will be as set out under “Terms and Conditions of the Bonds”, as modified by the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) attached to such bonds (which will constitute the applicable “final terms” for the purposes of the Prospectus Directive).

Application for approval has been made to the Commission de surveillance du secteur financier in its capacity as competent authority under the Luxembourg Act to approve this document as a base prospectus. Application has also been made to the Luxembourg Stock Exchange for bonds issued under the bond facility to be admitted to the official list and to trading on the Regulated Market of the Luxembourg Stock Exchange.

TERMS AND CONDITIONS OF THE BONDS

We refer you to the description of the general terms and conditions of the bonds, referred to in the U.S. Prospectus as the securities. The following description of the bonds supplements the descriptions of the general terms and conditions of the securities in the U.S. Prospectus and replaces any inconsistent information therein.

The bonds will be issued under an amended and restated fiscal agency agreement dated as of December 11, 2009, as described herein and in the U.S. Prospectus, among us, Deutsche Bank AG, London Branch as fiscal agent and London paying, transfer and authenticating agent, Deutsche Bank Luxembourg S.A., as Luxembourg paying and transfer agent, and Deutsche Bank Trust Company Americas, as New York paying, transfer and authenticating agent. The bonds will have the benefit of Deeds of Guarantee dated as of January 14, 1993, December 16, 1993, January 24, 2001, December 4, 2001 and December 12, 2007, and executed by the Treasurer on behalf of the Government of Queensland as guarantor, in accordance with the approval of the Governor in Council of the State of Queensland. The obligations of the Government of Queensland are guaranteed by the Commonwealth pursuant to the Commonwealth Guarantee (provided the Commonwealth has issued an applicable Eligibility Certificate (as defined in the Scheme Rules)). Certain statements in this prospectus supplement are summaries of, and subject to, the detailed provisions of the fiscal agency agreement, which includes the form of the global bonds. Copies of the amended and restated fiscal agency agreement and the guarantee are available for inspection, free of charge, at the offices of the fiscal agent as well as the offices of Luxembourg paying and transfer agent, Deutsche Bank Luxembourg, S.A. located at 2 Boulevard Konrad Adenauer, L-1115, Luxembourg. You are bound by, and by acquiring interests in any bonds are deemed to have notice of, all the provisions of the amended and restated fiscal agency agreement and the guarantee. References in the U.S. Prospectus to the “fiscal agency agreement” are hereby deemed to be references to the amended and restated fiscal agency agreement. A form of the amended and restated fiscal agency agreement has been filed with the SEC on December 7, 2009 as an exhibit to our Registration Statement No. 333-147600.

1. Form, Denomination and Title

All bonds with the same issue date, interest rate and maturity date and otherwise identical terms will be represented by a global bond. Each global bond will be registered in the name of Cede & Co. as nominee of DTC. Each bond represented by a global bond is referred to as a book-entry bond. Except as set forth under “Book-Entry System” below, all bonds will be book-entry bonds and bonds will not be issuable in definitive or certificated form. So long as DTC or its nominee is the registered holder of any global bond, DTC or its nominee will be considered the sole holder of the book-entry bond or bonds represented by the global bond for all purposes under the amended and restated fiscal agency agreement, the book-entry bonds and the guarantee. For additional information regarding the form of the bonds please see “Book-Entry System” below. Any definitive or certificated bonds issued will be issued in registered form only and in minimum denominations of A$1,000 and integral multiples thereof.

2. Status of the Bonds

The bonds constitute our direct, unconditional and unsecured obligations, the full faith and credit of which will be pledged for the payment and performance of the bonds. At the time of issuance the bonds will rank in parity with all of our other direct and general unsecured obligations for borrowed money without any preference granted by us one above the other by reason of priority of date of issue, currency of payment or otherwise.

Pursuant to Section 15 of the Queensland Treasury Corporation Act 1988, except to the extent that it is otherwise provided by the Governor in Council of the State of Queensland, all profits made by us will accrue to the benefit of the Consolidated Fund of the State of Queensland and any of our losses will be the responsibility of the Consolidated Fund of the State of Queensland.

3. Guarantee

By the guarantee, Queensland guarantees the payment when due of principal and interest on the bonds. The guarantee is a direct and unconditional obligation of the guarantor. All moneys payable by Queensland under the guarantee are a charge upon, and will be paid out of, the Consolidated Fund of the State of Queensland which is to the extent necessary appropriated accordingly, and the guarantee ranks on a parity with all of its other unsecured obligations.

4. Commonwealth Guarantee

By the Commonwealth Guarantee, the Commonwealth will guarantee obligations of the Government of Queensland under the guarantee (provided the Commonwealth has issued an applicable Eligibility Certificate (as defined in the Scheme Rules)). Whether obligations of the Government of Queensland in connection with a specific issuance of Global A$ Bonds have the benefit of the Commonwealth Guarantee will be specified in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons). A description of the Commonwealth, the Commonwealth Guarantee and the Scheme Rules is in the Commonwealth’s base prospectus filed under the Commonwealth’s Registration Statement No. 333-163307.

5. Interest

The applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) relating to a bond will designate a fixed rate of interest per year payable on the bond. Unless otherwise indicated in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons):

•

the interest with respect to the bond described in that final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will be paid semi-annually on the dates set forth in that final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons); and

•

the regular record dates for each interest payment date will be the close of business on the eighth day (whether or not a business day) next preceding the interest payment date, in each case as specified in the final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).

Unless otherwise indicated in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons), each interest payment for bonds will be the amount of interest accrued from and including the previous interest payment date to which interest has been paid or duly provided to, but excluding, the relevant interest payment date.

Two equal semi-annual payments will be made on the bonds and interest accrued will be computed on the basis of the actual number of days in any semi-annual period and actual number of days elapsed. Interest will be calculated in the same manner as interest is calculated on our domestic A$ bonds. The bonds are denominated in, and payments of principal and interest will be made by us to the fiscal agent in, Australian dollars outside Australia. Please see “Foreign Currency Risks” and “Australian Taxation” in this prospectus supplement and “Description of Securities and Guarantee—Taxation by the Commonwealth” in the U.S. Prospectus for a more detailed discussion.

6. Global Bonds

Cede & Co., as nominee for DTC, will be the registered holder of the global bonds. Clearstream Banking, société anonyme, referred to as Clearstream, Luxembourg, and Euroclear Bank S.A./N.V. as operator of the Euroclear system will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective system depositaries which in turn will hold the positions in customers’ securities accounts in the system depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and Euroclear Bank will act as depositary for Euroclear, and in those capacities, they will be referred to as the system depositaries.

Transfers between participants will occur in the ordinary way in accordance with DTC rules. Transfers between Clearstream, Luxembourg and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg or Euroclear, as the case may be.

Cross-market transfers between beneficial owners holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its system depositary. These cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the relevant system in accordance with its rules and procedures and within its established deadlines on European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its system depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg and Euroclear participants may not deliver instructions directly to the system depositaries.

Because of time-zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a participant will be made during the subsequent securities settlement processing day dated the business day following the DTC settlement date and the credits or any transactions in the bonds settled during the processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg or a Euroclear participant to a Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

7. Transfer for Domestic A$ Bonds

The bonds are transferable for our domestic A$ bonds of the series with the equivalent maturity and coupon as the bonds. The domestic A$ bonds would be newly created and, at your election, those domestic A$ bonds would be listed with the Australian Stock Exchange. The domestic A$ bonds will not be listed on the Luxembourg Stock Exchange.

The domestic A$ bonds constitute our direct, unconditional, general and unsecured obligations.

Principal on the relevant domestic A$ bond is repayable at par in Australian dollars on the maturity date, and interest is payable semi-annually similarly in Australian dollars. The registrar will pay the principal and interest on the domestic A$ bonds by Australian dollar check posted to the registered bondholder at the address of the bondholder appearing on the register or by credit to a bank account in Australia on the instructions of any bondholder. Ownership of the domestic A$ bonds is reflected on the register and no certificates representing the domestic A$ bonds are issued. There are no covenants or events of default with respect to the domestic A$ bonds. For further information regarding the Australian tax consequences of holding the bonds, please see the section of this prospectus supplement entitled “Australian Taxation”.

The due repayment of principal and due payment of interest on domestic A$ bonds are expressly guaranteed by the guarantor pursuant to Section 32 of the Queensland Treasury Corporation Act and all moneys payable pursuant to the guarantee are a charge upon and will be paid out of the Consolidated Revenue Fund of the State of Queensland which is to the extent necessary appropriated accordingly. For purposes of the Queensland Treasury Corporation Act and certain other purposes, the domestic A$ bonds have been and are identified as our “Inscribed Stock”.

The issue and transfer of domestic A$ bonds is as from May 26, 1990 exempted from stamp duties imposed under legislation of the State of Queensland. For a discussion of the tax consequences to a U.S. investor of holding the bonds, see “United States Taxation” and “Australian Taxation” in this prospectus supplement and “Description of Securities and Guarantee—Australian Taxation” and “—United States Federal Taxation” in the U.S. Prospectus.

In order to transfer bonds for domestic A$ bonds, you must contact the participant through which you hold your bonds to obtain an election form, which is an original written instrument of election of transfer that will specify the description of the bonds and the amount of the bonds, in denominations of A$1,000 or integral multiples thereof, to be transferred for domestic A$ bonds. You must elect whether you require the domestic A$ bonds into which you are transferring to be listed with the Australian Stock Exchange. You must complete and deliver the election form to the participant through which you hold your bonds.

If you hold through Clearstream, Luxembourg or Euroclear participants, you must deliver the election form to that participant for delivery on to Clearstream, Luxembourg or Euroclear. An authorized signatory of the participant, or Euroclear and Clearstream, Luxembourg, shall sign the election form and certify as to that beneficial owner’s holding of the bonds and forward the election form to the relevant transfer agent, each of which is listed on the inside back cover of this prospectus supplement.

Once the participant, or Euroclear and Clearstream, Luxembourg, receives confirmation from the transfer agent that the election form has been received, the participant (or, in the case of Euroclear and Clearstream, Luxembourg, the system depositary) will send a free delivery order to the DTC system to deliver the bonds free of payment from the participant’s account (or, in the case of Euroclear and Clearstream, Luxembourg, the system depositary’s accounts) with the depositary to the transfer agent’s account. In the free delivery order, the participant (or, in the case of Euroclear and Clearstream, Luxembourg, the system depositary) must refer to the transfer and the serial number of the election form.

Upon the receipt of both the election form and the free delivery of the bonds, the transfer agent will instruct:

•	the registrar of the domestic A$ bonds to register the domestic A$ bonds in the name of the person specified in the election form;

•	the depositary to withdraw the bonds from the transfer agent’s account; and

•	the fiscal agent to reduce the global bond by the amount transferred for domestic A$ bonds.

In order to become a holder of the domestic A$ bonds as of any record date, both the election form and the free delivery order must be received by the transfer agent no later than 12:00 noon (New York City time) on the day preceding that record date.

In the event that the bonds cease to be book-entry bonds, the holder of any bonds must complete an election form and deliver it together with the certificate for the bonds to the transfer agent in order to effect a transfer for domestic A$ bonds.

Transfers may be made from the bonds to the domestic A$ bonds but not vice versa.

8. Redemption

Your final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will indicate either that a bond cannot be redeemed prior to its stated maturity or that a bond will be redeemable at our option on or after a specified date prior to its stated maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. In addition, the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will indicate either that we will not be obligated to redeem or purchase a bond at your option or that we will be so obligated. If we will be so obligated, the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will indicate the date or dates on which (or, if applicable, the event or events upon the occurrence of which) and the price or prices at which the applicable bonds will be redeemed or purchased, in whole or in part, pursuant to the obligation and the other detailed terms and provisions of the obligation. All bonds which are redeemed will be cancelled and cannot be reissued or resold.

Unless otherwise specified in an applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons), the bonds will not be subject to any sinking fund or analogous provisions.

We may at any time purchase bonds in any manner and at any price subject to compliance with any applicable laws.

Should we, on the occasion of the next payment in respect of any bond, be obligated to pay any additional amounts as are referenced in “Payment of Additional Amounts in Certain Circumstances” in this prospectus supplement, we may, at our option, on the giving of not less than 30 nor more than 45 days’ notice to you, redeem all of the bonds then outstanding at their principal amount plus accrued interest to the date fixed for redemption.

9. Payments on the Bonds

Beneficial owners holding through a participant. The registered holder of bonds (which will be the nominee of the depositary for all bonds represented by a global bond) will elect by notice to the relevant paying agent, each of which is listed on the inside back cover of this prospectus supplement, to have all or a portion of any payment of principal or interest on any bond held through a participant, other than a system depositary, converted by Deutsche Bank Trust Company, as the exchange rate agent, into U.S. dollars, unless you elect to be paid in Australian dollars.

The U.S. dollar amount to be received by a beneficial owner of that bond not electing to receive Australian dollars will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date. The exchange rate agent will receive the quotation from three recognized foreign exchange dealers (one of which may be the exchange rate agent) for the purchase by the quoting dealer of U.S. dollars for Australian dollars for settlement on the next succeeding payment date in the aggregate amount of Australian dollars payable to all beneficial owners receiving U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available on that date, payments will be made in Australian dollars. All currency exchange costs will be deducted from those payments.

If you hold bonds other than through Euroclear or Clearstream, Luxembourg, and you elect to receive payments of principal and interest in Australian dollars, you must notify the participant through which your interest is held on or prior to the applicable record date, in the case of a payment of interest, and on or prior to the eighth day prior to maturity, in the case of a payment of principal of:

•	your election to receive all or a portion of the payment in Australian dollars; and

•

wire transfer instructions to an Australian dollar account maintained with a bank outside of Australia (unless payment of the full amount thereof in Australian dollars outside Australia is illegal or effectively precluded by exchange controls or similar restrictions) with respect to any payment to be made in Australian dollars.

Unless otherwise specified in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons), that participant must notify the depositary of the election and wire transfer instructions on the first business day after the record date. The depositary will notify the paying agent of the election and wire transfer instructions on the second business day after the record date. If complete instructions are received by the participant and forwarded by the participant to the depositary, and by the depositary to the paying agent, on or prior to those dates, the beneficial owner will receive payments in Australian dollars.

Beneficial owners holding through Clearstream, Luxembourg and Euroclear. If you hold bonds through Euroclear or Clearstream, Luxembourg, you will receive payment of principal and interest on the bonds in Australian dollars through Euroclear or Clearstream, Luxembourg, as the case may be, unless you elect, in accordance with the operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, to have the Australian dollar payments converted to U.S. dollars at the applicable exchange rate in the manner described above. If you hold through Euroclear or Clearstream, Luxembourg and you elect to receive payments in U.S. dollars, you must notify Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with the operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, of your election on or prior to the record date regarding a payment of interest and on or prior to the eighth day prior to maturity in the case of a payment of principal. If the election is not received by Euroclear or Clearstream, Luxembourg on or prior to the applicable record date or the eighth day prior to maturity, as the case may be, and forwarded to the paying agent in the manner described above, principal or interest will be paid in Australian dollars.

In the event that the bonds cease to be book-entry bonds, all payments of principal and interest will be converted to U.S. dollars in the manner described above unless you:

•	notify the paying agent that you elect to receive the payment in Australian dollars; and

•	provide the fiscal agent with wire transfer instructions to an Australian dollar account maintained with a bank outside Australia.

It is our obligation to make payments of principal of and interest on the bonds in Australian dollars. None of the fiscal agent, the paying agent, the exchange rate agent or us has any responsibility for the foregoing procedures with respect to your ability to receive payments in U.S. dollars nor will we or any of them be liable for any losses arising in connection with the procedures or movements in exchange rates.

If the due date for payment of any amount of principal or interest in respect of any bond is not a business day in The City of New York, Luxembourg and Sydney, Australia, then you will not be entitled to payment of the amount due until the next following day which is a business day in all of the locations and will not be entitled to any further interest or other payments in respect of the delay. As used in this paragraph, “business day” means, with respect to a specified location, any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in the applicable location are authorized or required by law to close.

Holders of bonds in definitive form. Payments of principal and any interest in respect of definitive bonds (if issued) will, subject to various conditions, be made against presentation or surrender of definitive bonds at any specified office outside Australia of any paying agent. So long as the bonds are listed on the Luxembourg Stock Exchange, we will maintain a Luxembourg paying agent as a condition of that listing. Should the Luxembourg paying agent cease to be Deutsche Bank Luxembourg, S.A., we will notify holders in accordance with the procedures described below in condition 16.

10. Purchases

We may at any time purchase bonds in any manner and at any price subject to compliance with any applicable laws.

11. Cancellation

All bonds which are redeemed by us will be cancelled and may not be reissued or resold.

12. Payment of Additional Amounts in Certain Circumstances

All payments by us of, or in respect of, principal of, and any premium and interest on, the bonds will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or authority thereof or therein having power to tax, unless the withholding or deduction of the taxes, duties, assessments or governmental charges is required by law. In that event, except for the domestic A$ bonds, we or, as the case may be, the guarantor will pay the additional amounts as may be necessary in order that the net amounts receivable by you after the withholding or deduction (and after deduction of any additional taxes, duties, assessments or governmental charges payable in respect of such additional amounts) shall equal the respective amounts of principal and interest which would have been receivable in respect of the bonds, in the absence of the withholding or deduction. However, no additional amounts will be so payable for or on account of:

(1) any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that the holder:

(A) was a resident, domiciled in or a national of, or engaged in business or maintained a permanent establishment or was physically present in, Australia or otherwise had some connection with Australia other than the mere ownership of, or receipt of payment under, the bond;

(B) presented a bond for payment in Australia, unless, under applicable law, the bond could not have been presented for payment elsewhere; or

(C) presented the bond more than 30 days after the date on which the payment in respect of the bond first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to the additional amounts if it had presented the bond for payment on any day within the period of 30 days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of such taxes;

(3) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium or interest on, the bond;

(4) any withholding, deduction, tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of a bond or, if the bond is a global bond, the beneficial owner of a bond to comply with our request addressed to the holder or beneficial owner, as the case may be,

(A) to provide information concerning the nationality, residence, identity or address of the holder or the beneficial owner, as the case may be or

(B) to make any declaration or other similar claim or satisfy any information or reporting requirement,

which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of Australia or any political subdivision or authority thereof or therein having the power to tax as a precondition to exemption from all or part of the withholding, deduction, tax, assessment or other governmental charge; or

(5) any combination of items (1), (2), (3) and (4) above.

Furthermore, no additional amounts will be paid with respect to any payment of, or in respect of, any principal of, or any premium or interest on, the bonds to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would, under the laws of the Commonwealth of Australia or any political subdivision or authority thereof or therein having the power to tax, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the holder of a bond.

We will not be liable to pay additional amounts to any holder for any deduction or withholding on account of any duties or taxes where those duties or taxes are imposed or levied by or on behalf of the Commonwealth of Australia by virtue of the holder being our associate (as defined in Section 128F of the Income Tax Assessment Act 1936 (Australia)) or as a result of the holder being a party to or participating in a scheme to avoid the duties or taxes, being a scheme which we neither were party to nor participated in.

We are not obliged to “gross up”, nor make any additional payments to, a holder of domestic A$ bonds in respect of any withholding.

In the event that any payment made by the Commonwealth in respect of the Commonwealth Guarantee is made subject to deduction or withholding for or on account of any taxes, duties, assessments or governmental charges of any nature, no additional amounts shall be payable by the Commonwealth in respect of such deduction or withholding.

Any reference in this prospectus supplement to principal or interest in respect of the bonds will also be deemed to refer to any additional amounts which may be payable in respect of those bonds.

13. Events of Default

In case one or more of the following events of default has occurred and is continuing:

•	any principal or interest in respect of any of the bonds is not paid when due and remains unpaid for a period of 30 days; or

•

we or the guarantor fail to perform any other material obligation under the bonds or the guarantee and that failure is not remedied within a period of 60 days after written notice of that failure is given by any holder of bonds to us at the specified office of the fiscal agent; or

•

we cease to be a corporation sole constituted by the Under Treasurer of the State of Queensland pursuant to Section 4 of the Statutory Bodies Financial Arrangements Act 1982 under the name and style “The Queensland Government Development Authority” as preserved and continued in existence as so constituted as a corporation sole under the name and style “Queensland Treasury Corporation” by the Queensland Treasury Corporation Act 1988 of the State of Queensland (or by any statutory modification or amendment of either of those Acts) unless our obligations under the bonds are forthwith assumed by the guarantor or by a successor statutory body constituted by public Act of the State of Queensland and the guarantee continues to remain in full force and effect in respect thereof; or

•

we or the guarantor fail to repay the whole of the principal sum of any of our or its indebtedness for borrowed money being in excess of US$10,000,000 (or the equivalent thereof in any other currency) within 30 days of the date on which it becomes due and payable or fail to repay the whole of the principal sum of any indebtedness for borrowed money being in excess of US$10,000,000 (or the equivalent thereof in any other currency) under any guarantee given by us or it in respect thereof within 30 days of the date on which it becomes due and payable under that guarantee; or

•

the guarantee for any reason ceases to be in full force and effect or you cease to be entitled to the full benefit of the guarantee in accordance with its terms and it is not forthwith replaced by another guarantee by the guarantor on substantially the same terms and conditions as the guarantee or by some other security as may be approved by an extraordinary resolution (as defined in the amended and restated fiscal agency agreement) by the holders of the bonds;

then in each and every case the principal amount of any bond together with all accrued interest thereon will, at the option of, and upon written notice to the fiscal agent by, the holder thereof, mature and become due and payable on the date on which that written notice is received by the fiscal agent unless prior to the receipt of that notice all events of default in respect of all the bonds have been cured.

If you own book-entry bonds, you will have to give notices to us and the guarantor in connection with any event of default, and exercise any other rights against us and the guarantor as a result of that event of default, through the participant through which you are holding your bonds.

We agree to indemnify each holder of bonds against any costs (including stamp duty) which that holder (or you or any person in the chain between that holder and you) may reasonably incur in connection with any proceedings to enforce any of the provisions of the bonds.

14. Meetings of Holders of the Bonds

Pursuant to the amended and restated fiscal agency agreement, we may, at any time, and we will, upon a request in writing made by one or more registered holders, or its or their proxy or proxies, holding not less than 10% of the principal amount of the bonds of the same series then outstanding, convene a meeting of holders of the bonds.

Any request in writing by registered holders of bonds must be made by filing the same at the specified office of the fiscal agent. A holder of a beneficial interest in a global bond may only make a request through a participant.

15. Substitution of the Debtor

We may, without the consent of the holders of bonds, be replaced as principal debtor under the bonds by a successor statutory body constituted by public Act of the State of Queensland, which by the provisions of the Act by which it is constituted assumes all of our obligations under the bonds, or by the guarantor by execution of a deed by which it assumes all of the obligations, so long as:

•	in either case all necessary governmental and regulatory consents and approvals have been obtained for substitution; and

•

in the case of substitution by a successor statutory body, the guarantee of the bonds remains in full force and effect and the holders of the bonds remain entitled to the full benefit of the guarantee in accordance with its terms.

In the event of such substitution, we will notify the Luxembourg Stock Exchange of that substitution and will prepare a revised base prospectus to reflect the substitution.

16. Issuances of Additional Bonds

We may, at any time without your consent, create and issue additional bonds up to, but not exceeding, the facility limit of A$20,000,000,000 so that the additional bonds shall be consolidated and form a single series with the bonds of another series.

17. Notices Regarding the Bonds

All notices regarding the bonds will be duly given if:

•	delivered in writing to the registered holder of the bond; and

•	published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and/or on the Luxembourg Stock Exchange’s website, www.bourse.lu.

If at any time publication in that newspaper is not practicable, notices will be duly given if published in any other leading daily English language newspaper with general circulation in Europe. The notice shall be deemed to have been given on the date of publication or, if published more than once or on different days, on the date of the first publication.

18. Modification of the Terms and Provisions of the Bonds

We may modify any of the terms or provisions contained in the bonds, other than our domestic A$ bonds, of the same series in any way with the written consent of the holders of not less than 66 2/3% in principal amount of the bonds of the same series at the time outstanding. However, the unanimous consent of all holders of bonds of the same series is required if:

•

any modifications would change the terms of payment of the principal, or any interest or premium on, any bonds of the same series or affect the rights of holders of less than all the bonds of the same series at the time outstanding; and

•	any modification would reduce the aforesaid percentage needed for authorization of modification.

We and the fiscal agent may, without your vote or consent, amend the amended and restated fiscal agency agreement and the bonds for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof, or in any manner which we and the fiscal agent may determine and which shall not be inconsistent with the terms of the bonds and will not adversely affect the interest of any holder of bonds. Any modifications, amendments or waivers of the amended and restated fiscal agency agreement or of the bonds in accordance with the foregoing provisions will be conclusive and binding on all holders of bonds, whether or not they have given the consent and whether or not notation of the modifications, amendments or waivers is made upon the bonds, and on all future holders of bonds. Any instrument given by or on behalf of any holder of a bond in connection with any consent to any modification, amendment or waiver will be irrevocable once given and shall be conclusive and binding on all subsequent holders of the bonds.

Holders will be notified of any modification of the terms or provisions contained in the bonds, whether or not subject to consent of the holders, before it is effective, in accordance with the notification procedures described above in condition 16. For so long as the bonds are listed on the Luxembourg Stock Exchange, if the terms of our Global A$ Bond Facility are modified or amended in a manner which is capable of affecting the assessment of the bonds or would otherwise make this prospectus supplement, as so modified or amended, inaccurate or misleading, a new prospectus supplement will be prepared and provided to the Luxembourg Stock Exchange.

19. Transfer, Exchange and Replacement of Bonds

In addition to the procedures described in the U.S. Prospectus, if any bond that is in definitive form is mutilated, defaced, stolen, destroyed or lost it may be replaced at the specified office of any transfer agent, on payment by the holder of those costs and expenses as may be incurred in connection therewith and on such terms as to evidence and indemnity as we may reasonably require. Mutilated or defaced bonds must be surrendered before replacements will be issued.

Any definitive bond may be presented for transfer or exchange, other than for the exchange of securities for domestic A$ bonds, at the specified office of any transfer agent, subject to the limitations set forth in the amended and restated fiscal agency agreement and the U.S. Prospectus. Upon surrender for exchange or transfer of any definitive bond, the fiscal agent will authenticate and deliver in exchange for the definitive bond, a bond or bonds of the appropriate form and denomination and of an equal principal amount. No service charge will be imposed upon the holder of a definitive bond in connection with exchanges for bonds of a different denomination or for transfers thereof, but the fiscal agent may charge the party requesting any transfer, exchange or registration of the definitive bonds a sum sufficient to reimburse it for any stamp or other tax or other governmental charge required to be paid in connection with the transfer, exchange or registration.

So long as the bonds are listed on the Luxembourg Stock Exchange, we will maintain a Luxembourg transfer agent as a condition of that listing. Should the Luxembourg transfer agent cease to be Deutsche Bank Luxembourg, S.A., we will notify holders in accordance with the procedures described above in condition 16.

20. Governing Law

The amended and restated fiscal agency agreement, the guarantee and the bonds will be governed by, and interpreted in accordance with, the laws of the State of New York, except that all matters governing authorization and execution by us or the guarantor and any statutory guarantee relating to the bonds will be governed by the laws of Queensland.

The Commonwealth Guarantee will be governed by, and construed in accordance, with the laws of the Australian Capital Territory.

Our domestic A$ bonds will be governed by, and interpreted in accordance with, the laws of Queensland.

We and the guarantor have submitted to the jurisdiction of state and federal courts sitting in The City of New York in connection with the amended and restated fiscal agency agreement, the guarantee and the bonds.

USE OF PROCEEDS

The net proceeds from the sale of the bonds offered hereby will finance the activities of the State of Queensland and its statutory bodies. See “Queensland Treasury Corporation” in the summary and in the U.S. Prospectus for a more complete description of these activities. We may pay each dealer up to A$20,000 per annum panel fee in consideration for such dealer’s participation in the sale of the bonds. We may also pay a fixed total fee of A$400,000 per year to be paid on a graduated basis to the dealers who are determined by us to be the top eight performers based on secondary market turnover of bonds and Australian dollar denominated medium-term notes weighted by average holdings of bonds. In certain circumstances, however, commissions or fees, if any, will be determined by the dealers and us at the time of sale. Absent such fees, if we sold A$20,000,000,000 of bonds, we would expect to receive the full amount, before deducting expenses payable by us. The dealers’ commission or fees, if any, for each sale of bonds will be disclosed in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).

BOOK-ENTRY SYSTEM

Upon issuance, the entire principal amount of all bonds with the same issue date, interest rate and represented by a single global bond. Each global bond representing book-entry bonds will be deposited with, or on behalf of, DTC, as depositary, located in The Borough of Manhattan, The City of New York, and will be registered in the name of the depositary or its nominee. Book-entry bonds will not be transferable or exchangeable for definitive or certificated bonds except under the limited circumstances described below.

It is expected that delivery of the bonds will be made against payment therefor on or about the third business day following the date agreement is reached to purchase those bonds.

Ownership of beneficial interests in a global bond will be limited to participants, which are persons that have accounts with the depositary or its nominee, or persons that may hold interests through participants. In addition, ownership of beneficial interests in a global bond will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global bond. Ownership of beneficial interests in a global bond by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some states of the United States may require that certain purchasers of securities take physical delivery of the securities in definitive form. The limits and laws may impair the ability to own, transfer or pledge beneficial interests in a global bond.

We have been advised by the depositary that upon the issuance of a global bond representing book-entry bonds, and the deposit of the global bond with the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry bonds represented by the global bond to the accounts of participants. The accounts to be credited will be designated by the soliciting dealer or, to the extent that the book-entry bonds are offered and sold directly, by us. The depositary will have no knowledge of the actual holder of beneficial interests in any global bond and its records reflect only the identity of the participants to whose accounts book-entry bonds are credited. The participants remain responsible for keeping account of their holdings on behalf of their customers.

So long as the depositary for a global bond, or its nominee, is the registered holder of the global bond, the depositary or the nominee, as the case may be, will be considered the sole holder of the bonds represented by the global bond for all purposes under the amended and restated fiscal agency agreement, the terms of the global bond and the guarantee. Except as provided below, if you own a beneficial interest in a global bond you will not be entitled to have the bonds represented by that global bond registered in your name and will not receive or be entitled to receive physical delivery of the bonds in definitive or certificated form and will not be considered the holders of the bonds under the amended and restated fiscal agency agreement, the terms of the global bond and the guarantee. Accordingly, if you own a beneficial interest in a global bond you must rely on the procedures of the depositary and, if you are not a participant, on the procedures of the participant (and any intermediary in the chain between you and the participant) through which you own your interest, to exercise any rights of a holder of bonds under the amended and restated fiscal agency agreement or the terms of the global bond or the guarantee.

The amended and restated fiscal agency agreement provides that the depositary may grant proxies and otherwise authorize participants and Clearstream, Luxembourg and Euroclear participants (or persons holding beneficial interests in a global bond through the participants) to exercise any rights of a holder or to take any other actions which a holder is entitled to take under the amended and restated fiscal agency agreement, the terms of the global bond or the guarantee. We understand that under existing industry practices, in the event that we request any action by you or if you desire to exercise any rights as a holder or to take any action which you are entitled to exercise or take under the amended and restated fiscal agency agreement or the terms of the global bond or the guarantee, the depositary would authorize the participants holding the relevant beneficial interests to exercise the rights or take the action, and the participants would authorize beneficial owners owning through the participants to exercise the rights or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of principal of and any premium and interest on book-entry bonds represented by any global bond registered in the name of or held by the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of the global bond representing the book-entry bonds. None of the fiscal agent, any of our agents or us will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to, or payments made on account of, beneficial ownership interests in a global bond representing the book-entry bonds or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interest.

The depositary has advised us, the guarantor and the fiscal agent that its current practice is to credit the accounts of the participants with payments of principal or interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global bonds as shown in the records of the depositary, unless the depositary has reason to believe that it will not receive payment on that date. Payments by participants and indirect participants to owners of beneficial interests in a global bond will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and any payments will accordingly be the sole responsibility of participants or indirect participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

Unless and until it is exchangeable in whole or in part for a bond or bonds in definitive form, no global bond described above may be transferred except as a whole:

•	by the depositary for the global bond to a nominee of the depositary; or

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

If the depositary notifies us that it is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934 and a successor depositary is not appointed by us within ninety days after receiving the notice or becoming aware that the depositary is no longer so registered, we will issue the bonds in definitive form in exchange for the global bond. Bonds will be issued in definitive form if an event of default has occurred and is continuing with respect to any bond. We may also at any time and in our sole discretion determine not to have the bonds represented by one or more global bonds and, in that event, we will issue bonds in definitive form in exchange for all of the global bonds representing the bonds.

The depositary has also advised us as follows:

•

The depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934. The depositary was created to hold securities of its participants. The depositary facilitates the clearance and settlement of securities transactions among participants in the securities through electronic book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers, banks, trusts companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the depositary.

•

Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

•

A further description of the depositary’s procedures with respect to the global bonds and book-entry bonds is set forth in the U.S. Prospectus under “Description of Securities and Guarantee—Global Securities”. The depositary has confirmed to us that it intends to follow the procedures.

FOREIGN CURRENCY RISKS

THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN THE BONDS THAT RESULT FROM THE SECURITIES BEING DENOMINATED IN AUSTRALIAN DOLLARS EITHER AS THE RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS THE RISKS MAY CHANGE FROM TIME TO TIME. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN AUSTRALIAN DOLLARS AND AS TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF THE BONDS OR THE RECEIPT OF PAYMENTS OF PRINCIPAL AND INTEREST ON THE BONDS IN AUSTRALIAN DOLLARS. FOREIGN CURRENCY SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE NOT FAMILIAR WITH FOREIGN CURRENCY TRANSACTIONS.

The bonds are denominated in Australian dollars.

The information set forth below is directed to prospective purchasers of the bonds who are United States residents and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of the bonds or the receipt of payments of principal of and interest on the bonds in Australian dollars. You should consult your own legal advisors with regard to these matters.

Exchange Rates

An investment in the bonds entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the Australian dollar and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on economic and political events and the supply of and demand for the relevant currencies over which we have no control.

In recent years, rates of exchange between the U.S. dollar and the Australian dollar have been volatile and that volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of the bonds.

Depreciation of the Australian dollar against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of the bond, in the U.S. dollar-equivalent value of the principal repayable at maturity of the bond and, generally, in the U.S. dollar-equivalent market value of the bond. Appreciation of the Australian dollar against the U.S. dollar would result in an increase in the U.S. Dollar equivalent of the principal repayable at maturity.

For each of the financial years indicated, the average noon buying rate in New York City for cable transfers in Australian Dollars as certified for customer purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) are set out below, together with the high and low rates for the previous six months.

	Year Ended June 30,
	2009	2008	2007	2006	2005
	(expressed in U.S. dollars per $1.00)
Period End	0.8195	0.9610	0.8491	0.7423	0.7618
Average Rate	0.7461	0.8965	0.7864	0.7472	0.7568

On November 30, 2009, the Noon Buying Rate was US$0.9131 = $1.00.

	November	October	September	August	July	June
High	0.9369	0.9275	0.8824	0.8439	0.8339	0.8195
Low	0.8985	0.8656	0.8306	0.8201	0.7751	0.7851

The exchange rate between the Australian dollar and the U.S. dollar is at any moment a result of the supply of and demand for the two currencies and changes in the rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Australia and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Australia and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Australia, the United States and other countries important to international trade and finance.

The information presented in this prospectus supplement relating to the exchange rate of the Australian dollar is furnished for informational purposes only and is not intended to serve as a representation, warranty or opinion.

Australian Exchange Control Restrictions

The written approval of the Australian Minister for Foreign Affairs is required for transactions involving the control or ownership of assets by persons or entities linked to terrorist activities and identified by the United Nations and the Commonwealth of Australia under the Charter of the United Nations (Anti-terrorism—Persons and Entities) List, as published from time to time in the Commonwealth Government Gazette. This includes individuals or entities linked with the former Iraqi regime, Al Qa’ida, Jemaah Islamiyah, the Taliban, Usama bin Laden and other terrorist organizations. Transactions involving persons published in the Gazette without the permission of the Minister are a criminal offence.

Transactions involving individuals associated with the regime of former President of Yugoslavia Slobodan Milosevic, certain ministers and senior officials of the Government of Zimbabwe and senior management of state-owned enterprises of Zimbabwe, certain entities and individuals associated with the Democratic People’s Republic of Korea, the Burmese regime or Iran are prohibited under the Banking (Foreign Exchange) Regulations 1959 (Cth). The Reserve Bank of Australia publishes changes to prohibited parties and variations in the restrictions on those parties from time to time in the Commonwealth Government Gazette.

Judgments

In the event an action based on the bonds was commenced in a court of the United States, it is likely that a court would grant judgment relating to the bonds only in U.S. dollars. It is not clear, however, whether, in granting the judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. You would bear the risk of exchange rate fluctuation between the time the judgment is calculated and the time the fiscal agent converts the specified currency to U.S. dollars for payment of the judgment.

A state court in the State of New York rendering a judgment on a bond denominated in Australian dollars would be required under Section 27 of the New York Judiciary Law to render the judgment in Australian dollars, and the judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

UNITED STATES TAXATION

The following summary supplements the discussion under “Description of Securities and Guarantee—United States Federal Taxation” in the U.S. Prospectus to which discussion reference is hereby made.

A transfer of bonds for our domestic A$ bonds will not be a taxable event for United States federal income tax purposes. A holder’s basis in our domestic A$ bonds received upon a transfer of bonds will equal the holder’s basis immediately prior to the transfer in the bonds.

We may, without consent of the holders of the notes, be replaced as principal debtor under the notes by a successor statutory body which will assume all of the obligations of the Issuer under the Notes under certain circumstance. Such an assumption may in some circumstances be treated as a taxable exchange for United States federal income tax purposes. Holders should consult their own tax advisors regarding the United States federal, state, and local tax consequences of such an assumption.

AUSTRALIAN TAXATION

Interest Withholding Tax

Generally, interest paid by us to a non-resident of Australia, who does not derive the interest in carrying on business at or through a permanent establishment in Australia, is subject to interest withholding tax at the rate of ten percent.

Under the double taxation treaties between Australia and certain contracting states (including the United States, the United Kingdom, Japan, South Africa, Norway and Finland), no Australian interest withholding tax will be payable on interest derived by an entity which is entitled to the benefit of that treaty where, in general terms, that entity is a government body of the relevant contracting state (including a body exercising governmental functions), a bank resident in the relevant contracting state performing central banking functions or a financial institution resident in the relevant contracting state which is unrelated to, and deals independently with, us. For these purposes, “financial institution” means a bank or other enterprise substantially deriving its profits by raising debt finance in the financial markets or by taking deposits at interest and using those funds in carrying on a business of providing finance. However, if the interest is derived as part of an arrangement involving back-to-back loans, Australian interest withholding tax will still be payable. From 1 January 2010, the class of relevant contracting states will include France.

A person who is not a resident of the Commonwealth of Australia within the meaning of the Income Tax Assessment Act 1936 (Australia) and who does not derive the interest in carrying on business at or through a permanent establishment in Australia and who has acquired or acquires any of the bonds will not incur or become liable for any Australian income tax (other than interest withholding tax) on interest, or amounts in the nature of interest, payable in respect of the bonds. The terms of issue and the procedures for the issue of the bonds are intended to satisfy the conditions for exemption from interest withholding tax under Section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

Interest, or an amount in the nature of interest, paid by us, is exempt from Australian withholding tax under Section 128F if a “public offer” test is satisfied. The public offer test is satisfied if the debt securities are issued as a result of being offered for issue:

(a) to at least 10 persons each of whom:

i. was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; and

ii. is not known, or suspected, by us to be an associate (as defined in section 128F) of any of the other nine such persons; or

(b) to at least 100 persons whom it is reasonable for us to regard as having acquired instruments similar to the debt securities in the past or being likely to acquire instruments similar to the debt securities in the future; or

(c) as a result of being accepted for listing on a stock exchange outside Australia, where we have entered into an agreement with a dealer, manager or underwriter in relation to the placement of the debt securities requiring us to seek a listing; or

(d) as a result of negotiations being initiated publicly in electronic form, or in another form, that is used by financial markets for dealing in instruments similar to the debt securities; or

(e) to a dealer, manager or underwriter in relation to the placement of debt securities who, under an agreement with us, offered the debt securities for sale within 30 days in a way covered by any of paragraphs (a) to (d) above.

In relation to the issue of a global security, the “public offer” test will be satisfied if the global security falls within the description of “global bond” in Section 128F(10). Broadly speaking, this will be the case if the following requirements are satisfied:

(i) the global security describes itself as a global bond or a global note; and

(ii) it is issued to a clearing house (as defined in Section 128F(9)) or to a person as trustee or agent for, or otherwise on behalf of, one or more clearing houses; and

(iii) in connection with the issue of the global security, the clearing house or houses confer rights in relation to the global security on other persons and will record the existence of the rights; and

(iv) before the issue of the global security, we or a dealer, manager or underwriter, in relation to the placement of debt securities on our behalf, announces that, as a result of the issue, those rights will be able to be created; and

(v) the announcement is made in a way or ways covered by any of paragraphs (b) to (e) above (reading a reference in those paragraphs to “debt securities” as if it were a reference to the rights referred to in paragraph (iv) above and a reference to “us” as if it included a reference to the dealer, manager, or underwriter); and

(vi) under the terms of the global security, interests in the global security are able to be surrendered, whether or not in particular circumstances, in exchange for other debt securities issued by us that are not themselves global securities.

The public offer test is not satisfied if at the time of the issue we know, or have reasonable grounds to suspect, that the debt security or an interest in the debt security was being, or would later be, acquired directly or indirectly by an Offshore Associate of ours other than one acting in the capacity of a dealer, manager, or underwriter in relation to the placement of the debt securities or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)). Nor will the exemption from interest withholding tax apply if, at the time of the payment of interest to a person, we know or have reasonable grounds to suspect that the holder concerned is one of our Offshore Associates other than one receiving the payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme. An “Offshore Associate” is an associate (as defined in Section 128F) of ours that is either a non-resident of the Commonwealth of Australia which does not acquire the securities in carrying on a business at or through a permanent establishment in Australia or, alternatively, is a resident of Australia that acquires the securities in carrying on a business at or through a permanent establishment outside of Australia.

To reduce the risk that the public offer test will not be satisfied we have identified our known associates and have requested that they not acquire any of our securities that are issued outside Australia.

The Commissioner of Taxation of the Commonwealth of Australia has expressed the view that payments by an Australian resident guarantor to non-residents in relation to interest are themselves in the nature of interest and subject to Australian interest withholding tax. However, that expression of opinion has no binding effect and, as a matter of law, it is unclear whether it is correct. Even if the Commissioner’s view prevailed, he has also expressed the view in Taxation Determination TD 1999/26 that the exemption from Australian interest withholding tax under Section 128F will extend to payments made by a guarantor to a holder, on behalf of an issuer, in respect of the debentures (such as bonds covered by the Commonwealth Guarantee) provided that the debentures are issued in a manner that satisfies the public offer test and which otherwise meets the requirements of Section 128F.

Income and Other Taxes

Under Australian law as currently in effect, a person who is a non-resident and who is a holder of bonds or domestic A$ bonds will not by reason only of that ownership incur or become liable for any Australian taxes or duties of whatsoever nature in respect of principal of or (except as described in “Australian Taxation—Interest Withholding Tax” above, noting the exemption from that tax afforded by Section 128F where its requirements are complied with) interest or amounts in the nature of interest (including original issue discount, or premium, if any) in respect of, the bonds or domestic A$ bonds, provided that no such interest, amount in the nature of interest, or premium is derived in carrying on business through a permanent establishment in Australia.

Under Australian law as currently in effect, no Australian income or other tax is payable on any profit on sale of the bonds or domestic A$ bonds which are held by non-residents except if the bonds or the domestic A$ bonds, as the case may be, are purchased with the intention of deriving that profit by resale, or the bonds or domestic A$ bonds, as the case may be, are trading stock of the vendor or if an ordinary incident of the vendor’s business is the sale of securities for a profit and, in any case, the profit from the sale has a source in Australia. The profit will generally only have a source in Australia if the business is conducted in Australia, if the bonds or domestic A$ bonds, as the case may be, are sold in Australia or the bonds or domestic A$ bonds, as the case may be, are physically held in Australia.

Notwithstanding that a profit from a sale of bonds or domestic A$ bonds is prima facie assessable in Australia in the circumstances referred to above, if the vendor is a resident of a country with which Australia has a double taxation agreement, then depending on the circumstances of the case and the terms of the relevant treaty, relief from Australian tax may nevertheless be available under the treaty.

Inheritance Taxes

Under Australian law as currently in effect, no Australian state or Federal Estate duty or other inheritance taxes will be payable in respect of bonds or domestic A$ bonds held at the date of death regardless of the holder’s domicile at the date of death.

Stamp Duty

Under Executive Minutes dated December 17, 1992 and December 16, 1993 any transaction, arrangement or instrument connected with the issue of the bonds is exempted from Queensland Stamp Duty.

Taxation of Financial Arrangements

The Australian Government has enacted a new regime for the taxation of financial arrangements (referred to as “TOFA”) which can affect the taxation of financial instruments. The new TOFA regime will apply to certain financial arrangements, such as the bonds, acquired on or after July 1, 2010 (or July 1, 2009, at the taxpayer’s election). Taxpayers may elect for the new TOFA regime to apply to all financial arrangements held by them on July 1, 2010 (or July 1, 2009 if an election has been made to adopt that earlier commencement date). In the absence of such election, the existing law governing the taxation of financial arrangements will continue to apply to bonds acquired before the applicable commencement date. The existing law governing the taxation of financial arrangements will also continue to apply to bonds held by taxpayers that are not subject to the TOFA regime because they do not meet certain threshold requirements. In any case, the TOFA regime does not contain any measures that would override the exemption from Australian interest withholding tax available under Section 128F in respect of interest payable on the bonds. Nor will the TOFA regime apply to a holder of bonds who is a non-resident of Australia and who has not held those bonds in the course of carrying on a trade or business through a permanent establishment within Australia and where any gains, other than interest payable on the bonds, realised by that holder in respect of those bonds do not otherwise have an Australian source.

LUXEMBOURG TAXATION

The following summary is of a general nature and is included herein solely for information purposes. It is based on the laws presently in force in Luxembourg, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the bonds should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Withholding Tax

Non-resident holders of bonds

Under Luxembourg general tax laws currently in force and subject to the laws of June 21, 2005 (the “Laws”) mentioned below, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of bonds, nor on accrued but unpaid interest in respect of the bonds, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the bonds held by non-resident holders of bonds.

Under the Laws implementing the EC Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the “Territories”), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which is a resident of, or established in, an EU Member State (other than Luxembourg) or certain Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. Where withholding tax is applied, it is currently levied at a rate of 20% and will be levied at a rate of 35% as of July 1, 2011. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent.

Resident holders of bonds

Under Luxembourg general tax laws currently in force and subject to the law of December 23, 2005 (the “Law”) mentioned below, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of bonds, nor on accrued but unpaid interest in respect of bonds, nor is any Luxembourg withholding tax payable upon redemption or repurchase of bonds held by Luxembourg resident holders of bonds.

Under the Law payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is a resident of Luxembourg will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the bonds coming within the scope of the Law would be subject to withholding tax of 10%.

EU SAVINGS DIRECTIVE

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), Member States, including Belgium from January 1, 2010, are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding tax system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories, including Switzerland, have adopted similar measures (a withholding system in the case of Switzerland).

On September 15, 2008 the European Commission issued a report to the Council of the European Union on the operation of the Directive, which included the Commission’s advice on the need for changes to the Directive. On November 13, 2008 the European Commission published a more detailed proposal for amendments to the Directive, which included a number of suggested changes. The European Parliament approved an amended version of this proposal on April 24, 2009. If any of those proposed changes are made in relation to the Directive, they may amend or broaden the scope of the requirements described above.

PLAN OF DISTRIBUTION

Under the terms of an amended and restated distribution agreement, dated as of December 11, 2009, each among us, the guarantor and the dealers, the bonds are being offered on a continuing basis by us through the dealers. Each of the dealers has agreed to use its best efforts to solicit purchases of the bonds. The form of amended and restated distribution agreement has been filed with the SEC on December 7, 2009 as an exhibit to our Registration Statement No. 333-147600.

We may pay each dealer up to A$20,000 per annum panel fee in consideration for such dealer’s participation in the sale of the bonds. We may also pay a fixed total fee of A$400,000 per year to be paid on a graduated basis to the dealers who are determined by us to be the top eight performers based on secondary market turnover of bonds and Australian dollar denominated medium-term notes weighted by average holdings of bonds. In certain circumstances, however, commissions or fees, if any, will be determined by the dealers and us at the time of sale. The dealers’ commission or fees, if any, for each sale of bonds will be disclosed in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).

We have the sole right to accept offers to purchase bonds and may reject any offer, in whole or in part. Each dealer has the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase bonds received by it, in whole or in part.

We also may sell bonds to any dealer, acting as principal, or to a group of underwriters named in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) for whom one or more of the dealers will act as representative or representatives, at a discount to be agreed upon at the time of sale, for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by the dealer. The dealers may offer bonds from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In those cases, the dealers may purchase the bonds from us for no commission. In connection with the sale of the bonds, the dealers may be deemed to have received compensation from us in the form of underwriting discounts.

This prospectus supplement and the U.S. Prospectus may be used by the dealers in connection with offers and sales of the bonds to persons located in the United States.

The dealers may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the dealers against and contribute toward certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the dealers for certain expenses. Each of the dealers engages in transactions with and performs services for us in the ordinary course of its business.

We may also sell bonds through underwriters pursuant to an underwriting agreement or agreements to be entered into in connection with the sales. If underwriters are used in connection with the sale of bonds, the final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) with respect to those bonds (which will constitute the applicable “final terms” for the purposes of the Prospectus Directive) will set forth the terms of the offering of the bonds, including the name or names of any underwriters, the price of the bonds and the net proceeds to us from the sale, any underwriting discounts or other items constituting underwriters’ compensation, and discounts or concessions allowed or re-allowed or paid to dealers. Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Bonds may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by one or more investment banking firms or others, as designated.

Unless otherwise set forth in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons), the obligations of the underwriters to purchase the bonds described therein will be subject to certain conditions precedent and the underwriters will be obligated to purchase all bonds offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Each tranche of bonds issued in a particular series will be a new issue of securities for which there is no established trading market. As discussed above, up to A$20,000,000,000 of the bonds outstanding at any time have been authorized for listing on the Luxembourg Stock Exchange. Each dealer has committed to us to make a market in the bonds under certain circumstances, as permitted by applicable laws and regulations. No assurance can be given, however, as to the liquidity of any trading markets for the bonds.

We have entered into repurchase arrangements with some dealers whereby we may purchase bonds from a dealer at an agreed price and for a fixed term which shall not exceed one calendar month. At the end of the term the dealer is obligated to repurchase the bonds at the repurchase price which is fixed at the beginning of the transaction. The repurchase price is the sum of the purchase price, our cost of funding and costs and expenses incurred by us.

Previous Issues of Bonds

As at November 18, 2009 an aggregate principal amount of A$4,487,553,000 of bonds were outstanding bearing interest rates of 5.5% and 6.0% and maturing on various dates. These bonds were sold to or through the dealers pursuant to the amended and restated distribution agreement.

Selling Restrictions

No prospectus in relation to the bonds has been lodged with or registered by the Australian Securities and Investments Commission. Each dealer has or will represent and agree with us that:

•	in connection with the distribution or sale of the bonds in Australia, it will comply with the laws of Australia; and

•

in connection with the distribution or sale of the bonds generally, it will not offer or sell the bonds to any person that the employees of the Dealer acting in connection with the any offer or sale know or have reasonable grounds to suspect is one of our Offshore Associates other than one acting in the capacity of a dealer, manager or underwriter in relation to the placement of the bonds or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)).

Each dealer has agreed to co-operate with us with a view to ensuring that the bonds are offered for sale in such a manner which will allow payments of interest or amounts in the nature of interest on the bonds to be exempt from Australian withholding tax under section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

In relation to each Relevant Member State (i.e. Member States of the European Economic Area which have implemented the Prospectus Directive), each dealer has represented and agreed, and each further dealer appointed under the bond facility will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of bonds which are the subject of the offering contemplated by this prospectus supplement and the U.S. Prospectus as completed by the final terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State:

(a) if the final terms in relation to the bonds specify that an offer of those bonds may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such bonds which has been approved by the competent authority in that Relevant Member State, or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final terms contemplating such Non-exempt Offer, in accordance with the Prospectus Directive in the period beginning and ending on the dates specified in such prospectus or final terms, as applicable;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(d) at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(e) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of bonds referred to in (a) to (e) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each dealer has represented and agreed, and each further dealer appointed under the bond facility will be required to represent and agree, that:

(a) in relation to any bonds which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any bonds other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the bonds would otherwise constitute a contravention of Section 19 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”) by QTC;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which Section 21(1) of the FSMA does not apply to QTC or the guarantor; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any bonds in, from or otherwise involving the United Kingdom.

Each dealer has agreed, and each further dealer appointed by us, if any, will be required to agree, to comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the bonds or possesses or distributes this prospectus supplement and the U.S. Prospectus. Each dealer has or will also agree to obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of the bonds under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries. Neither we nor any other dealers have responsibility for that dealer’s compliance with its agreements.

For further information on the selling restrictions agreed upon by the dealers with us, see “Description of Securities and Guarantee—Selling Restrictions” in the U.S. Prospectus.

VALIDITY OF BONDS, GUARANTEE AND COMMONWEALTH GUARANTEE

The validity of the bonds and the guarantee will be passed upon for us and the Treasurer on behalf of the Government of Queensland as to matters of the laws of the State of Queensland and the Commonwealth of Australia by the Crown Solicitor of Queensland and as to matters of the laws of the State of New York by Sullivan & Cromwell, Melbourne, Australia, counsel to the dealers. The opinions of the Crown Solicitor and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the fiscal agent in connection with the issuance and sale of any particular bond, the specific terms of bonds and other matters which may affect the validity of bonds but which cannot be ascertained on the date of the opinions. Sullivan & Cromwell has on occasion rendered legal services to the Government of Queensland and us.

The validity of the Commonwealth Guarantee will be passed upon for us by the Australian Government Solicitor.

QUEENSLAND TREASURY CORPORATION

In 1982 the Queensland Government established the Queensland Government Development Authority as a corporation sole constituted by the Under Treasurer pursuant to the Statutory Bodies Financial Arrangements Act 1982 to act as a central borrowing authority for the State. The powers of that statutory body were expanded in 1988 and the name changed to Queensland Treasury Corporation (“Corporation”) pursuant to the Queensland Treasury Corporation Act 1988 (the “Act”). The Corporation does not have a registration number.

Under section 10 of the Act, the Corporation established the Queensland Treasury Corporation Capital Markets Board (the “Board”) to determine and implement ongoing strategies for capital market operations.

Under the Act, the Corporation has as its statutory objectives:

(a) to act as a financial institution for the benefit of and the provision of financial resources and services to statutory bodies and the State;

(b) to enhance the financial position of the Corporation, other statutory bodies and the State; and

(c) to enter into and perform financial and other arrangements that in the opinion of the Corporation have as their objective:

(i) the advancement of the financial interests of the State;

(ii) the development of the State or any part thereof; or

(iii) the benefit of persons or classes of persons resident in or having or likely to have an association with Queensland.

In furtherance of these objectives, the Act also provides that the Corporation has the following functions:

(a) to borrow, raise or otherwise obtain financial accommodation in Australia or elsewhere for itself, statutory bodies or other persons;

(b) to advance money or otherwise make financial accommodation available;

(c) to act as a central borrowing and capital raising authority for the statutory bodies of the State;

(d) to act as agent for statutory bodies in negotiating, entering into and performing financial arrangements;

(e) to provide a medium for the investment of funds of the Treasurer, statutory bodies or any other persons; and

(f) to manage or cause to be managed the Corporation’s financial rights and obligations.

As at June 30, 2009, the Corporation had a total of $88.988 billion in assets and $93.290 billion in liabilities compared to $49.915 billion in assets at June 30, 2008 and $49.623 billion in liabilities at June 30, 2008.

Organisation of Queensland Treasury Corporation

The present Under Treasurer of the State is Mr. Gerard P. Bradley.

The powers, functions and duties of the Under Treasurer have been delegated to the Board (Chairman: Sir Leo Hielscher). Members of the Board are appointed by the Governor in Council of the State and are not employees of the Corporation.

The Chief Executive of the Corporation is Stephen Rochester. The Organisation Management Team (“OMT”) comprises the Chief Executive and senior management. The OMT provides management oversight of the Corporation’s performance in implementing its strategic and corporate objectives outlined in Corporation’s strategic and corporate plan and manages human resource performance. The business address of the Corporation and the Board is Level 14, Queensland Minerals and Energy Centre, 61 Mary Street, Brisbane, Queensland

(telephone: + 61 7 3842 4600). No director has any actual or potential conflicts of interest between his or her duties to the Issuer and his or her private interest or other duties which have not been declared and managed.

With respect to borrowings, the Corporation raises funds in domestic and international capital markets for on-lending to the State and Queensland’s statutory authorities including the State owned trading enterprises and local governments. At June 30, 2009, the total borrowings of the Corporation were $62.624 billion. This amount included overseas debt equivalent to $11.279 billion based on the prevailing rates of exchange at June 30, 2009. Included in these overseas borrowings were Australian dollar denominated borrowings of $7.276 billion raised in the Euro Australian dollar market. All foreign currency borrowings are fully hedged back to Australian dollars by way of cross currency swaps and exchange contracts.

The repayment of principal and the payment of interest on all Domestic A$ Bonds (which, for purposes of the Act and certain other purposes, have been and are identified as “Inscribed Stock”) issued by the Corporation is unconditionally guaranteed by the Treasurer on behalf of the Government of Queensland pursuant to section 32 of the Act. In relation to all other liabilities of the Corporation, section 33 of the Act provides that the Treasurer on behalf of the Government of Queensland may guarantee with the approval of the Governor in Council the performance of the Corporation’s obligations under any financial arrangements entered into by the Corporation. Pursuant to this provision, the Securities and all other public bond issues and commercial paper facilities undertaken by the Corporation have been guaranteed by the Treasurer.

The Corporation’s borrowing and lending functions are separated. This results in the Corporation borrowing in the markets in an orderly manner and, at the same time, reduces the likely negative impact on the Corporation’s interest rates of borrowing large amounts to meet funding requirements when funds are required by Government Bodies.

Surplus borrowings are held to manage the Corporation’s refinancing risk, the Corporation’s customers’ (i.e., Government Bodies) interest rate risk, and to manage the Corporation’s liquidity risk. To ensure the Corporation has high levels of liquidity, these surpluses are held in funding pools. These funds are invested in liquid investments with high quality credit counterparties until they mature or are unwound to meet the funding requirements of Government Bodies or QTC’s refinancing requirements.

The Government Bodies the Corporation lends to include Government departments, State owned trading enterprises, local governments and all statutory bodies. Under its lending arrangements, the Corporation has established a series of generic debt pools from which smaller Government Bodies access funds. Large Government Bodies utilize debt portfolios which have been specifically designed to meet their unique needs. Generally, Government Bodies make principal and interest payments. However, the State owned trading enterprises normally have constant debt/equity ratios and therefore make interest payments only or payments that ensure that appropriate debt/equity ratios are maintained. At June 30, 2009, loans to Government Bodies totalled $44.408 billion of which $20.902 billion was to State owned trading enterprises.

On July 1, 2008, under an administrative arrangement, the Queensland Government transferred a portfolio of assets (Long Term Assets) to QTC. These assets were held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note, initially set at 7.5% per annum, which is the current long term average rate of return on investments assumed in the triennial actuarial assessment of the State’s defined benefit liability. This arrangement has resulted in the State receiving a fixed rate of return on the note, while QTC bears the risks and rewards on the asset portfolio. The purpose of the transfer was to minimize the volatility in the General Government net operating position of the Queensland Government’s accounts as a result of the fluctuations in returns from the investment of these assets.

The Long Term Asset Advisory Board, established by way of Executive Council approval dated July 17, 2008, is responsible for oversight of the Long Term Assets which do not form part of QTC’s day-to-day capital markets operations. The Long Term Assets are held in unit trusts managed by Queensland Investment Corporation (QIC).

For the financial year ended June 30, 2009, QTC made an operating loss after tax of A$4.638 billion for the Long Term Assets segment. Portfolio performance has been affected by the poor performance recorded by virtually all markets during the past year due to the impact of the global financial crisis and the subsequent global recession. The losses incurred by the Long Term Assets segment have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC.

As at June 30, 2009, the market value of assets held under this arrangement totaled A$17.470 billion while the liabilities totaled A$22.109 billion.

Under section 15 of the Act profits made by the Corporation shall accrue to the benefit of the State’s Consolidated Fund and any losses shall be the responsibility of the State’s Consolidated Fund.

The financial statements of the Corporation are comprised of an Income Statement, Balance Sheet, Cash Flow Statement, Statement of Changes in Equity and Notes to and forming part of the Financial Statements.

Enterprise Wide Risk Management

The Corporation has an established Enterprise Wide Risk Management program including Enterprise Wide Risk Management policies and procedures. As part of this Enterprise Wide Risk Management Program, the Corporation continues to monitor and manage its major risks. These risks have the potential to significantly impact the Corporation’s ability to fulfill its obligations under the bond facility, being (i) unable to access suitable funding markets when required and (ii) suffering a significant loss of capital.

To offset the risks associated with the Corporation’s inability to access suitable funding markets when required, it holds significant levels of highly liquid surplus assets which can be readily liquidated if required. Included in these surplus assets are:

•	funds held on account of the Corporation borrowing in advance of requirement to fund both the redemption of maturing debt and to fund the Queensland Public Sector’s debt financing requirements, and

•	funds held to manage the duration of our customers’ debt.

While the Corporation is not subject to the Bank of International Settlements, Basle II accord, its Board and the Corporation’s Middle Office monitor compliance with the Basle II accord. The most significant user of capital is credit risk. In this regard the Corporation has in place strict credit policies that, among other things:

•	limit the amount and term of counterparty exposure based on credit rating (both at an overall and maturity bucket level)

•	limit the exposure by country and industry sector

•	limit the exposure to counterparties rated A- or better by Standard and Poor’s Rating Services, a division of the McGraw Hill Companies (or equivalent), and

•	provide a maximum percentage exposure for the various credit rating bands.

Cross Border Lease Transactions

The Corporation, on behalf of Government Bodies (“Queensland lessees”), has been an active participant in international asset financing transactions for many years, predominantly in the nature of cross border leasing transactions. The vast majority of cross border leases relate to rail and electricity assets.

Under the cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However, external advice and history to date indicate the likelihood of these events occurring is remote. The exposure is measured by the difference between the termination value of the leases and the market value of financial assets held to meet the future payment obligations under each lease (“strip loss”). The strip loss value as at 30 June 2009 is approximately 1,168 million.

QTC also has a contingent exposure to the financial assets purchased to meet the future payment obligations under each lease. This exposure is to the parties that have issued the financial instruments. Despite the current problems experienced due to the global credit crisis, the risk to QTC is considered low with approximately 53% of the defeasance asset exposure having a credit rating of AAA and the lowest rated entity having a credit rating of A+ representing 11% of the total exposure.

The backing of the State of Queensland is a key part of cross border lease transactions. This is generally due to the fact that QTC or the public sector lessee represents the Crown in the right of the State of Queensland. For some cross border lease transactions, a separate State of Queensland guarantee has been provided. In any event, the State’s contingent exposure is, in all material respects, equivalent to the exposures described in the paragraphs above.

Selected Financial Information

The following Statement of Financial Position as at June 30, 2009 and 2008 has been taken from and should be read in conjunction with our audited consolidated financial statements that are included in our 2009 Form 18-K which is incorporated by reference into this prospectus supplement and the U.S. Prospectus.

Balance Sheet

	As at June 30,
	2009	2008
	(In A$ thousands)
Assets
Cash assets	814	1,372
Receivables	9,674	7,486
Prepayments	998	234
Onlendings	44,407,516	32,911,506
Derivative financial assets	493,249	224,414
Financial assets at fair value through profit or loss	26,474,512	16,694,123
Property, plant and equipment	125,252	71,661
Investments accounted for using the equity method	492	434
Intangible assets	2,761	2,839
Deferred income tax asset	2,257	1,367

Total Assets	71,517,525	49,915,436

Liabilities
Payables	208,322	152,838
Tax liabilities	11,139	15,964
Derivative financial liabilities	544,973	473,968
Financial liabilities at fair value through profit or loss	70,417,244	48,980,022

Total Liabilities	71,181,678	49,622,792

Net Assets	(4,302,624)	292,644

Equity
Reserves	189,914	126,582
Retained surplus	145,933	166,062

Total Equity	335,847	292,644

The following Statement of Financial Performance for the years ended June 30, 2009 and 2008 has been taken from and should be read in conjunction with our audited consolidated financial statements that are included in our 2009 Form 18-K which is incorporated by reference into this prospectus supplement and the U.S. Prospectus.

Income Statement

	For the Year Ended June 30,
	2009	2008
	(In A$ thousands)
Revenue
Interest income	4,859,824	2,468,362
Fees:
Management	41,380	31,504
Professional	545	402
Other	498	444
Amortization of cross border lease deferred income	8,597	8,597
Bad debts recovered—co-operative housing societies	—	—
Other revenue	—	—
Gains
Gain on sale of property, plan and equipment	1,312	—

Total Income	4,929,711	2,516,379

Expenses
Interest expense	4,825,271	2,548,225
Administration expenses	51,088	33,398
Provisions—co-operative housing societies	42	33
Realised loan losses—co-operative housing societies	—	—
Loss on sale of property, plant and equipment	—	1

Total Expenses	4,876,401	2,581,657

Share of profits of investments accounted for using the equity method	120	254

Operating surplus before payment in lieu of income tax	(4,595,268)	(65,024)
Payment in lieu of income tax	10,227	15,681

Operating surplus after payment in lieu of income tax	(4,595,268)	(80,705)

QUEENSLAND

General

The State of Queensland (the “State” or “Queensland”) has the second largest land area of the six Australian States and the largest habitable area. It occupies the northeastern quarter of Australia, covering 1.7 million square kilometres, stretching from the sub tropical and densely populated southeast to the tropical, sparsely populated Cape York Peninsula in the north. The State’s geography and climate are suitable for the production of a wide variety of agricultural products, the most important being meat, grains, sugar and wool. In addition, the State has extensive deposits of minerals (including large reserves of coal and one of the world’s largest known bauxite deposits), a diverse industrial base, well developed ports and transportation systems and an educated workforce. A land transportation network of approximately 10,000 kilometers of railway lines and 182,000 kilometers of roads supports the development of the State’s resources.

Queensland is the third most populous State in Australia with a population of around 4.38 million persons, or 20.1% of Australia’s population at the end of March 2009. Approximately two-thirds of Queensland’s population lives in the Brisbane, Gold Coast and Sunshine Coast regions in the south-eastern corner of the State, an area with mild climate and a developed industrial base. The remainder of the State’s population is spread quite widely, making Queensland’s population the most dispersed of the Australian States.

Brisbane, the capital of Queensland, with its surrounding metropolitan area has approximately 1.95 million residents. There are nine other population centres in Queensland with over 50,000 residents.

Government of Queensland

The Commonwealth of Australia (“Australia” or the “Commonwealth”) was formed as a federal union on January 1, 1901, when the six British colonies of New South Wales, Victoria, Queensland, South Australia, Western Australia and Tasmania were united as States in a federation. In addition to the six States, Australia has a number of territories including the Northern Territory and the Australian Capital Territory which contains the nation’s capital of Canberra. The Commonwealth Parliament has power to legislate on specific matters of national interest, such as defence, external affairs, overseas and interstate trade and commerce, currency and banking. It also has exclusive power to impose customs and excise duties and power exercisable concurrently with the States to levy other forms of taxation. The State Parliaments retain powers over all matters other than those granted to the Commonwealth under the Constitution. State powers include control over education, public health, police and justice, transport, roads and railways, industry, mining and agriculture, public works, ports, forestry, electricity, gas, and water supply and irrigation.

While Queensland has autonomy and control in respect of those functions which are its constitutional responsibility, it forms a part of the Commonwealth and in many important respects its economic performance and prospects are closely interrelated with those of Australia as a whole. In particular, primary responsibility for overall economic management in Australia rests with the Commonwealth Government. For example, the Commonwealth Government has responsibility for monetary policy, national budget policy, fiscal policy, exchange rates and external policy. In addition, while most wage rates have been traditionally centrally determined through Federal and State conciliation and arbitration tribunals, legislation over the last decade underpins a move away from central wage fixation toward enterprise based agreements. This move is expected to make the labour market more flexible.

Legislative powers in Queensland are vested in the State Parliament, which consists of a single chamber, the Legislative Assembly, elected by the compulsory vote of all persons 18 years of age or over, for a term not exceeding three years.

Following the most recent State election (March 2009), the Australian Labor Party again forms the current government of Queensland. The Premier is the Honourable Anna Bligh, who became leader of the Australian

Labor Party in Queensland on 13 September 2007 following the retirement of the Honourable Peter Beattie. Ms Bligh previously occupied the roles of Deputy Premier and Treasurer, and was nominated unopposed to succeed Mr Beattie.

The executive power of the State is formally exercised by the Governor of Queensland (the “Governor”), who is the representative of the Crown and is advised by the Executive Council. The Executive Council is comprised of the Governor and the Ministry. The Ministers are members of the party or coalition of parties which command the support of a majority in the Legislative Assembly. Including the Premier, there are at present a total of 18 Ministers. In practice, the executive power of the State is exercised by the Cabinet (which in Queensland, consists of all Ministers) with the decisions of the Cabinet being formally ratified by the Governor when necessary. As is the case federally, it is a well established convention that, except in extraordinary circumstances, the Governor acts on the advice of the Cabinet.

The authority of Queensland’s Parliament is required for the raising of all State revenues and for all State expenditures. The State’s accounts (including the accounts of the Corporation) are audited on a continuing basis by the State’s Auditor General, who is an appointee of the Governor in Council and who reports annually to the Queensland Parliament on each year’s financial operations.

Each Minister is responsible to Parliament for the operation of one or more Government departments, as well as any associated statutory authorities. Departments are staffed by independent public servants with each department having a “permanent head” who is responsible for the financial administration of the funds provided by Parliament for use by that department.

The State judicial system operates principally through the Magistrates Court, the District Court, the Supreme Court and the Court of Appeal. The judiciary in Queensland is appointed by the Crown, as represented by the Governor, acting upon the advice of the Cabinet.

A number of separate entities have been established in Queensland under special Acts of Parliament to carry out particular functions or to provide specific community services. These entities are variously referred to as “Statutory Authorities”, “Statutory Bodies”, “Semi Government Authorities”, “Local Authorities”, “Local Governments” or “public enterprises”.

QUEENSLAND ECONOMY

Overview

Queensland has a modern, diversified economy, with a large services sector, coupled with strong agricultural, mining and manufacturing sectors.

Agriculture provided the original base for the development of the Queensland economy, with grains, wool and beef being the principal products. While these commodities remain important, they have been supplemented by a large range of other agricultural products, including sugar cane, tropical and citrus fruits, dairy products, vegetables, other livestock and cotton.

Substantial mining of metals such as gold, copper, lead and zinc commenced early in the State’s history. Queensland’s Northwest Minerals Province is one of the world’s premier base metals producing regions. Further, the State’s coal and bauxite reserves are among the largest in the world, are generally of high grade and are easily accessible.

The acceleration of mineral production and processing during the early 1980s provided a significant stimulus for the expansion of the Queensland economy. Minerals processing was encouraged by the availability of low-cost electrical energy produced from extensive supplies of inexpensive coal. Further advancements underway include the development of alternate energy sources such as natural and coal seam gas.

Historically, Queensland’s manufacturing industry has not been as important to the Queensland economy as other Australian States. In particular, manufacturing in Queensland has specialized to meet the internal requirements of the Queensland economy, including minerals processing and agriculture. However, in recent years the manufacturing sector has diversified and expanded into higher value added and high technology industries.

International and interstate tourism is also an important contributor to the Queensland economy. Queensland boasts many natural attractions, including the Great Barrier Reef, extensive beaches, island resorts and tropical rainforests as well as cosmopolitan cities and unique countryside.

Like all modern economies, Queensland has an extensive service sector which complements a diverse range of activities, including construction, wholesale and retail trade, communications, business and financial services, as well as the tourism sector.

There have been significant structural changes in the Queensland economy over the past 20 years. The mining and tertiary sectors have grown strongly and the relative importance of the rural sector has declined. In 2007-08, the State’s rural sector accounted for approximately 2.8% of Queensland’s total industry gross value added and 21.8% of the rural sector in Australia. The mining sector accounted for approximately 10.6% of industry gross value added in the State and 24.7% of mining activity in Australia. Meanwhile, the manufacturing sector accounted for approximately 9.6% of Queensland’s industry gross value added and 17.2% of the manufacturing sector in Australia. Finally, the tertiary sector accounted for approximately 77.0% of Queensland’s industry gross value added and 18.8% of the tertiary sector in Australia.

Economic Strategy

The Queensland Government’s economic strategy focuses on positioning the Queensland economy for a strong recovery from the global recession while supporting jobs. The Queensland Government’s economic strategy is comprised of four key elements, as follows:

•	Jobs;

•	Infrastructure;

•	Skills and Innovation; and

•	Responding to Climate Change.

Queensland’s productivity growth has outpaced the national average over the past decade and the Government is locking in future productivity gains with its substantial ongoing investment in skills, innovation and economic infrastructure. The rise in real incomes and employment generated by productivity growth also increases the tax revenue base available for Government, helping to address fiscal principles such as maintaining a competitive taxation environment and meeting operating expenses from operating revenue.

The economic strategy complements sound economic fundamentals with a ‘Smart State’ strategy that fosters innovation and invests in human capital, as these are the main drivers of productivity growth in a modern diversified economy. In addition, the economic strategy’s focus on these drivers of growth will generate the higher rates of sustainable economic growth and living standards required to support the State’s strong population growth and, over the longer term, the ageing of the population.

Economic Growth

With growth in gross state product (GSP) easing to a modest 0.8% in 2008-09, to be largely in line with the 1.0% growth recorded nationally, 2008-09 represented the weakest year for the State economy since 1990-91 and the weakest for the national economy since 1991-82. The household sector weighed on activity during the year, reflecting a decline in dwelling investment and the weakest growth in household consumption in more than a decade. This was offset by residual strength in business investment and support from public sector investment, while a decline in imports saw the trade sector make its first positive contribution to growth in eight years.

Real Economic Growth—Queensland and Australia, original CVM

(2003-04 to 2008-09)

	Queensland GSP		Australia GDP
Year	$ Billion(a)	% Change	$ Billion(a)	% Change
2003-04	173.5	5.6	956.0	4.0
2004-05	184.0	6.1	982.8	2.8
2005-06	191.0	3.8	1,012.3	3.0
2006-07	200.9	5.2	1,045.7	3.3
2007-08	211.9	5.5	1,084.5	3.7
2008-09	213.6	0.8	1,095.4	1.0

(a)	Chain volume measure (reference year 2006-07)

Source:	Queensland State Accounts

Major Economic Indicators

The following table lists selected major economic indicators for Queensland:

Queensland Major Economic Indicators

	2004-05	2005-06	2006-07	2007-08	2008-09
Overseas merchandise exports ($ billion)	26.4	35.4	35.4	35.3	56.4
Retail turnover ($ billion)	37.2	39.0	41.9	45.8	48.4
Private gross fixed capital formation ($ billion)	40.4	46.8	54.4	61.2	65.2
Mineral production ($ billion)	16.0	23.8	24.9	26.8	na
Agricultural production ($ billion)	8.3	8.7	9.5	9.2	na
Employment (‘000)(a)	1,953.3	2,031.4	2,127.8	2,179.7	2,227.2
Unemployment rate(%)(a)	4.9	4.8	4.0	3.7	4.4
Increase in consumer prices(%)(a)	2.6	3.1	3.3	4.1	3.7
Average weekly ordinary time earnings($)(a)	911.4	949.8	990.1	1043.8	1,119.7

(a)	Year-average

Note:	All monetary values are in current prices, na: Data not available.

Source:	ABS 7111.0, Department of Mines and Energy, Department of Primary Industries and Fisheries, and Queensland State Accounts.

Structure of the Queensland Economy

The following table shows the annual changes and contributions to growth in GSP/GDP in Queensland and Australia for 2007-08 and 2008-09.

Components of Economic Growth

(original, CVM(a))

	Queensland				Australia
	Annual Growth (%)		Contribution to GSP growth (% points)		Annual Growth (%)		Contribution to GDP growth (% points)
	2007-08	2008-09	2007-08	2008-09	2007-08	2008-09	2007-08	2008-09
Household consumption expenditure	4.9	1.8	2.7	1.0	4.0	1.4	2.2	0.8
Priv. gross fixed capital formation(c)	9.2	2.7	2.5	0.7	10.6	3.1	2.4	0.8
—Dwellings	-1.3	-6.9	-0.1	-0.6	1.7	-1.9	0.1	-0.1
—Business investment(c)	16.3	10.1	2.5	1.7	15.2	6.3	2.1	1.0
(i) Other buildings and structures(c)	10.6	16.7	0.7	1.2	12.8	7.8	0.8	0.5
(ii) Machinery and equipment(c)	21.1	5.0	1.8	0.5	17.3	5.1	1.3	0.4
—Ownership transfer costs	-1.5	-29.9	0.0	-0.6	0.2	-15.3	0.0	-0.3
Private final demand(b)(c)	6.3	2.1	5.2	1.7	5.9	1.9	4.7	1.6
Public final demand(b)(c)	7.4	4.6	1.7	1.1	4.0	4.7	0.9	1.0
Change in inventories	na	na	0.2	-1.3	na	na	0.2	-1.3
Gross State/National Expenditure(d)	6.8	0.2	7.2	0.2	5.8	0.0	5.9	0.0
Exports of goods and services	3.0	-1.4	1.1	-0.5	4.1	1.8	0.8	0.4
Imports of goods and services	6.8	-2.6	2.8	-1.1	13.8	-2.5	3.0	-0.6
GSP/GDP	5.5	0.8	5.5	0.8	3.7	1.0	3.7	1.0

(a)	Chain volume measure (reference year 2006-07).

(b)	Final demand constitutes final consumption expenditure plus gross fixed capital formation.

(c)	Queensland data adjusted for asset sales but national data not adjusted, as information not available.

(d)	Includes statistical discrepancy.

Source:	Queensland State Accounts.

Key features are:

•

Dwelling investment in Queensland declined 6.9% in 2008-09, and was a key driver of the slowdown in overall economic growth over the year. The fall reflected the lagged impact of restrictive interest rates over much of 2008, as well as weak consumer and investor confidence following the deterioration in the economic outlook and tightening in credit conditions from late 2008.

•

Household consumption growth eased to 1.8% in 2008-09, with discretionary spending constrained by considerably lower consumer confidence and household wealth, resulting from falls in both equity and house prices over much of the year.

•	In contrast to weakness in the household sector, business investment in Queensland rose 10.1% in 2008 09, the fifth consecutive year of double-digit growth. The large amount of work already under construction generated considerable momentum, especially in engineering construction. As a result, the volume of business investment reached almost $40 billion in 2008-09, more than triple its level in 2000-01.

•

Public final demand contributed 1.1 percentage points to overall economic growth in 2008-09. Public investment has increased substantially in areas such as transport, health, education, rail, energy and water in recent years, helping to accommodate fast population growth and expand the productive capacity of the economy.

•

The trade sector contributed 0.6 percentage point to overall economic growth in 2008 09, the first net contribution since 2000-01. This reflected a faster fall in imports relative to exports during the year.

Overseas Exports

Queensland is one of Australia’s major exporting states. The nominal value of Queensland’s overseas exports of goods and services in 2008-09 totalled $67.3 billion (up 47.5% from 2007-08). This was largely driven by a rise in exports of coal, coke and briquettes (up $17.1 billion, or 130.4%) reflecting higher prices received for Queensland coal exports, as well as a depreciation in the A$ (from $US0.90 in 2007-08 to $US0.75 in 2008-09). These factors more than offset the negative impact of the global economic downturn on other export categories, particularly base metals.

The nominal value of Queensland’s crude minerals exports rose 89.5% in 2008-09, to total $33.1 billion. Coal accounted for the majority of this rise, and over half of the total value of Queensland’s merchandise exports in 2008-09. In Japanese Fiscal Year 2008-09 (April 2008 to March 2009), contract prices for hard coking and semi-soft coking coal more than tripled and prices for thermal coal doubled. In addition to substantially higher prices, the volume of Queensland’s coal exports also rose in 2008-09, supported considerably by unprecedented demand from China in the second half of the year. The volume of Queensland’s hard coking and thermal coal exports to China totalled 12.0 million tonnes in the first six months of 2009, compared with 0.8 million tonnes in the same period a year earlier. The rise in coal export volumes to China more than offset a large fall in demand from other major coal buyers in the year.

In 2008-09, the nominal value of Queensland’s rural exports rose 23.8%, to total $7.5 billion. This increase was driven by a 12.0% rise in the value of meat exports and a 101.2% rise in cereal exports. However, stronger meat export values largely reflected higher export prices. The volume of beef exports (which account for the majority of meat exports from Queensland) rose by a more modest 2.8% in the year. Strong demand from the US for lower-grade manufacturing beef saw export tonnages to the US rise 12.8%, while a more competitive A$ helped exports to Japan (the State’s largest export destination) increase 2.1%. In contrast, exports to South Korea fell 25.7%, following the removal of a ban on US imports into Korea. The value of cotton lint exports increased 47.9% in 2008-09, following large falls in 2007-08, with production benefiting from improved rainfall in particular. Sugar exporters benefited from the world raw sugar price approaching a record high over 2008 09.

The nominal value of processed minerals and metals exports fell 17.0% in 2008 09, to $3.6 billion. The majority of the fall was driven by a 17.2% decline in non ferrous metals, to $3.3 billion. This reflected lower industrial production, which weighed on base metals prices in 2008-09. The world prices of aluminium (down 29.8%), copper (down 36.5%), nickel (down 53.3%), lead (down 49.8%) and zinc (down 46.1%) were all much lower in the year. Further, output was affected as many mining companies responded to the weaker global environment and increased funding constraints by scaling back production.

Overseas Exports of Goods and Services, Queensland

Export Categories(a)	2006-07	2007-08	2008-09(p)
	($ million at current prices)
Rural
Meat	3,382.1	3,091.9	3,463.4
Textile fibres	519.6	318.3	424.3
Cereals	180.3	227.1	456.8
Fish and other seafood	192.4	162.2	181.9
Vegetables and fruit	312.8	326.4	343.0
Sugar(b)	1,541.0	1,040.0	1,304.0
Other rural	673.4	899.4	1,332.7
Total	6,801.6	6,065.3	7,506.1

Crude Minerals
Coal, coke and briquettes(b)	12,992.0	13,118.8	30,221.3
Metalliferous ores	4,228.8	3,882.8	2,529.8
Petroleum and related products/materials	287.1	393.2	289.5
Other crude minerals	85.1	95.1	101.2
Total	17,593.0	17,489.9	33,141.7

Processed minerals and metals
Non-ferrous metals	3,480.9	3,968.5	3,285.4
Other processed minerals and metals	340.8	359.0	305.3
Total	3,821.7	4,327.5	3,590.7

Other manufactures
Chemicals and related products	395.8	550.9	926.8
Manufactured goods classified by material	279.1	269.1	243.0
Machinery	917.1	1,038.7	1,208.1
Transport equipment	355.5	403.9	322.8
Miscellaneous manufactures	363.8	384.7	407.6
Total	2,311.2	2,647.3	3,108.3

Manufactures (sum of processed minerals and metals and other)	4,911.6	4,787.8	9,061.8
Confidential and special(b)	6,304.8	5,715.8	10,229.7

Total overseas exports of merchandise goods	36,197.0	36,013.0	57,224.0

Tourism	3,386.0	3,444.0	3,795.0
Other services	5,297.0	6,155.0	6,245.0
Total overseas exports of services	8,683.0	9,599.0	10,040.0

TOTAL OVERSEAS EXPORTS OF GOODS AND SERVICES	44,878.0	45,613.0	67,265.0

(p)	Preliminary.

(a)	Based on the Standard International Trade Classification (SITC3). Total overseas exports of merchandise goods and service related exports data based on Queensland State Accounts, June quarter 2009. All remaining merchandise exports goods, with the exception of sugar are sourced from the ABS, unpublished foreign trade data, August 2009.

(b)	Sugar data for Australia are held as confidential and included in the ‘Confidential and Special items’ category. Sugar data are only released into the ‘Sugar’ category for Australia after a six month lag. As a result, estimates for ‘sugar’ for Queensland are based on the Queensland State Accounts estimate of sugar. In addition, some coal exports data (particularly pulverised coal injection coal) is confidentialised by the ABS. These coal exports have been included in the ‘Confidential and Special items’ category since February 2002.

Source:	ABS unpublished foreign trade data, Queensland State Accounts.

Note:	Amounts have been rounded to the nearest hundred thousand. Consequently amounts may not add to rounded totals.

Queensland produces a wide variety of mineral and agricultural commodities for export. The development of large capacity port facilities has increased Queensland’s competitiveness in world markets and has improved access to significant Asian and European markets. Further planned expansions to port and rail infrastructure will facilitate exports growth.

Queensland exports to a range of overseas markets. Japan has been Queensland’s largest export market for the past decade and received 29.5% of the State’s overseas merchandise exports (excluding non-monetary gold) in 2008-09. Other major export markets include the European Union (12.5%), India (11.8%), South Korea (11.3%), China (including Hong Kong) (10.0%), Taiwan (5.8%) and the United States of America (2.2%).

The share of Queensland’s merchandise exports destined for North Asia remained high, at 56.6% in 2008-09. Overall, the share and the absolute value of goods exports to China, India and Taiwan has risen significantly over the five years to 2008-09. In 2008-09, exports to China, India and Taiwan accounted for 26.8% of the value of Queensland’s overseas merchandise exports, compared with 16.8% in 2003 04. In value terms, exports to China, India and Taiwan rose on average by 30.0%, 44.8% and 28.5% per year respectively since 2003 04, supported by strong growth in coal exports. Meanwhile, exports to key markets in South Asia (excluding India) increased 11.1% per year over the same period.

The share of exports to the US has declined from 8.5% in 2000 01 to only 2.2% in 2008-09. This reflects both a surge in growth in exports to other countries, such as India and China, combined with a decline in exports to the US, which partially reflects a fall in beef exports. Beef exports to the US fell following a ban on US beef exports to Japan and Korea due to a case of BSE (mad cow disease) in the US. This increased domestic supply in the US. As a consequence of the ban, US market share in these two countries fell, to be largely replaced with Australian product. In recent years however, some US exports of beef to both Korea and Japan have resumed.

The major destinations for Queensland’s exports in recent years are outlined in the following table:

Queensland’s Major Overseas Markets for Exports of Goods(a)

	2006-07	2007-08	2009-10(p)
	(% of total at current prices)
North Asia Total	52.0	50.6	56.6
South Korea	11.0	10.5	11.3
China	7.7	6.9	9.3
Japan	26.0	25.6	29.5
Taiwan	6.4	6.8	5.8
Hong Kong	0.9	0.8	0.7

South Asia Total	15.3	16.0	17.1
Indonesia	2.3	2.3	1.8
PNG	1.1	1.4	1.0
Singapore	1.1	1.2	0.6
India	7.7	8.3	11.8
Malaysia	1.6	1.6	1.0
Thailand	1.4	1.2	0.9

North America	5.1	4.1	2.5
Canada	0.6	0.6	0.4
US	4.6	3.5	2.2

European Union	15.3	15.5	12.5
New Zealand	2.7	2.7	1.6
Brazil	2.0	2.0	2.0
Other	7.6	9.1	7.7

	100.0	100.0	100.0

(a)	Shares calculated net of non-monetary gold.

(p)	Preliminary

Source:	ABS, unpublished foreign trade data.

Overseas imports

The nominal value of Queensland’s overseas merchandise imports rose 4.9%, to $34.0 billion in 2008-09. Imports of road motor vehicles fell sharply, down $1.2 billion (or 20.5%), although this was more than offset by higher imports of other manufactured goods (up 18.9%) and other imports (up 55.7%). Imports of other manufactured goods was driven by higher imports of miscellaneous manufactured articles (up $399.7 million, or 42.0%). Other imports was largely driven by higher non-monetary gold imports, up $1.3 billion or 230.5%. This partially reflected a rise in A$-denominated gold prices, from A$915.0 in 2007-08, to A$1,186.0 in 2008-09.

Growth in the value of chemical imports contributed to overall merchandise import growth in 2008-09, rising $357.3 million (or 25.4%) to $1.8 billion. Imports of live animals, food, beverages and tobacco rose 17.0% in the year.

The value of Queensland’s imports in recent years is outlined in detail in the following table:

Overseas Imports of Goods and Services, Queensland

Import Categories(a)	2006-07	2007-08	2008-09(p)
	($ million at current prices)
Live animals, food, beverages & tobacco	901.9	967.8	1,132.7
Mineral fuels, petroleum and lubricants	5,495.0	7,583.3	7,291.8
Chemicals	1,296.6	1,406.7	1,764.0
Road motor vehicles	5,321.5	5,964.5	4,740.5
Other machinery and transport equipment	6,693.6	7,988.4	7,959.8
Other manufactured goods	5,149.3	5,670.0	6,744.4
Other	2,339.8	2,779.3	4,328.1
Total overseas imports of goods

Tourism	27,197.7	32,360.0	33,961.3
Other services
Total overseas imports of services
TOTAL OVERSEAS IMPORTS OF GOODS AND SERVICES	1,935.0	2,543.0	2,983.0

(p)	Preliminary.

(a)	Based on the Standard International Trade Classification (SITC3). Total overseas imports of merchandise goods and services data based on Queensland State Accounts, June quarter 2009. All remaining merchandise imports goods data are sourced from the ABS, unpublished foreign trade data, September 2009.

Note:	Amounts have been rounded to the nearest hundred thousand. Consequently, amounts may not add to rounded totals.

Source:	ABS unpublished foreign trade data, Queensland State Accounts.

Employment and Income

Queensland’s population broke the 4 million barrier in September quarter 2005, and has continued to grow strongly since then, reaching 4,380,383 persons by the end of March 2009. Over the five years to March 2009, the State’s population increased at an average annual rate of 2.5%, compared with 1.4% growth in the rest of Australia.

Over the five year period to 2008-09, Queensland’s labour force increased by 18.1%. The State’s labour force participation rate increased 3.0 percentage points over the five years to 2008-09 to an historic high of 67.6%, remaining consistently higher than the rest of Australia average over the period.

Employment in Queensland grew 2.2% in 2008-09, compared with growth of 0.8% in the rest of Australia. Over the five years to 2008-09, employment in Queensland increased by 20.2%, compared with 11.2% growth in the rest of Australia. As a result, Queensland created 374,400 new jobs, equating to 30.3% of all jobs created in Australia over the period. The following table shows changes in Queensland’s employment by industry over the past five years.

Employed Persons by Industry, Queensland

	2003-04 (‘000)	2008-09 (‘000)	% Change 2003-04 to 2008-09	% Share of total employment 2008-09
Agriculture, forestry & fishing	83.4	79.9	-4.2	3.6
Mining	22.0	46.2	110.0	2.1
Manufacturing	182.0	189.8	4.3	8.5
Electricity, gas, water & waste services	17.4	26.8	54.0	1.2
Construction	164.6	245.0	48.8	11.0
Wholesale Trade	72.4	66.8	-7.7	3.0
Retail Trade	227.4	261.0	14.8	11.7
Accommodation & food services	134.1	159.4	18.9	7.2
Transport, postal & warehousing	103.8	139.9	34.8	6.3
Information media & telecommunications	32.5	35.1	8.1	1.6
Financial & insurance services	50.0	60.3	20.6	2.7
Rental, hiring & real estate services	40.7	53.1	30.3	2.4
Professional, scientific & technical services	103.5	143.1	38.2	6.4
Administrative & support services	64.2	67.0	4.3	3.0
Public administration & safety	122.3	128.1	4.7	5.8
Education & training	137.1	169.4	23.6	7.6
Health care & social assistance	178.7	225.1	26.0	10.1
Arts & recreation services	33.7	34.7	2.7	1.6
Other services	80.2	95.5	19.0	4.3

TOTAL(a)	1,849.8	2,226.0	20.3	100

(a)	Industry estimates of employment are compiled on the mid-month of each quarter. Therefore, the total of industry employment does not match the year average of aggregate monthly estimates of employed persons.

Note:	Due to rounding, amounts may not add to totals.

Source:	ABS 6291.0.55.003.

Queensland’s year-average unemployment rate was below that in the rest of Australia for the fifth consecutive year in 2008-09, but rose to 4.4%, up from 3.7% in the previous year (the rest of Australia was 5.1% and 4.4% respectively). The increase in Queensland’s unemployment rate in 2008-09 reflected stronger labour force growth than employment growth in the year.

Prices

The Brisbane consumer price index (CPI) rose 3.7% in 2008-09, a moderation from the 4.1% growth recorded in 2007-08. The national CPI rose 3.1% in 2008-09 and 3.4% in 2007-08.

Income

Average weekly earnings and household income per capita in Queensland are below the Australian average. The most recent figures available are given below:

Measures of Income

State	Household Income per Capita 2007-08 $	Average Weekly Earnings 2008-09 $
Queensland	42,190	888.1
New South Wales	47,512	917.6
Victoria	46,378	889.6
South Australia	41,816	843.2
Western Australia	48,255	1027.7
Tasmania	39,229	778.0
Australia	45,944	912.9

Source: ABS 5220.0 and 6302.0.

Queensland recorded growth in average weekly earnings of 7.5% in 2008-09, compared with 3.9% growth nationally.

Wages Policy

Historically, wages in Australia have been strongly influenced by both federal and state-based Industrial Relations Commissions and their predecessors. Through a process of (at times compulsory) conciliation and arbitration, these bodies established “awards” which set minimum wages and conditions across a wide range of industries and occupations.

The Australian Labour Party held office at the federal government level from 1983 to 1996. A central component of its industrial relations policy was the Prices and Incomes Accord, an agreement between the Australian Government and the Unions’ peak body, the Australian Council of Trade Unions (ACTU). From 1983 to 1991, the wage fixing system was highly centralised. In an effort to foster growth in GDP and employment, real wages were constrained with some compensation provided in non wage forms, such as the provision of a free universal health care system.

Since 1991, the focus of wages policy has shifted to the enterprise level. Enterprise agreements have been pursued to allow more flexible and productive workplace-based arrangements. The emphasis has changed from across-the-board wage increases flowing to most employees throughout the economy, to differentiated wage increases at the workplace level, in exchange for productivity improvements. Aggregate wage outcomes have remained moderate during the transition to a more decentralised system, enabling an economic environment of low inflation and strong employment growth.

Enterprise bargaining has become widely accepted in Australia since its introduction in October 1991 and has gradually replaced the Award system of centralised wage-fixing as the dominant method of structured wages negotiation in Australia. As of June 2006, 1.2% of Australian workers were covered by collective agreements, making it the most common type of wage-setting agreement. In comparison, 39.8% of workers were covered by individual agreements with only 19% covered by awards only.

In 1999, the Queensland Government enacted the Industrial Relations Act 1999, which applied to the estimated 70% of employees in Queensland who were covered by the State industrial relations system. It was estimated that approximately 55% of employees in Queensland were covered by State awards and agreements.

Passage of the Federal Government’s WorkChoices amendments to the Workplace Relations Act 1996 (Cwth) in 2006 has reduced coverage of the State industrial relations jurisdiction to around 40% of the State’s workforce, with around one-third of these employees (13%) being employed in the State public sector.

The Australian Labour Party formed government following the federal election held on 24 November 2007. Although the new Federal Government’s policies provide for an increase in collective bargaining, it is not expected that the progressive transition to a more decentralised system will be substantively altered.

PRINCIPAL SECTORS OF THE QUEENSLAND ECONOMY

The following table shows the main components of Queensland and Australia’s industry gross value added.

Queensland/Australian Gross Product-Major Industry Sectors, 2007-08(a)

(Chain volume measures)

Sector	Queensland	Australia	Queensland as a
	($ millions)	($ millions)	% of Australia
Agriculture, forestry and fishing	5,466	25,085	21.8
Mining	20,403	82,650	24.7
Manufacturing	18,331	106,776	17.2
Services(b)	147,706	785,866	18.8

TOTAL	191,906	1,000,377	19.2

(a)	Based on industry gross value added. Gross value added refers to the value of output at basic prices minus the value of intermediate consumption at purchasers’ prices. Basic prices valuation of output removes the distortion caused by variations in the incidence of commodity taxes and subsidies across the output of individual industries.

(b)	Includes general government and ownership of dwellings.

Source: ABS 5220.0.

Mining

Over the past decade, the mining sector of Queensland’s economy has provided a strong stimulus to State growth. Queensland has large reserves of coal, bauxite, gold, copper, silver, lead, zinc, nickel, phosphate rock and limestone currently being mined, and largely unexploited resources of magnesite, oil shale, uranium, tin, mineral sands, clay and salt.

In 2007-08, Queensland accounted for 24.7% of the nation’s total mining output, broadly in line with the 10 year average. Currently, Queensland is the second largest contributor of any state or territory to Australia’s total mining output. In

2007-08, Queensland’s mining industry accounted for 10.6% of the State’s total industry gross value added.

The Queensland mining industry is a major export earner and makes a substantial contribution to capital investment, direct and indirect employment, and regional development. Mining also provides a base for a number of the State’s leading value added industries.

The value and quantity of selected minerals produced in Queensland from 2003-04 to 2007 08 (latest data available) are shown in the following tables.

Queensland Mineral Production—Value

($ millions)

Mineral	2003-04	2004-05	2005-06	2006-07	2007-08
Black coal(a)	6,454	10,347	17,432	15,925	17,076
Copper concentrate	2,793	1,707	1,616	2,947	3,198
Gold Bullion(b)	387	315	386	447	428
Bauxite	232	263	284	279	233
Lead Concentrate(c)	520	1,356	1,015	867	1,954
Crude Oil	805	903	1,930	3,191	2,159
Zinc Concentrate	94	143	212	224	340
Natural Gas	380	469	352	361	283
Other	595	519	565	661	1,098

TOTAL	12,260	16,022	23,788	24,902	26,769

(a)	Value of production does not include transport or handling costs or other by-products such as coke or briquettes.

(b)	Includes alluvial gold.

(c)	Includes a significant component of silver.

Source: Queensland Department of Mines and Energy.

Queensland’s Principal Mineral Production—Volumes

Mineral	2003-04	2004-05	2005-06	2006-07	2007-08
Black coal (‘000t)	160,062	172,666	171,689	184,082	182,567
Copper concentrate (‘000t)	1,654	1,329	1,474	1,285	1,419
Gold Bullion (kg)(a)	39,922	34,845	27,526	32,951	25,909
Bauxite (‘000t)	12,071	13,798	16,013	17,380	19,386
Lead concentrate (‘000t)(b)	756	804	804	654	763
Zinc concentrate (‘000t)	1,386	1,540	1,587	1,581	1,641
Crude oil (megalitres)	425	418	419	457	554
Natural gas (gigalitres)	5,255	4,766	3,170	3,080	2,429

(a)	Includes alluvial gold.

(b)	Includes a significant component of silver.

Source: Queensland Department of Mines and Energy.

Coal

In 2007-08, coal remained Queensland’s most significant mineral commodity, accounting for 63.8% of mineral production by value. In 2007-08, the quantity of coal produced in Queensland fell by 0.8% to 182.6 million tonnes. The rise in the value of coal production (up 7.2%) to $17.1 billion was due to higher average coal export prices in A$ terms in the year.

Coal is also Queensland’s leading export commodity, with the value of exports totalling $30.2 billion in 2008-09 (this excludes coal exports which have been confidentialised by the Australian Bureau of Statistics, such as pulverised coal injection exports). In 2008-09, the value of non-confidentialised coal exports accounted for around 53.6% of Queensland’s total merchandise exports. According to data from the Department of Mines and Energy, coal export tonnages rose 4.6% in the financial year, as exports recovered from the impact of flooding in the Bowen Basin in early 2008 and Chinese imports boosted demand towards the end of 2008-09.

Copper

In 2007-08, the quantity of copper concentrate produced in Queensland increased by 10.4%, to 1.4 million tonnes. The value of copper production increased by a lesser 8.5% over the same time period, reflecting a marginal decline in A$ prices.

Gold

The value of gold produced in Queensland fell by 4.3% in 2007-08, to $428 million, driven by a 21.4% fall in the quantity of gold produced in the year.

Bauxite

The value of Queensland’s bauxite production fell by 16.5% in 2007-08, to $233 million. This was despite an 11.5% rise in the quantity of bauxite produced during the year, as the world price of bauxite declined in the year.

Lead and Zinc

In Queensland, the value of lead produced rose by 125.4% in 2007-08, to total $2.0 billion. The quantity of lead produced rose 16.7% in 2007-08.

In contrast, the value of zinc concentrate production decreased by 32.3% during the year to total $2.2 billion. The quantity of zinc concentrates produced in Queensland increased by 3.8% in 2007-08, to 1.6 million tonnes.

Crude Oil and Natural Gas

The value of crude oil produced in Queensland increased by 51.8% in 2007-08, reflecting a 21.2% increase in the production volume of crude oil and higher prices.

The value of natural gas produced fell by 21.6% in 2007 08, with the volume of natural gas production declining 21.1%.

Agriculture

The agriculture, forestry and fisheries sector in Queensland accounted for around 2.8% of Queensland’s industry gross value added and for around 21.8% of Australia’s total agricultural production in 2007-08 (latest data available). The bulk of Queensland’s agricultural production has traditionally been exported, providing a significant contribution to Queensland’s foreign earnings.

In 2007-08, 58.8% of the gross value of Queensland’s agricultural production was derived from four products—beef, sugar, grain and cotton, each of which is produced primarily for export.

Queensland also produces tropical and citrus fruits, tobacco, rice, cotton, vegetables, timber, peanuts, oilseeds, eggs and dairy products, principally for domestic markets.

In 2007-08, Queensland’s gross value of agricultural production declined an estimated 7.3%, to $9.0 billion, but remained higher than the levels seen in 2003-04 and 2005-06.

The following table presents figures on the gross value and volume of agricultural commodities produced in Queensland over the five years to 2007-08.

Queensland’s Major Agricultural Commodities

Value and Volume of Production

	2003-04	2004-05	2005-06	2006-07	2007-08
Gross Value ($m)
Slaughtering and other disposals	3,553	4,149	4,125	4,361	4,035
Cattle and calves	3,071	3,631	3,607	3,816	3,440
Poultry	207	223	223	240	300
Pigs	206	235	230	237	220
Sheep	57	50	49	45	60
Sugar cane for crushing	779	917	963	1,122	750
Wool (shorn)	97	120	106	120	120
Cereals	557	474	454	421	970
Horticulture(a)	1,522	1,490	1,856	2,462	1,855
Dairying (total whole milk production)	228	217	218	207	255
Cotton	346	419	359	121	110
Other	582	1,940	627	856	865

Total	7,664	9,726	8,708	9,760	8,960

Volume of Production
Beef and veal (‘000 tonnes)	979	1,050	1,057	1,110	1,042
Sugar cane (‘000 tonnes)	34,105	34,163	35,899	33,755	32,452
Wool (‘000 kg)	11,427	15,992	14,375	13,762	11,881
Wheat (‘000 tonnes)	1,110	1,170	1,218	777	910
Cotton lint (‘000 tonnes)	169	297	194	54	40

(a)	Vegetables, fruits and nuts, and grapes.

Sources:	Queensland Primary Industries and Fisheries: Prospects Update, various issues, Australian Sugar Yearbook 2009, ABARE Australian Commodity Statistics, 2008.

The performance of Queensland’s agricultural production weakened in 2007-08. In particular, the 33.2% fall in the value of sugar cane for crushing produced, combined with a 24.7% fall in the value of horticulture, contributed largely to the overall decline in the total value of agricultural production. In contrast, the value of cereals and dairy increased 130.4% and 23.2% respectively.

Commodity prices for many of Queensland’s major agricultural exports increased in 2007-08. In year average terms, the export price of sugar, wheat, wool and cotton increased, while world prices of beef decreased.

Meat and Poultry

The production of beef and veal declined 6.1% in 2007-08. This weaker performance reflected the return to normal seasonal conditions in Northern Queensland, with substantial summer rains encouraging farmers to re stock. In addition, the associated good pasture growth and high feed grain prices resulted in cattle moving back to be grass-fed, delaying cattle production in the second half of the year.

Grains

Queensland wheat production increased strongly in 2007-08, from 777 kilotonnes to 910 kilotonnes. The total value of Queensland’s cereal production increased to $970 million in 2007-08.

Sugar

Australia is the world’s fourth largest exporter of raw sugar and Queensland accounts for 92.7% of Australian production.

Queensland’s sugar cane production for crushing was 32.5 million tonnes in 2007-08. The value of sugar cane

Wool

The volume of wool produced in Queensland declined by 13.7%, to 11.9 kilotonnes in 2007-08. Higher global sheep stocks placed downward pressure on world wool prices in the year.

Other Primary Industries

Timber-Based Industries

The Queensland Department of Primary Industry and Fisheries estimated that forestry production in Queensland totalled $535 million in 2007-08. Demand for wood is largely determined by demand for the construction of new dwellings and alterations and additions to existing dwellings. Most timber plantations in Queensland are softwood, almost all of which is owned by the State Government.

Fisheries

The Queensland Department of Primary Industries and Fisheries estimated that fisheries production in Queensland totalled $345 million in 2007 08 the same as in 2006-07. Trawl operations constituted 33.6% of the fisheries output (in value terms), with the remaining portion sourced from non-trawl and aquaculture activities.

Manufacturing

In 2007-08, the manufacturing sector accounted for 9.6% of Queensland’s industry gross value added. Queensland’s share of Australia’s total manufacturing output increased to 17.2% in 2007-08, up from 12.5% ten years earlier.

Historically, manufacturing in Queensland was developed to service and process the State’s agricultural and mineral resources. It is estimated that approximately two thirds of manufacturing in Queensland is related to processing, servicing or the provision of machinery and equipment involved in the agricultural and mining sectors. In common with most industrialised nations, the relative importance of manufacturing has declined in favor of service-based industries over time.

In the past, Australian industry policy (primarily in the form of tariffs and quotas) has imposed costs on Queensland’s industries without off setting benefits. The winding back of protection has benefited the manufacturing industry in the State, in part because of its beneficial impact on mining and agriculture.

In 2006-07 (the latest available data), more than half of the manufacturing industry’s turnover was accounted for by two sub sectors: food, beverages and tobacco (23.1%) and metal products (28.0%). Queensland’s manufacturing turnover increased by 9.8% in the same financial year.

Growth in manufacturing output is shown in the following table:

Queensland Manufacturing Industry Turnover by Sub-sector(a)

Subsector	2005-06 ($ million)	2006-07 ($ million)	Annual Growth (%)
Food, beverages and tobacco	15,209	16,218	6.6
Textile, clothing, footwear and leather	1,181	994	-15.8
Wood and paper products	3,021	3,487	15.4
Printing, publishing and recorded media	2,669	1,177	-55.9
Chemical, petroleum and coal products	11,789	na	na
Non-metallic mineral products	2,874	3,943	37.2
Metal products	14,923	19,649	31.7
Machinery and equipment	9,436	10,778	14.2
Miscellaneous manufacturing	2,871	na	na

TOTAL TURNOVER	63,973	70,257	9.8

(a)	Latest available data.

Note:	Figures are rounded to the nearest hundred thousand. Consequently, figures may not add to the total. na: Not Available.

Source:	ABS Cat. No. 8221.0.

Overseas exports of Queensland’s manufactured goods, including processed minerals and metals, totalled $6.7 billion in 2008-09. Manufactured exports overseas fell by 4.0%, following a 13.7% increase in 2007-08. A 17.4% increase in the value of other manufactured goods exports in 2008-09 was more than offset by a 17.0% decline in processed minerals and metals exports.

Services

Transport

Queensland has 15 trading ports, most of which are equipped with bulk handling facilities for the major products of their respective regions. In addition, Queensland has two community ports and a number of non-trading ports located at regular intervals from Maryborough in the south-east to Burketown in the north-west. The Queensland railway network encompasses nearly 10,000 kilometres of track, which includes the electric main railroad line and heavy haul lines serving the major coal mines in Central Queensland.

Competition has been introduced into rail freight with the privately owned Pacific National now active in Queensland competing alongside the government owned Queensland Rail. Rail freight operators also compete with road haulage companies for Queensland’s freight. Commodities which are moved substantially by rail include coal and minerals. Substantial amounts of containerised freight are hauled by both rail and road.

The Queensland road network, extending approximately 273,000 lane kilometres, is constantly being upgraded and extended to maintain its safety and viability.

Queensland has four international airports as well as a large network of commercial domestic airports and private airfields. Brisbane airport is the third busiest in the country behind Sydney and Melbourne. While growth is based predominantly on tourism, the increase in flights has provided a variety of non tourism related business opportunities.

Communications

Queensland is served on a State-wide basis by the national postal system and a number of major telecommunications companies. Two way satellite communications are available in remote areas, providing education and other services to isolated residents. The State has a widespread non commercial television network principally operated by the Australian Broadcasting Corporation and the Special Broadcasting Service. In addition, three commercial television networks and a community television station operate within the State. Queensland has a widespread cable and satellite pay television service in operation, comprehensive commercial and public radio networks. Broadband internet services are also available in all major centres across the State.

Construction

The Queensland building and construction industry directly provided 11.0% of employment in the State during 2008-09.

Dwelling investment in Queensland declined 6.9% in 2008-09, reflecting the impact of restrictive interest rates over much of 2008, as well as weak consumer and investor confidence. In comparison, dwelling investment nationally fell by 1.9% in 2008-09. However, strong population growth and fast growth in rents are expected to support demand for residential construction in Queensland in the medium term.

Private non dwelling construction in Queensland rose by 16.7% in 2008-09, the fifth consecutive year of double-digit growth. While the deepening in the global financial crisis since September 2008 has seen commercial lending dry up and businesses re-evaluate investment plans, the large amount of project work already under construction supported significant momentum in construction activity, especially in the first half of the financial year. Private sector construction work on mining and related infrastructure, energy, and roads resulted in the real value of engineering construction investment rising 29.0% in the year. The ongoing strength in this sector also reflects the long construction timeframes associated with large scale infrastructure projects. Conversely, non-residential construction (such as offices, shops and factories) rose a modest 1.7% in 2008-09. Restricted credit for commercial developments took its toll on this type of construction, particularly in the second half of 2008-09.

Tourism

Tourism accounted for an estimated 5.8% of overall GSP in the State in 2003-04 (latest estimate available). The success of tourism in Queensland is to a great extent attributable to certain natural advantages such as a favourable climate for vacations and one of the finest arrays of natural attractions in Australia, including the Great Barrier Reef and its islands, hundreds of kilometres of beaches, large wilderness areas, mountain panoramas, national parks, the tropical north, the Darling Downs, and the outback.

South of Brisbane is the Gold Coast, Australia’s largest and most popular resort area. The Gold Coast is famous for its 32 kilometres of beaches which provide facilities for surfing, water skiing, fishing, cruising, and a variety of other sporting activities. West of the coast, the rugged rainforest covered slopes of the MacPherson Range extend the Gold Coast’s appeal to include mountain climbing, bushwalking, horse riding, national parks, waterfalls, and panoramic views. The Gold Coast’s natural attractions have been supplemented by developments including extensive canal developments, theme parks and internationally-recognised restaurants and entertainment venues.

The Great Barrier Reef is a major attraction for both domestic and international tourists, and resorts have been developed on islands and centres on the coast. In all, there are more than 20 resort islands located off the Queensland coast. The waters of the Great Barrier Reef offer some of the best fishing in the world, and Cairns has become an international centre for big game fishing, notably for black marlin. The Whitsunday Coast, on the mainland near the Whitsunday group of islands, has developed in the last decade in response to the increasing popularity of the Great Barrier Reef and its islands. The area offers reef and island holidays with daytrips and extended cruises to places of interest.

Queensland’s tourism services exports (including overseas and interstate tourism) fell by 6.6% in 2008-09, following a decline of 3.4% in 2007-08. Overseas tourism exports rose 6.0% in 2008-09, but were more than offset by a 15.0% decline in interstate tourism exports, which were adversely affected by unusual weather events, floods in North Queensland and an oil spill near Moreton Island.

FINANCIAL RELATIONSHIP WITH THE COMMONWEALTH OF AUSTRALIA

Prior to 1927, each State and the Commonwealth undertook borrowings on their own behalf, both domestically and in overseas financial markets. Limitations in the size of the capital markets and the inherent competition between the States and the Commonwealth led to an agreement in 1927, recognising that it was in the interests of all to cooperate when borrowing in these markets. This agreement, known as the Financial Agreement, established the Australian Loan Council to determine and coordinate the public borrowings of the Commonwealth and the State Governments.

The Financial Agreement does not bind the many bodies set up under Commonwealth or State statutes, such as central borrowing authorities, local governments, government owned corporations and other statutory bodies, which may enter the market directly and issue stock either in their own names or through a central borrowing authority. Until June 1984, borrowings by these semi government authorities and local governments were controlled by the Loan Council under what was known as the Gentlemen’s Agreement, which had no legal status. From 1984 until 1993, borrowing arrangements for these authorities were determined by reference to the Global Approach, which imposed aggregate quantitative controls (global limits) on borrowing by Commonwealth and State authorities.

The Financial Agreement also established the State Government’s Loan Council Program (the “Loan Program”) to provide a mechanism by which the Commonwealth borrowed on behalf of the States for the purpose of financing capital expenditure. The rationale for this coordinated approach was that funds could be raised for the States on more favourable terms than if States individually undertook their own borrowings.

Until the early 1970s the Loan Program was the main source of funds for capital expenditure by the States. However, States found it necessary to rely increasingly on borrowing by semi-government authorities to fund capital expenditures. Most States established central borrowing authorities (such as Queensland Treasury Corporation) to co-ordinate the borrowings of semi-government authorities, which were monitored in the framework of the Global Approach. Over the last 20 years of its existence, the Loan Program consisted of both a loan component and a grant component. During the 1980s, the loan component was primarily concessional loans for public housing. After 1989-90, the Loan Program consisted solely of general purpose capital grants, which have since been abolished.

Until 1990 91, under the Financial Agreement, the Commonwealth Government undertook borrowings in the market in its own name and then on lent the funds to the States. The Loan Council determined the terms and conditions of all loans raised by the Commonwealth on behalf of the States as well as the terms and conditions for loans raised by the Commonwealth for its own use. States were unrestricted in their use of these funds as they were directly substitutable for direct general purpose borrowings by the States in their own names in the market.

The June 1990 Loan Council meeting agreed that the States would progressively take over responsibility for the debt issued by the Commonwealth on their behalf under the Financial Agreement, and that the Financial Agreement would be amended to permit the States to borrow in their own names in domestic and overseas markets.

This debt has now been fully taken over by the States and Territories. The Loan Council decision has also meant that from June 30, 1990 there have been no additional allocations of Commonwealth Government securities to the States and Territories.

Overall, these arrangements replaced Commonwealth debt to the private sector with State and Territory debt; they did not alter the financial position of the public sector as a whole. They did, however, represent a significant structural reform in Commonwealth-State financial relations. They placed full responsibility on the States and Territories for the financing and managing of their own debt, thereby subjecting the fiscal and debt management strategies of individual State Governments to greater scrutiny by the community and financial markets.

From 1993 94, new Loan Council monitoring and reporting arrangements have applied to the financing activities of Commonwealth and State Governments. The new arrangements were endorsed in principle at a special Loan Council meeting in Perth in December 1992 and were approved for implementation at the July 1993 Loan Council meeting.

The major feature of the new Loan Council arrangements is the switch in focus from gross borrowings to an aggregate based on net borrowings as indicated by a jurisdiction’s deficit/surplus. The rationale for the switch in focus from global limits to an aggregate based on the deficit/surplus as a measure of the financing requirement is that the Global Approach focussed on gross new borrowings by jurisdictions rather than their net call on financial markets; the latter is a more meaningful indicator of the impact of the public sector on the economy.

Under the Loan Council arrangements the Commonwealth and each State and Territory is responsible for nominating its intended allocation, known as the Loan Council Allocation (“LCA”), and is based on its net borrowings adjusted to reflect certain transactions which may have the characteristics of borrowings but do not constitute formal borrowings (for example finance and operating leases).

Loan Council considers the appropriateness of nominated LCAs from two perspectives: firstly, if the aggregate of the nominated LCAs is inconsistent with macroeconomic policy objectives there may need to be some adjustment. The nature of any adjustment and its allocation across governments would be negotiated by Loan Council members. Important considerations in these negotiations would be the comparative fiscal circumstances, infrastructure requirements and capital needs of particular governments. Secondly, if Loan Council has concerns about the fiscal outlook for a jurisdiction it may require a more comprehensive justification for its proposed LCA or, in some cases, may request the government to modify its fiscal strategy. This should occur only rarely.

The emphasis of the arrangements is on credible budgetary processes, ensuring a high level of public understanding of public sector financing developments and facilitating increased financial market scrutiny, rather than on Loan Council attempting to enforce rigid compliance with a particular LCA. The arrangements are supported by uniform and more comprehensive arrangements for the reporting of public sector finances. These are designed to meet the needs of the markets for accurate and meaningful information about the level of net borrowings.

For 2008-09, the Queensland LCA Outcome was a deficit of $9,641 million. This deficit reflects a high level of investment in infrastructure by the general government and public non-financial corporations sectors and the impact of investment returns well below the long term rate of 7.5%.

State Borrowing Guarantee

On 25 March 2009, the Australian Government announced that it would provide a time-limited, voluntary guarantee over state government borrowings for a fee based on the underlying credit rating of the State. The legislation was passed by the Federal Parliament and received Royal Assent on 29 June 2009. The scheme became operational on 24 July 2009. Queensland announced on 16 June 2009 that it intended to apply the guarantee to all existing A$ benchmark bond lines which (at that time) had a maturity date between 12 months and 15 years. The Reserve Bank of Australia approved QTC’s application for the Commonwealth Government Guarantee (CGG) to be applied to its selected domestic bonds on 18 September 2009 and has issued CGG-eligibility certificates.

Commonwealth Grants

Since World War II, the Commonwealth has acted as the sole income taxing authority, and annual general revenue grants have been paid by the Commonwealth to the States. The Commonwealth also has exclusive constitutional power to impose excise duty, a goods and services tax and customs duty. The Commonwealth raises no wealth taxes, estate or gift duties. The States impose payroll taxes, stamp duties and land taxes, and local governments impose taxes based on the rateable value of real property.

At the 1985 Premiers’ Conference it was agreed that tax sharing arrangements then in operation should be replaced by financial assistance grants to the States. The Commonwealth Grants Commission continued to make recommendations for the distribution of these general purpose payments on the basis of the principle of horizontal fiscal equalisation. This principle requires State governments to receive funding such that, if each made the same effort to raise revenue from its own sources and operated at the same level of efficiency of service delivery, each would have the capacity to provide services to the same standard. The level of financial assistance granted to the States was decided in the context of the annual Premiers’ Conference with the Commonwealth.

Financial assistance grants were paid in addition to grants provided by the Commonwealth to the States for specified purposes or with conditions attached. Although these grants for specific purpose have existed for much of the period since federation, their importance as a form of Commonwealth grant has increased significantly since the 1970s.

At the 1994 Premiers’ Conference, financial arrangements were adopted to apply a real per capita guarantee to the total amount of financial assistance grants over the three year period from 1994-95 to 1996-97. Subsequent Conferences confirmed this guarantee until 2000-2001. Application of the guarantee was overtaken by the introduction of the Commonwealth’s Goods and Services Tax on 1 July 2000 and the associated reform of Commonwealth-State financial relations.

Commonwealth-State Relations under National Tax Reform

The introduction of a Goods and Services Tax (GST) was the cornerstone of national tax reform introduced by the Commonwealth Government on 1 July 2000. The reforms included significant changes to Commonwealth-State financial relations. All Australian governments signed an Intergovernmental Agreement on the Reform of Commonwealth-State Financial Relations (IGA).

The main features of the IGA include:

•

the provision to the States of all revenue from the GST, a broad-based consumption tax. The principle of horizontal fiscal equalization was endorsed as the method for distributing GST revenue amongst the States;

•	the abolition of financial assistance grants to the States; and

•

the abolition of a number of State taxes. In Queensland’s case, this includes the abolition of nine taxes over the period 2001 to 2013 in order to improve the overall efficiency of the national taxation system.

In 2008-09 general revenue assistance, predominantly made up of GST revenue, represented 23% of Queensland Government revenue, while payments for specific purposes represented 232%.

A New Reform Agenda

On 26 March 2008, the Council of Australian Governments agreed to implement a new framework for federal financial relations. The focus of the new framework is on significantly reducing Commonwealth prescriptions on service delivery by the States, in conjunction with clearer roles and responsibilities and outcomes-based public accountability.

A new agreement—the Intergovernmental Agreement on Federal Financial Relations—was signed by Australian governments in late 2008. The main features of the new framework include:

•

a significant reduction of the number of payments for specific purposes, without reducing the overall level of payments. A large number of these payments (which numbered around 90) were to be rationalized into five broader specific purpose payments supported by new national agreements in the areas of healthcare, schools, skills and workforce development; disabilities services; and housing.

•

a significant reduction in the conditions imposed on specific purpose payments by the Commonwealth through a change in focus towards agreement on outcomes that represent the improvement in the well-being of Australians, without stipulating precisely how the States achieve the outcomes or deliver services;

•	greater funding certainty to the States, with the new national agreements to be ongoing with periodic reviews to ensure the maintenance of funding adequacy and the relevance of objectives;

•	the provision of National Partnership payments by the Commonwealth to the States to support the delivery of specified projects and facilitate or reward reforms; and

•	the continued provision of all GST revenue to the States.

Henry Tax Review

On 11 May 2008, the Federal Treasurer announced a comprehensive review of Australia’s tax system—“Australia’s Future Tax System”—to design a tax structure that positions Australia to deal with the demographic, social, economic and environmental challenges of the 21st century and enhance Australia’s economic and social outcomes. The Review encompasses Australian Government, State and local taxes and interactions with the transfer system.

The Review, scheduled to deliver its final report to the Federal Treasurer in December 2009, may have significant implications for the future of state taxation arrangements and federal financial relations.

QUEENSLAND GOVERNMENT FINANCES

State Budgetary Strategy

Budget Process

The Budget for each fiscal year is normally presented by the Treasurer to the Legislative Assembly in June prior to the commencement of the fiscal year, and incorporates details of estimated actual revenue and expenditures in the current fiscal year and budgeted revenue and the expenditure of moneys in the next and following three fiscal years. Approval for the raising of revenue is provided under various Acts of Parliament while Parliament approves of expenditure in Appropriation Acts.

With the Budget generally presented to Parliament in June, the Appropriation Acts are passed by Parliament in about August/September and approve expenditure for the next financial year (i.e. the Budget year). These Acts also approve an aggregate amount of expenditure sufficient to provide for the normal services of Government for the first few months of the next succeeding financial year until the Bill receives assent and also supplementary appropriation for the previous fiscal year for unforeseen expenses that occurred in that fiscal year. There is one Act for the Legislative Assembly and one for all other agencies.

Policy Settings for the 2009-10 Budget

Like many jurisdictions around the globe, the unprecedented economic and financial conditions arising from the global financial crisis have had significant adverse effects on the State’s financial position. In this environment, the Government has adopted a new fiscal strategy, setting out how it will restore Queensland’s traditionally strong financial position, while maintaining services and continuing to deliver its commitments to the community.

To ensure the fiscal strategy is transparent and credible, the Government introduced the Financial Accountability Act 2009 which, among other things, requires the Treasurer to prepare and table in the Legislative Assembly a Charter of Fiscal Responsibility giving details of the Government’s fiscal objectives and the fiscal principles that support those objectives.

The Treasurer must report regularly to the Legislative Assembly on progress the Government has made against the priorities stated in the Charter. This report will be tabled and published each year in the Budget papers, Mid Year Fiscal and Economic Review and Report on State Finances.

The fiscal principles of the Queensland Government are broadly based around three themes: fiscal sustainability; a competitive tax regime; and managing the State’s balance sheet. The fiscal principles are detailed below:

Fiscal Sustainability

The principles recognise intergenerational equity in government service delivery and taxation. Broadly, each generation should pay for the services it consumes. It would not be equitable for the present generation to leave a debt for services they enjoyed, to be paid for by future generations. Conversely, future generations should pay for that part of the services they consume from long life assets, such as infrastructure.

•

In the General Government sector, meet all operating expenses from operating revenue (where operating revenue is defined as total revenue from transactions and operating expenses are defined as total expenses from transactions less depreciation)

The Government must balance the cost of their activities with the revenues raised by taxation, royalties and income from business activities.

•	Growth in own-purpose expenses in the General Government sector to not exceed real per capita growth

Until the Government achieves an operating surplus, growth in state own purposes expenses (excluding Commonwealth related expenses) will be limited to inflation and population growth;

•	Achieve a General Government net operating surplus as soon as possible, but no later than 2015-16

The approach to expenses growth, together with the impact of the large asset sales program not yet factored into the forward estimates, is aimed at achieving a net operating surplus in the General Government sector by 2015-16, and depending on the strength of the recovery, possibly sooner;

Competitive Tax Regime

One of the Queensland Government’s key fiscal objectives is to maintain a competitive tax environment. While the Government needs to raise sufficient revenue to meet the service and infrastructure needs of the State, it is important that business has a low cost environment, to promote economic development and jobs growth.

•	Maintain a competitive tax environment for business

The Government will maintain a competitive tax environment for business development and jobs growth by ensuring that State taxes and charges remain competitive with the other states and territories;

Managing the State’s Balance Sheet

The provision of adequate levels of infrastructure is an ongoing challenge for a state such as Queensland that continues to experience higher levels of economic and population growth than the national average. In meeting this challenge, the Government funds capital expenditure well above the average of the other states and territories, in per capita terms.

Queensland funds its capital program primarily through borrowing, recognising the interest, operating and depreciation costs on the operating statement. It will also be necessary to borrow to fund operating deficits. While the balance sheet of the Queensland Government remains strong, the increased borrowing, coupled with a significant fall in revenue arising as a result of the global financial crisis has led to an increase in the ratio of net financial liabilities to revenue, which is a measure used by financial markets to assess financial sustainability.

This ratio is expected to be 117% at the end of the 2009 10 financial year and to stabilise at below 130% after completion of the asset sales program.

•	Stabilise net financial liabilities as a proportion of revenue in the Non-financial Public sector

The provision of adequate levels of infrastructure for the State to support the higher levels of economic and population growth in comparison to the national average;

Queensland has a long history of setting aside funds to accumulate financial assets sufficient to meet future liabilities, the largest being for future employee entitlements, in particular superannuation. Queensland is therefore far better placed than other state governments to meet future accruing liabilities, as most other jurisdictions have substantial unfunded superannuation and other employee liabilities.

The State’s policy of setting aside funds to meet future liabilities and reinvesting all earnings provides the capacity to manage cycles in investment markets without affecting the Government’s ability to fund services to the community.

•	Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice

The State’s policy of setting aside funds to accumulate financial assets sufficient to meet future liabilities and reinvesting all earnings provides the capacity to manage cycles in investment markets without affecting the Government’s ability to fund services to the community.

Measures introduced since the 2008-09 Budget

Since the 2008-09 Budget, the Queensland Government has taken a number of measures, totalling some $5.4 billion over four years, to improve the State’s financial position. The measures include:

•	Abolition of the Queensland Fuel Subsidy Scheme—The Government decided to cease the Queensland Fuel Subsidy Scheme from 1 July 2009, saving around $2.4 billion over four years.

•

Further public sector efficiency measures—Given the savings to be derived from machinery of government reforms as well as the savings being realised through efficiency and productivity improvements in the areas of corporate overheads, travel, publication, marketing and communication costs, savings targets have been increased to a total of $280 million per year from 2009-10. These savings targets will not impact on front line service delivery.

•

Reform to local government grants and subsidy programs—The Government has decided to overhaul the current suite of local government grant and subsidy programs. The current programs will cease on 16 June 2009. A new $45 million per annum local government infrastructure program will be introduced which will be more targeted.

•	Taxation measures announced in the 2008-09 Mid Year Fiscal and Economic Review:

•	The Government has increased motor vehicle registration fees commencing 1 July 2009.

•

The abolition of duty on the transfer of core business assets has been deferred to now occur by 1 July 2013, in accordance with the timeframe included in the new Intergovernmental Agreement on Federal Financial Relations.

•	The tax rate on gaming machine win on casino gaming machines has increased, to reduce the disparity between rates in casinos and those applicable to large clubs and hotels.

•

From 1 July 2009, a 0.5% surcharge applies where the aggregate value of all land (for land tax purposes) exceeds $5 million. The surcharge will apply only to the portion of the value exceeding $5 million.

•

Wages policy—The Government is committed to maintaining wage increases as prescribed in the Memorandum of Understanding (MOU) with unions for all agreements covered by the MOU. All other agreements that have expired or are due to expire by 31 December 2009, had until 1 September 2009 to reach an agreement. Where an agreement was not reached by this date, and for agreements expiring after 31 December 2009, a new Government wages policy applies, which limits wage increases to 2.5% per annum until the Budget returns to surplus. The new policy was applied to Chief Executives, Senior Executives and Senior Officers and their equivalents from 1 July 2009.

•

Changes to procurement policy—While the Government will continue to consider alliance contracting where appropriate, in selecting procurement approaches for each major project, the Government will be particularly focused on driving competitive, value for money project delivery outcomes which reflect current market conditions.

•

Government-owned corporation reform—The Government has been working with its Government-owned corporations (GOCs) to improve their efficiency, effectiveness and accountability. The aim has been to provide GOCs with appropriate organizational structures and incentive frameworks to allow them to operate to their full commercial potential.

•

Closure of the defined benefit scheme—Earlier in 2008-09 the Government announced the closure of QSuper’s defined benefit account to new members, effective from the date of announcement. This action was taken to protect the current entitlements of existing defined benefit members and to ensure that the scheme’s liabilities are not exposed to risks that flow from the decline in global equity markets.

•

Asset sales—In order to protect the State’s capital program while maintaining a prudent fiscal approach, the Government announced, on 2 June 2009, a significant infrastructure assets reform and sale program.

This program will involve:

•	the sale of Forestry Plantations Queensland’s softwood business and possibly its hardwood plantations

•	the sale of Queensland Motorways Limited’s (QML) business, incorporating a major upgrade of the Port of Brisbane Motorway

•	the sale of the Port of Brisbane Corporation Limited’s (PBC) business and assets

•	the sale of QR Limited’s (QR) above and below rail coal businesses and assets, along with Ports Corporation of Queensland Limited’s Abbot Point Coal Terminal

In recognition of the complexity of the process and the need to undertake detailed planning in relation to appropriate sale structures, the Government envisages that the sales will be progressed in the market over the next three to five years. The sale program will deliver an estimated $15 billion in sale proceeds, and result in approximately $12 billion in required capital investment over the next five years being avoided. The staging of the asset sales will be influenced by the timing of the recovery in financial markets. The impact of the asset sales has not been factored into the Budget estimates.

Reporting on Social Outcomes

An important part of government accountability is the requirement to publish regular, informative reports on the outcomes of the Government’s activities against previously announced objectives.

Outcome reports will now be framed around the revised plans and priorities contained in Towards Q2— Tomorrow’s Queensland. Within each of these areas, long-term measurable targets have been identified.

Toward Q2: Tomorrow’s Queensland

In September 2008, the Queensland Government announced revised plans and priorities for the future with the launch of Towards Q2—Tomorrow’s Queensland. Towards Q2 is framed around five ambitions.

1.	Strong: We want to create a diverse economy powered by bright ideas;

2.	Green: We want to protect our lifestyle and environment;

3.	Smart: We want to deliver world-class education and training;

4.	Healthy: We want to make Queenslanders Australia’s healthiest people; and

5.	Fair: We want to support a safe and caring community.

The Queensland Government has set new accountability measures to drive improved performance across its agencies as follows:

•	Agency agreements

Agencies responsible for contributing to the achievement of the targets will sign agreements identifying the objectives they must meet and what they will do to meet them. A lead agency will be assigned for each target to coordinate the government’s efforts. State Cabinet will approve these agreements and agencies will need to demonstrate they are taking action to meet the targets;

•	Ministerial responsibility Ministerial

Charter letters will outline the Premier’s expectation that Ministers will ensure their departments are taking firm action to meet the targets;

•	CEO accountability

Directors-General will be accountable for their department’s progress toward the targets. This will be written into their performance agreements with the Premier;

•	Funding

Initiatives and programs that contribute to meeting the targets will be given priority in decisions about the allocation of new and existing funding; and

•	Reporting

Since the data for each of the targets is collected by a range of groups, such as the Australian Bureau of Statistics, updated reports on each of the targets will be published on the website www.towardQ2.qld.gov.au as the information becomes available.

In addition, annual progress reports on the targets will be published along with a plan that maps out actions required over the coming 12 months to work towards achieving each target.

Operating Statement

2008-09 Outcome

On a Uniform Presentation Framework (UPF) basis, the General Government sector returned an operating surplus of $35 million and a cash deficit of $2.839 billion.

The 2008-09 operating outcome is $609 million higher than that estimated at the time of the 2009-10 Budget. The increase in the operating position is primarily the result of developer land contributions not budgeted for and marginally higher taxation revenue.

Table 1 below provides aggregate outcome information for 2008-09 and projections for 2009-10.

Table 1

Key Financial Aggregates

(UPF Basis)

	2007-08 Actual	2008-09 Estimated Actual	2008-09 Actual	2009-10 Mid Year Review
	($ million)
General Government Sector:
Revenue	31,430	35,874	37,008	37,286
Expenses	32,989	36,447	36,974	39,637
Net operating balance	(1,559)	(574)	35	(2,351)
Cash surplus/(deficit)	(4,922)	(4,144)	(2,839)	(7,363)
Purchases of non-financial assets	5,716	7,137	6,960	9,108
Net worth	155,178	149,800	184,619	185,476
Public Non-Financial Corporations Sector:
Net operating balance	1,274	356	587	205
Purchases of non-financial assets	8,132	9,059	8,353	8,466

2009-10 Projections

A deficit of $2.351 billion is expected in 2009-10 for the General Government Sector. The Total State net operating result for 2009-10 is expected to be a deficit of approximately $2.974 billion.

Revenue

General Government revenue is forecast to increase by $278 million (0.8%) from the 2008-09 actual to $37.286 billion in 2009-10. The increase in revenue is largely driven by moderate increases in taxation, sales of goods and services and grant revenue being partly offset by a sharp reduction in royalty revenue as a result of substantial decreases in contract coal prices.

Commonwealth grants, together with taxation, are the principal forms of revenue for the State, accounting for around 75% of budgeted General Government revenue.

Expenses

In UPF terms, General Government expenses are forecast to increase by $2.663 billion over the 2008-09 actual to $39.637 billion in 2009-10. The increase in expenditure relative to 2008-09 primarily relates to moderate increases in wages, the implementation of service enhancements across key service delivery agencies, including those for which funds are received from the Australian Government, and recurrent expenditure in support of the capital program.

Balance Sheet

Table 2 below provides data on the State’s capital program and net worth.

Table 2

2008-09 Capital Program and Balance Sheet Results

and 2009-10 Mid Year Review Projects

(UPF Basis)

	2007-08 Actual	2008-09 Estimated Actual	2008-09 Actual	2009-10 Mid Year Review
	($ million)
Purchases of Non-Financial Assets:
General Government Sector	5,716	7,137	6,960	9,108
Public Non-Financial Corporations	8,132	9,059	8,353	8,466
Non-financial Public Sector1,2	13,865	16,195	15,265	17,574
Net Worth:
General Government Sector (Total State)3	155,178	149,800	184,619	185,476
Incorporating Equity Investment in:
Public Non-Financial Corporations	19,988	18,982	27,595	24,356
Public Financial Corporations Sector	1,564		(3,578)

Notes:

1.	Under present Loan Council Uniform Presentation Framework arrangements, budget and forward estimate data are not required for Public Financial Corporations, due to the difficulties in preparing robust projections of activity. No capital expenditure is assumed for this sector.

2.

Purchases of non-financial assets comprises expenditure on new and second-hand fixed assets, plus land and intangible assets. Fixed assets are durable goods intended to be employed in the production process for longer than a year. It also includes expenditure on mineral deposits, timber tracts and similar non-reproducible tangible assets, and expenditure on intangible assets such as patents and copyrights. Purchases of non-financial assets differs from the total State capital program reported in Budget Paper No. 3 due to capital grants being included in the Capital Works Program.

3.	As no budget data are collected for Public Financial Corporations, the forecast net worth assumes that PFC net worth (equity investment for which is held by the State, and recorded in the General Government Sector) remains constant

The net worth, or equity, of the State is the amount by which the State’s assets exceed its liabilities. This is the value of the investment held on behalf of the people of Queensland by public sector instrumentalities.

Net worth of the General Government sector for 2008-09 grew by $29.441 billion to $184.619 billion as at 30 June 2009. This growth relates to the adoption of AASB 1051 Land Under Roads. There has been an increase in the Public Non-Financial and Financial Corporations sectors due to a change in the valuation methodology to fair value. This was partially offset by a decline in investments as a result of the global financial crisis.

Net Financial Assets

The net financial assets measure is an indicator of financial strength. Net financial assets are defined as financial assets less all existing and accruing liabilities. Financial assets include cash and deposits, advances, financial investments, loans, receivables and equity in public enterprises.

The net financial assets measure is broader than the alternative measure, net debt, which measures only cash, advances and investments on the assets side and borrowings and advances on the liabilities side. Because of its comprehensive nature, the net financial assets measure is more appropriate in an accrual accounting framework.

The net financial assets of the General Government sector reflect the cumulative impact of sound fiscal policies and mean the State is fully capable of meeting all its current and recognized future obligations, without recourse to material adjustments in fiscal policy settings.

Queensland has consistently pursued sound long-term fiscal policies such as setting aside funds for employee superannuation and long service leave entitlements, which accord with the fiscal principle that targets full funding of long-term liabilities such as superannuation in accordance with actuarial advice The strong balance sheet and high levels of liquidity in the General Government Sector clearly demonstrate the success of these policies.

Capital Program

On a UPF basis, the General Government’s purchases of non-financial assets in 2008-09 was $6.960 billion, $177 million less than forecast at the time of the 2009-10 Budget. This underspend is primarily the result of the timing of payments for works rather than the non-completion of projects.

The 2009-10 capital program announced in the Budget is the largest ever undertaken in nominal terms and includes a significant investment in energy and transport infrastructure and the continuation of the South East Queensland Infrastructure Plan and Program (SEQIPP), as well as a number of other new capital investments. Capital outlays in 2009-10 are estimated to be $18.2 billion.

Forward Estimates

Table 3 below provides a summary of the State’s Forward Estimates on a UPF basis.

Table 3

Key Financial Aggregates (Summary)

(UPF Basis)

	Revised 2009-10	Projected 2010-11	Projected 2011-12	Projected 2012-13
	$ million	$ million	$ million	$ million
General Government Sector:
Revenue	37,286	37,806	39,044	41,275
Expenses	39,637	40,948	42,309	43,774
Net operating balance	(2,351)	(3,142)	(3,264)	(2,499)
Cash surplus/deficit	(7,363)	(8,221)	(5,165)	(2,878)
Purchases of non-financial assets	9,108	8,881	6,300	4,514
Net worth	185,476	185,220	185,368	186,770
Public Non-Financial Corporations Sector:
Net operating balance	205	132	474	1,034
Purchases of non-financial assets	8,466	7,174	5,945	5,188

GENERAL INFORMATION

1. Application has been made to the Commission de surveillance du secteur financier in its capacity as competent authority under the Luxembourg Act to approve this document as a base prospectus. Application has also been made to the Luxembourg Stock Exchange for bonds issued under the bond facility to be admitted to trading on the Regulated Market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange.

2. The issue of the bonds by us is made pursuant to Section 18 of the Queensland Treasury Corporation Act 1988. The giving of the guarantee by the guarantor was approved by the Governor in Council of the State of Queensland by Executive Minutes dated December 17, 1992 and December 16, 1993.

3. The interest paid to a non-resident, as described in the section entitled “Australian Taxation” above, on the bonds should not be subject to Australian withholding tax because the bonds will satisfy the requirements of Section 128F of the Income Tax Assessment Act 1936 of Australia. Section 128F exempts from withholding tax interest paid to a non-resident on bonds which are issued in conformity with the public offer test. The terms of issue and the procedures for the issue of the bonds described under “Australian Taxation” should satisfy the public offer test.

4. There are no, nor have there been any, governmental legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) which in the last 12 months may have or have in such period had a significant effect on the financial position or profitability of QTC or the guarantor.

5. For the period of 12 months following the date of this prospectus supplement, copies of the following documents are available for inspection at the office of the Luxembourg paying and listing agent:

i. the Statutory Bodies Financial Arrangements Act 1982;

ii. the Queensland Treasury Corporation Act 1988;

iii. our annual reports for the two years ended June 30, 2009 together with our consolidated financial statements for those years (which have been audited without qualification by the Auditor-General of Queensland) and the Independent Audit Reports prepared in connection therewith by the Auditor-General of Queensland;

iv. any future annual and interim reports published by us together with our annual and interim consolidated financial statements for those periods;

v. The consolidated financial statements of the guarantor for the two years ended June 30, 2009 and the budget papers of the guarantor for the 2008-2009 fiscal year;

vi. any future annual and interim consolidated financial statements published by the guarantor for those periods;

vii. the amended and restated distribution agreement;

viii. the amended and restated fiscal agency agreement (which contains the form of the global bonds);

ix. the form of the deeds of guarantee; and

x. this prospectus supplement, the U.S. Prospectus and any final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).

So long as any of the bonds are listed on the Luxembourg Stock Exchange, each person interested can inspect, upon request, a copy of these documents at the office of the Luxembourg paying and listing agent.

In addition, copies of this base prospectus, each final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) relating to bonds which are admitted to the official list and to trading on the Regulated Market of the Luxembourg Stock Exchange and each document incorporated by reference in it will be published on the Luxembourg Stock Exchange’s website at www.bourse.lu.

Copies of this prospectus supplement, including the U.S. Prospectus and any applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons), and our annual reports for the five years ended June 30, 2009 together with our consolidated financial statements and the Independent Audit Reports prepared in connection therewith by Glenn Gordon Poole, the Auditor-General of Queensland, are available free of charge, upon request, at the office of the Luxembourg paying and listing agent. Also, we will make similarly available all of our future annual reports (including our future consolidated financial statements) and semi-annual interim financial statements for future years, free of charge, as and when they are published for so long as the bonds are listed on the Luxembourg Stock Exchange. The Auditor-General of Queensland has no material interest in QTC or the guarantor. The Auditor-General of Queensland is a member of CPA Australia. The address of the Auditor-General of Queensland is Level 11, Central Plaza One, 345 Queen Street, Brisbane, Queensland 4000, Australia.

We, in preparing our financial statements, do not distinguish between parent entity and consolidated entities, because we are a corporation sole and we perform all transactions either through controlled or associated entities or through delegated power given to the Capital Markets Board (described below in paragraph 6). As a consequence, the parent entity concept for financial reporting does not provide additional information.

6. (a) The present Under Treasurer of the State is Mr. Gerard Bradley. The powers, functions and duties of the Under Treasurer have been delegated to the Queensland Treasury Corporation Capital Markets Board (Chairman: Sir Leo Hielscher) which is established pursuant to Section 10 of the Queensland Treasury Corporation Act 1988. Members of the Queensland Treasury Corporation Capital Markets Board are appointed by the Governor in Council of the State and are not our employees. Our Chief Executive is Stephen Rochester. We have four customer-focused teams which provide funding and financial risk management advice and services and facilitate customer access to our range of specialist resources. The teams are as follows: treasury services team, local government and regional Queensland team, government owned corporations team, and government departments and agencies team. We also have a range of special project and service teams which support our customer-focused teams. The business address of the Capital Markets Board and for us is Level 14, Queensland Minerals and Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia.

(b) The name and address of the registrar and New York paying and transfer agent is Deutsche Bank Trust Company Americas, acting through its corporate trust office at 60 Wall Street, New York, New York 10005. As long as bonds are listed on the Luxembourg Stock Exchange, we will maintain a paying agent in the City of Luxembourg. The name and address of the paying agent in Luxembourg is Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer L-1115 Luxembourg. As long as bonds are listed on the Luxembourg Stock Exchange, we will maintain a transfer agent in the city of Luxembourg. The name and address of the transfer agent in Luxembourg is Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer L-1115 Luxembourg. The name and address of the London paying and transfer agent is Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB.

(c) The name and address of the listing agent in Luxembourg is Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg, (352) 4212-2643.

7. There has been no material adverse change in QTC’s or the guarantor’s financial position or prospects and there has been no significant change in QTC’s or the guarantor’s financial or trading position since June 30, 2009, being the date of the end of QTC’s and the guarantor’s last fiscal year.

8. In accordance with the laws of the State of New York, which are the governing laws of the bonds, claims under the bonds in respect of principal and interest will be prescribed 6 years from the date on which the cause of action first accrues.

9. Our bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (which are the entities in charge of keeping the records). The address of DTC is 55 Water Street, 19th Floor, New York, New York, 10041-0099, United States of America. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue J F Kennedy, L-1855 Luxembourg. The appropriate ISIN and other securities identification numbers for each issue will be contained in the applicable final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).

10. The price and amount of bonds to be issued under the bond facility will be determined by QTC and the relevant dealer at the time of issue in accordance with prevailing market conditions.

11. Where identified as such, certain information in this prospectus supplement has been sourced from a third party. This information has been accurately reproduced and, as far as QTC is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

FORM OF APPLICABLE FINAL TERMS

Set out below is the form of final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

Final Terms No. [        ] Dated [                    ]

Queensland Treasury Corporation

Issue of [Aggregate Nominal Amount of Tranche] Global A$ Bonds

Guaranteed by The Treasurer on behalf of The Government of Queensland under the A$20,000,000,000 Global A$ Bond Facility

[issued on a consolidated basis with the Global A$ Bonds due [        ]

currently totaling A$[                    ] (A$[                    ] including buy backs)]

PART A—CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 11, 2009 (the “prospectus supplement”) and the U.S. Prospectus dated December 10, 2009 (together, the “Prospectus”). The prospectus supplement constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) and the Prospectus. The Prospectus is available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange’s website (www.bourse.lu).

[The following alternative language applies if the first tranche of an issue which is being increased was issued under a prospectus with an earlier date.

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated [original date] and the base prospectus dated [original date] (together, the “Prospectus”) (the “Terms and Conditions”). This document constitutes the final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”) (hereinafter, the “prospectus supplement”), and the U.S. Prospectus dated December 10, 2009, save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard

Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange’s website.

[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).]

[When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.	(i)	Issuer:	Queensland Treasury Corporation

	(ii)	Guarantor:	The Treasurer on behalf of the Government of Queensland

	(iii)	Commonwealth Guarantee:	[Applicable][Not Applicable]

	[(iv)	Guarantee Eligibility Certificate Number:	[•]]

2.		Benchmark line:	[ ] (e.g., 2012, 2020, etc) (to be consolidated and form a single series with QTC [ ]% Global A$Bonds due [ ], [ ], ISIN [ ])

3.		Specific Currency or Currencies:	AUD (“A$”)

4.	(i)	Issue price:	[ ]%

	(ii)	Dealers’ fees and commissions paid by Issuer:	[No fee or commission is payable in respect of the issue of the bond(s) described in these final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group Operational Guidelines.] [Specify]

5.		Specified Denominations:	A$1,000

6.	(i)	Issue Date:	[ ]

	(ii)	Record Date (date on and from which security is Ex-interest):	[specify date]

	(iii)	Interest Payment Dates:	[specify date]

7.		Maturity Date:	[specify date]

8.		Interest Basis:	[ ] percent Fixed Rate

9.		Redemption/Payment Basis:	Redemption at par

10.		Change of Interest Basis or Redemption/Payment Basis:	Not Applicable [unless otherwise specified in the applicable Prospectus supplement]

11.	(i)	Status of the Bonds:	Senior and rank pari passu with other senior, unsecured debt obligations of QTC

	(ii)	Status of the Guarantee:	Senior and ranks pari passu with all its other unsecured obligations

12.		Method of distribution:	[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.		Fixed Rate Note Provisions Applicable

	(i)	Rate(s) of Interest:	[ ] per cent per annum [payable [annually/semi-annually/quarterly/other (specify)] in arrears]

	(ii)	Interest Payment Date(s):	[specify date] in each year up to and including the Maturity Date (NB: This will need to be amended in the case of long or short coupons)

	(iii)	Fixed Coupon Amount(s):	A$[ ] per A$1,000 in nominal amount

(Applicable to bonds in definitive form)

	(iv)	Determination Date(s):	[specify date] in each year [Insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon] (Amend in the case of regular interest payment dates which are not of equal duration. NB: Only relevant where Day Count Fraction is Actual/Actual (ICMA))

	(v)	Other terms relating to the method of calculating interest for Fixed Rate Bonds:	None

PROVISIONS RELATING TO REDEMPTION

14.		Final Redemption Amount:	A$1,000 per bond of A$1,000 Specified Denomination

(NB: If the Final Redemption Amount is other than 100 per cent. of the nominal value the bonds will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the Prospectus)

15.		Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same:	Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.		Form of Bonds:	Permanent Global Note not exchangeable for Definitive Bonds

17.		Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

18.		Talons for future Coupons or Receipts to be attached to Definitive Bonds (and dates on which such Talons mature):	No

19.		Other terms or special conditions:	Not Applicable

(When adding any other final terms consideration should be given as to whether such terms constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive)

DISTRIBUTION

20.	(i)	If syndicated, names and addresses of Managers and underwriting commitments:	[Not Applicable/give names and addresses and underwriting commitments] (Extra information will be required if the Managers and underwriters are not the same or if the placing is “best efforts”)

	(ii)	Date of Dealer Agreement:	[ ]

	(iii)	Stabilizing Manager(s) (if any):	[Not Applicable/give name(s)]

21.		If non-syndicated, name and address of relevant Dealer:	[give name and address]

22.		Whether TEFRA D or TEFRA C rules applicable or TEFRA rules not applicable:	TEFRA Not Applicable

23.		Non exempt Offer	[Not Applicable] [An offer of the Notes may be made by the Managers [and [specify names of other financial intermediaries/placers making non-exempt offers, to the extent known OR consider a generic description of other parties involved in non-exempt offers (e.g. “other parties authorised by the Managers”) or (if relevant) note that other parties may make non-exempt offers in the Public Offer Jurisdictions during the Offer Period, if not known]] (together with the Managers, the Financial Intermediaries) other than pursuant to Article 3(2) of the Prospectus Directive in [specify relevant Member State(s)—which must be jurisdictions where the Offering Circular and any supplements have been passported (in addition to the jurisdiction where approved and published)] (Public Offer Jurisdictions) during the period from [specify date] until [specify date or a formula such as “the Issue Date” or “the date which falls [ ] Business Days thereafter”] (Offer Period). See further Paragraph 7 of Part B below.

(N.B. Consider any local regulatory requirements necessary to be fulfilled so as to be able to make a non-exempt offer in relevant jurisdictions. No such offer should be made in any relevant jurisdiction until those requirements have been met. Non-exempt offers may only be made into jurisdictions in which the base prospectus (and any supplement) has been notified/passported.)

24.	Additional selling restrictions:	[Not Applicable/give details]

LISTING APPLICATION

These final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a “pricing supplement” for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
Duly authorized

PART B—OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	(i) Listing	Bourse de Luxembourg.

	(ii) Admission to trading:	Application has been made by the Issuer (or on its behalf) for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from [ ].

(Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.	RATINGS

Ratings:

The bonds to be issued have been rated:

[S&P: [        ]]

[Moody’s: [        ]]

[[Other]: [        ]]

[Include here a brief explanation of the meaning of the ratings if this has previously been published by the rating provider.]

(The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

[Save for any fees payable to the [Managers/Dealers], so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.—Amend as appropriate if there are other interests]

[(When adding any other description, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)	Reasons for the Offer:	See “Use of Proceeds” section in the prospectus supplement—if reasons for offer different from making profit and/or hedging certain risks will need to include those reasons here.

(ii)	Estimated net proceeds:	[ ]

(If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

(iii)	Estimated total expenses:	[ ].

[Expenses are required to be broken down into each principal intended “use” and presented in order of priority of such “uses”.]

5.	YIELD

Indication of yield:

[        ]

[Calculated as [include details of method of calculation in summary form] on the Trade Date.]

The yield is calculated at the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.	OPERATIONAL INFORMATION

(i)	ISIN Code:	[ ]

(ii)	Common Code:	[ ]

(iii)	CUSIP Code:	[ ]

(iv)	Any clearing system(s) other than Depositary Trust Company, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

(v)	Delivery:	Delivery [against/free of] payment

(vi)	Names and addresses of additional Paying Agent(s) (if any):	[ ]

7.	TERMS AND CONDITIONS OF THE OFFER

(i)	Offer Price;	[Trade Date Price / Not applicable] [specify]

(ii)	[Conditions to which the offer is subject;]	[Not applicable] [Give details]

(iii)	[Description of the application process;]	[Not applicable] [Give details]

(iv)	[Details of the minimum and/or maximum amount of application;]	[Not applicable] [Give details]

(v)	[Description of possibility to reduce subscriptions and manner for refunding excess amount paid by applicants;]	[Not applicable] [Give details]

(vi)	[Details of the method and time limits for paying up and delivering the bonds;]	[Not applicable] [Give details]

(vii)	[Manner in and date on which results of the offer are to be made public;]	[Not applicable] [Give details]

(viii)	[Procedure for exercise of any right of pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]	[Not applicable] [Give details]

(ix)	[Categories of potential investors to which the bonds are offered and whether tranche(s) have been reserved for certain countries;]	[Not applicable] [Give details]

(x)	[Process for notification to applicants of the amount allotted and the indication whether dealing may begin before notification is made;]	[Not applicable] [Give details]

(xi)	[Amount of any expenses and taxes specifically charged to the subscriber or Purchaser;]	[Not applicable] [Give details]

(xii)	[Name(s) and address(es), to the extent know to the Issuer, of the placers in the various countries where the offer takes place.]	[None] [Give details]

HEAD OFFICE OF THE ISSUER

Minerals & Energy Centre,

61 Mary Street,

Brisbane QLD 4000 Australia

OFFICE OF THE TREASURER ON BEHALF OF THE STATE OF QUEENSLAND

Level 9, Executive Building,

100 George Street,

Brisbane QLD 4000 Australia

LEGAL ADVISERS, To the Issuer

As to Australian taxation law Allens Arthur Robinson Deutsche Bank Place, Corner of Hunter and Phillip Streets, Sydney NSW 2000	As to Australian law Crown Solicitor, the State of Queensland State Law Building, 50 Ann Street, Brisbane QLD 4000	As to English law Allen & Overy LLP One Bishops Square, London EI 6AD

FISCAL AGENT and LONDON PAYING, TRANSFER and AUTHENTICATING AGENT Deutsche Bank AG, London Branch Winchester House, 1 Great Winchester Street, London EC2N 2DB	LUXEMBOURG PAYING and TRANSFER AGENT Deutsche Bank Luxembourg S.A. 2 Boulevard Konrad Adenauer, L-1115 Luxembourg	NEW YORK PAYING, TRANSFER and AUTHENTICATING AGENT Deutsche Bank Trust Company Americas 60 Wall Street, New York, New York 10005

DEALERS

Australia and New Zealand Banking Group Limited 40 Bank Street, Canary Wharf, London E14 5EJ	Citigroup Global Markets Inc. 388 Greenwich Street, New York, New York 10013	Citigroup Global Markets Limited Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB

Commonwealth Bank of Australia Senator House, 85 Queen Victoria Street, London EC4V 4HA	Deutsche Bank AG, London Branch Winchester House, 1 Great Winchester Street, London EC2N 2DB	Deutsche Bank Securities Inc. 60 Wall Street, New York, New York 10005

J.P. Morgan Securities Inc. 125 London Wall, London EC2Y 5AJ	J.P. Morgan Securities Limited 125 London Wall, London EC2Y 5AJ	Macquarie Bank Limited London Branch Level 23, City Point, 1 Ropemaker Place, London EC2Y 9HD

Macquarie Capital (USA) Inc. 125 West 55th Street, 22nd Floor, New York, New York 10019	National Australia Bank Limited 88 Wood Street, London EC2V 7QQ	Nomura International plc 25 Bank Street, London E14 5LS

Nomura Securities International, Inc. 25 Bank Street, London E14 5LS	Royal Bank of Canada Europe Limited 71 Queen Victoria Street, London EC4V 4DE	The Royal Bank of Scotland plc 135 Bishopsgate London EC2M 3UR

The Toronto-Dominion Bank Triton Court, 14/18 Finsbury Square, London EC2A 1DB	LEGAL ADVISERS, To the Dealers As to U.S. law Sullivan & Cromwell Level 32, 101 Collins Street Melbourne Vic 3000	Westpac Banking Corporation 63 St Mary Axe, London EC3A 8LE

PROSPECTUS

US$7,471,000,000

Queensland Treasury Corporation

Debt Securities

Guaranteed by

The Treasurer on behalf of

The Government of Queensland

We may from time to time offer our unsecured debt securities consisting of notes, bonds, debentures, inscribed stock or other evidences of indebtedness in the United States with an aggregate principal amount of up to US$7,471,000,000. The securities will be offered as separate issues in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a prospectus supplement or prospectus supplements.

The terms of the securities, including, where applicable, whether the Commonwealth Guarantee (as defined below under “Description of the Commonwealth Guarantee”) applies, the specific designation, aggregate principal amount, currency of denomination and payment (which may include composite currencies such as the Euro), denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, terms for redemption or exchange at our option or the holder, procedures relating to the transfer of ownership of the securities, terms for sinking fund payment or analogous provisions, the initial public offering price, the names of and the amounts to be purchased by any underwriters or agents, the compensation of any underwriters or agents, the other specific terms in connection with the offering and sale of each issue of the securities in respect of which this prospectus is being delivered and information relating to developments subsequent to the date of this prospectus, will be set forth in a prospectus supplement or prospectus supplements relating to the issue of securities.

The securities may be sold directly by us in the United States at an aggregate initial offering price of not more than US$7,471,000,000 or, if applicable, the equivalent thereof in any other currency, currencies or currency units, through agents designated from time to time or to or through underwriters or dealers. Please see “Plan of Distribution” for a discussion regarding our distribution arrangements. If any of our agents or any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, we will provide the names of the agents or underwriters and any applicable commissions or discounts in a prospectus supplement. The net proceeds we receive from the sale also will be set forth in a prospectus supplement.

The securities may be issued in registered form or bearer form with coupons attached or both. In addition, all or a portion of the securities of a series may be issuable in temporary or permanent global form. Securities in bearer form are offered only to non-United States persons and to offices located outside the United States and its possessions of certain United States financial institutions.

The distribution of this prospectus and the prospectus supplement and the offer and delivery of the securities is not permitted in, or to any residents of, the Commonwealth of Australia (the “Commonwealth”). For further discussion regarding restrictions on sales of securities please see “Description of Securities and Guarantee—Selling Restrictions”.

For a discussion of certain United States federal income tax consequences to holders of the securities, see “Description of Securities and Guarantee—United States Federal Taxation”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is December 10, 2009.

The delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time after its date and the information contained in this prospectus is qualified in its entirety by the supplementary information contained in the applicable prospectus supplement relating to a particular issue of securities.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any documents we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.

The SEC allows us to “incorporate by reference” the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference the annual report on Form 18-K for us and the Government of Queensland for the fiscal year ended June 30, 2009 and any future reports and amendments filed with the SEC under Sections 13(c) and 15(d) of the United States Securities Exchange Act of 1934. Our Form 18-K and amendments on Form 18-K/A contain, among other information, our most recently published annual report and consolidated financial statements and our most recently published interim financial statements, from time to time.

QUEENSLAND TREASURY CORPORATION

In 1982 the Queensland Government established the Queensland Government Development Authority as a corporation sole constituted by the Under Treasurer pursuant to the Statutory Bodies Financial Arrangements Act 1982 to act as a central borrowing authority for the State. The powers of that statutory body were expanded in 1988 and the name changed to Queensland Treasury Corporation (“Corporation”) pursuant to the Queensland Treasury Corporation Act 1988 (the “Act”).

Under section 10 of the Act, the Corporation established the Queensland Treasury Corporation Capital Markets Board (the “Board”) to determine and implement ongoing strategies for capital market operations.

Under the Act, the Corporation has as its statutory objectives:

(a)	to act as a financial institution for the benefit of and the provision of financial resources and services to statutory bodies and the State;

(b)	to enhance the financial position of the Corporation, other statutory bodies and the State; and

(c)	to enter into and perform financial and other arrangements that in the opinion of the Corporation have as their objective:

(i)	the advancement of the financial interests of the State;

(ii)	the development of the State or any part thereof; or

(iii)	the benefit of persons or classes of persons resident in or having or likely to have an association with Queensland.

In furtherance of these objectives, the Act also provides that the Corporation has the following functions:

(a)	to borrow, raise or otherwise obtain financial accommodation in Australia or elsewhere;

(b)	to advance money or otherwise make financial accommodation available;

(c)	to act as a central borrowing and capital raising authority for the statutory bodies of the State;

(d)	to act as agent for statutory bodies in negotiating, entering into and performing financial arrangements;

(e)	to provide a medium for the investment of funds of the Treasurer, statutory bodies or any other persons; and

(f)	to manage or cause to be managed the Corporation’s financial rights and obligations.

As at June 30, 2009, the Corporation had a total of $88.988 billion in assets and $93.290 billion in liabilities compared to $49.915 billion in assets and $49.623 billion in liabilities at June 30, 2008.

QUEENSLAND

The State of Queensland (the “State” or “Queensland”) has the second largest land area of the six Australian States and the largest habitable area. It occupies the northeastern quarter of Australia, covering 1.7 million square kilometres, stretching from the subtropical and densely populated southeast to the tropical, sparsely populated Cape York Peninsula in the north. The State’s geography and climate are suitable for the production of a wide variety of agricultural products, the most important being meat, grains, sugar and wool. In addition, the State has extensive deposits of minerals (including large reserves of coal and one of the world’s largest known bauxite deposits), a diverse industrial base, well-developed ports and transportation systems and an educated workforce. A land transportation network of approximately 10,000 kilometers of railway lines and 182,000 kilometers of roads supports the development of the State’s resources.

Queensland is the third most populous State in Australia with a population of roughly 4.38 million persons, or 20.1% of Australia’s population as at the end of March 2009. Approximately two-thirds of Queensland’s population lives in the Brisbane, Gold Coast and Sunshine Coast regions in the south-eastern corner of the State, an area with mild climate and a developed industrial base. The remainder of the State’s population is spread quite widely, making Queensland’s population the most dispersed of the Australian States.

Brisbane, the capital of Queensland, with its surrounding metropolitan area has approximately 1.95 million residents. There are nine other population centres in Queensland with over 50,000 residents.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities to finance the activities of the State of Queensland and its statutory bodies.

DEBT RECORD

Neither we, nor any predecessor, nor the Treasurer on behalf of the Government of Queensland has ever defaulted on the payment of principal of, or premium, if any, or interest on any security issued by it.

DESCRIPTION OF SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the securities, the guarantee and the fiscal agency agreement or agreements pursuant to which our securities, other than our domestic A$ bonds (which, for purposes of the Act and other purposes, have been and are identified as “Inscribed Stock”) will be issued. Copies of the forms of securities and the form of fiscal agency agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part.

Below is a summary of the material provisions of the terms and conditions of the securities. For more complete information, you should read the exhibits to the registration statement. Information provided in this summary may be varied if we state so in a prospectus supplement.

General

The securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the securities offered thereby:

•	the designation and aggregate principal amount and any limitation on the principal amount and authorized denominations;

•	the currency or currencies or composite currency unit of denomination and payment;

•	the percentage of their principal amount at which the securities will be issued;

•	the maturity date or dates;

•	the interest rate or rates, if any, which may be fixed or variable, and the manner in which the rate or rates will be determined;

•	the interest payment dates, if any, and the dates from which interest accrues;

•	any optional or mandatory redemption or exchange terms, including with respect to our domestic A$ bonds, or repurchase or sinking fund provisions;

•	whether the offered securities will be in bearer form with interest coupons, if any, or in registered form, or both;

•

whether any of the securities are to be issuable initially in temporary global form and whether any of the securities are to be issuable in permanent global form, the authorized denominations of securities in each form, and restrictions on the exchange of one form for another;

•

any securities exchange or exchanges to which an application for listing of the securities has been or may be made and the extent to or the manner in which any interest payable on the global security representing the securities will be paid;

•	paying agents, at whose offices payments of principal and any premium or interest will be made;

•	procedures relating to the transfer of ownership of the securities;

•	if the amounts of the payment of principal of and any premium or interest on the securities may be determined by reference to an index, the manner in which the amounts may be determined; and

•	any other specific provisions.

We have appointed fiscal agents in connection with the securities, other than our domestic A$ bonds, whose duties will be governed by the relevant fiscal agency agreement. We may replace the fiscal agent and may appoint different fiscal agents for different series of securities. We may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. A register for the registration and transfer of securities, other than our domestic A$ bonds, will be kept by the fiscal agent in The City of New York. The fiscal agent is our agent, is not a trustee for you and does not have the same responsibilities or duties to act for you as would a trustee.

Securities may be issued as discounted securities, which means that they bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount or may have payments denominated in or determined by reference to a currency other than United States dollars. We may issue securities which may be redeemed and exchanged at the option of the holder thereof for our domestic A$ bonds or which are transferable as our domestic A$ bonds pursuant to settlement procedures which will be described in a prospectus supplement relating to the securities. Reference is made to the applicable prospectus supplement for the terms of the exchange.

Payments

Principal of, and any premium or interest on, the securities will be payable at the place or places and in the currency or currencies or composite currency, such as the Euro, as we designate and set forth in the applicable prospectus supplement. Subject to the procedure relating to global securities described below, and unless otherwise provided in the applicable prospectus supplement, the principal of the securities in registered form, other than our domestic A$ bonds, will be payable at the corporate trust office of the fiscal agent in The City of

New York or by transfer to a dollar account maintained by the payee with a bank in The City of New York, and the principal of any securities in bearer form will be payable by check at the offices or agencies of the fiscal agent or other paying agent outside the United States as we may designate from time to time or by transfer to a dollar account maintained by the payee with a bank outside of the United States.

Subject to the procedure relating to global securities described below, interest, if any, on registered securities will be paid, unless otherwise provided in the applicable prospectus supplement, by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each person’s address appearing on the register of securities or by transfer to a dollar account maintained by the payee with a bank in The City of New York.

Interest on any bearer securities will be payable by check or by transfer to a dollar account maintained by the payee with a bank outside of the United States upon surrender of any applicable coupon at the offices or agencies of the fiscal agent or any other paying agent outside of the United States as we may designate from time to time. No payment of interest on bearer securities will be made at the corporate trust office of the fiscal agent or any other office in the United States, nor will any payment be made by mail to an address in the United States or by transfer to an account maintained by a holder with a bank in the United States. If payments in respect of United States dollar denominated bearer securities at the offices outside of the United States are illegal or effectively precluded because of the imposition of exchange controls or similar restrictions on the payment or receipt of the amounts in dollars, we may instruct that the payments be made at an office or agency located in the United States. If bearer securities are issued, we will designate the offices of at least one paying agent outside of the United States as the location at which interest on the bearer securities will be paid.

Unless otherwise provided in the applicable prospectus supplement, interest on our domestic A$ bonds will be paid by a check mailed to the person in whose name the domestic A$ bonds are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person’s address appearing on the register for our domestic A$ bonds that we maintain at the address specified in the applicable prospectus supplement. Our domestic A$ bonds will not be issued in bearer form. Unless otherwise provided in the applicable prospectus supplement, the principal of our domestic A$ bonds will be payable by check posted directly to the person in whose name the domestic A$ bonds are registered on the register at the close of business on the maturity date of the domestic A$ bonds set forth in the applicable prospectus supplement at the person’s address appearing on the register.

Transfer and Exchange

Unless otherwise provided in the applicable prospectus supplement, the securities, other than our domestic A$ bonds, may be presented for transfer or exchange, other than for the exchange of securities for domestic A$ bonds, at the corporate trust office of the fiscal agent in New York City, subject to the limitations set forth in the fiscal agency agreement. Upon surrender for exchange or transfer of any security, the fiscal agent shall authenticate and deliver in exchange for the security, a security or securities of the appropriate form and denomination and of an equal principal amount. No service charge will be imposed upon the holder of a security in connection with exchanges for securities of a different denomination or for transfers thereof, but the fiscal agent may charge the party requesting any transfer, exchange or registration of the securities a sum sufficient to reimburse it for any stamp or other tax or other governmental charge required to be paid in connection with the transfer, exchange or registration.

We, the fiscal agent and any of our other agents may treat the person in whose name any security is registered as the owner of the security for all purposes. The procedures for exchange of the exchangeable securities for our domestic A$ bonds and for transfer of transferable securities and of domestic A$ bonds will be described in the applicable prospectus supplement.

Status of the Securities

The securities constitute our direct, unconditional and unsecured obligations, the full faith and credit of which will be pledged for the payment and performance of the securities. At the time of issuance the securities will rank in parity with all of our other direct and general obligations for borrowed money without any preference granted by us one above the other by reason of priority of date of issue, currency of payment or otherwise.

Limitations on Issuance of Securities in Bearer Form

In compliance with United States federal tax laws and regulations, bearer securities (including securities in temporary or permanent global form that are either bearer securities or exchangeable for bearer securities) may not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(iv)), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended and the United States Treasury Regulations thereunder, or to certain other persons described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(1)(iii)(B).

Moreover, these bearer securities may not be delivered in connection with their sale during the restricted period within the United States or its possessions. Any distributor (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(4)) participating in the offering of bearer securities must covenant that it will not offer or sell during the restricted period any bearer securities within the United States or its possessions or to United States persons (other than the persons described above), it will not deliver in connection with the sale of bearer securities during the restricted period any bearer securities within the United States or its possessions, and it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the bearer securities are aware of the restrictions described above.

No bearer security may be delivered, nor may interest be paid on any bearer security, until the beneficial owner of the bearer security furnishes a written certificate to the effect that the bearer security:

•	is owned by a person that is not a United States person,

•

is owned by a United States person that is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is owned by a United States person who acquired the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through such financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the bearer security to it within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the United States Treasury Regulations thereunder, or

•	is owned by a financial institution that purchased the bearer security for resale during the restricted period.

A financial institution described in the third point of the preceding sentence (whether or not also described in the first two points) must certify that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. In the case of a bearer security in permanent global form, that certification must be given in connection with notation of a beneficial owner’s interest therein. The bearer securities and the coupons will bear a legend which includes the following language: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code”.

As used herein, “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. “United States” means the United States of America (including the States and the District of Columbia), and “possessions” of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands.

Global Securities

The securities may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of, a depositary identified in the prospectus supplement relating to the securities. Unless and until it is exchangeable in whole or in part for securities in definitive form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement, if any, with respect to a series of securities will be described in the prospectus supplement relating to that series. Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to all depositary arrangements relating to the securities.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for that global security or its nominee, also known as participants, or persons that may hold interests through participants. These accounts shall be designated by the underwriters or agents with respect to the securities underwritten or solicited by them. We will obtain confirmation from the depositary that upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the securities represented by the global security. The depositary will have no knowledge of the actual holder of beneficial interests in any global security and its records reflect only the identity of the participants to whose accounts book-entry notes are credited. The participants remain responsible for keeping account of their holdings on behalf of their customers. Ownership of beneficial interests in that global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary (with respect to interests of participants) and on the records of participants with respect to interests of persons held through participants.

The laws of some states of the United States may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and the laws may impair the ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the fiscal agency agreement and the terms of the global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the securities represented by that global security registered in their names and will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders under the fiscal agency agreement and the terms of the global security and the guarantee. Accordingly, each person owning a beneficial interest in that global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the fiscal agency agreement or the terms of the global security or the guarantee. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in that global security desires to give or take any action which a holder is entitled to give or take under the fiscal agency agreement or the terms of the global security, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of principal of, and premium and interest, if any, on securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the securities. None of us, the fiscal agent and the paying agent or any of our other agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We will obtain confirmation from the depositary that upon receipt of any payment of principal of, or premium or interest on, a global security denominated in United States dollars, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amounts of the global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in that global security held through the participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name”.

In the case of a global security denominated in, or interest with respect to which is payable in, a foreign currency, the payment procedures will be described in the applicable prospectus supplement. Payments in United States dollars will be made in accordance with the preceding paragraph.

If the depositary for any securities represented by a global security notifies us that it is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Act and a successor depositary is not appointed by us within ninety days after receiving that notice or becoming aware that the depositary is no longer so registered, we will issue the securities in definitive form upon registration of transfer of, or in exchange for, the global security. We may also at any time and in our sole discretion determine not to have the securities represented by one or more global securities and, in that event, will issue securities in definitive form in exchange for all of the global securities representing the securities. In addition, securities represented by one or more global securities which are by their terms exchangeable for another class of securities shall be transferable to the extent necessary to permit the exchange. If applicable, the procedures for effecting any exchange will be described in the applicable prospectus supplement.

Taxation by the Commonwealth of Australia

Interest Withholding Tax

Generally, interest paid by us to a non-resident of Australia, who does not derive the interest in carrying on business at or through a permanent establishment in Australia, is subject to interest withholding tax at the rate of ten percent.

Under the double taxation treaties between Australia and certain contracting states (including the United States, the United Kingdom, Japan, South Africa, Norway and Finland), no Australian interest withholding tax will be payable on interest derived by an entity which is entitled to the benefit of that treaty where, in general terms, that entity is a government body of the relevant contracting state (including a body exercising governmental functions), a bank resident I the relevant contracting state performing central banking functions or a financial institution resident in the relevant contracting state which is unrelated to, and deals independently with, us. For these purposes, “financial institution” means a bank or other enterprise substantially deriving its profits by raising debt finance in the financial markets or by taking deposits at interest and using those funds in carrying on a business of providing finance. However, if the interest is derived as part of an arrangement involving back-to-back loans, Australian interest withholding tax will still be payable. From January 1, 2010, the class of relevant contracting states will include France.

A person who is not a resident of the Commonwealth of Australia within the meaning of the Income Tax Assessment Act 1936 (Australia) and who does not derive the interest in carrying on business at or through a permanent establishment in Australia and who has acquired or acquires any of the securities will not incur or become liable for any Australian income tax (other than interest withholding tax) on interest, or amounts in the nature of interest, payable in respect of the securities. The terms of issue and the procedures for the issue of the securities are intended to satisfy the conditions for exemption from interest withholding tax under Section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

Interest, or an amount in the nature of interest, paid by us is exempt from Australian withholding tax under Section 128F if a “public offer” test is satisfied. The public offer test is satisfied if the debt securities are issued as a result of being offered for issue:

(a) to at least 10 persons each of whom:

(i) was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; and

(ii) is not known, or suspected, by us to be an associate (as defined in Section 128F) of any of the other nine such persons; or

(b) to at least 100 persons whom it is reasonable for us to regard as having acquired instruments similar to the debt securities in the past or being likely to acquire instruments similar to the debt securities in the future; or

(c) as a result of being accepted for listing on a stock exchange outside Australia, where we have entered into an agreement with a dealer, manager or underwriter in relation to the placement of the debt securities requiring us to seek such a listing; or

(d) as a result of negotiations being initiated publicly in electronic form, or in another form, that is used by financial markets for dealing in instruments similar to the debt securities; or

(e) to a dealer, manager or underwriter in relation to the placement of debt securities who, under an agreement with us, offered the debt securities for sale within 30 days in a way covered by any of paragraphs (a) to (d) above.

In relation to the issue of a global security, the “public offer” test will be satisfied if the global security falls within the description of “global bond” in Section 128F(10). Broadly speaking, this will be the case if the following requirements are satisfied:

(i) the global security describes itself as a global bond or a global note; and

(ii) it is issued to a clearing house (as defined in Section 128F(9)) or to a person as trustee or agent for, or otherwise on behalf of, one or more clearing houses; and

(iii) in connection with the issue of the global security, the clearing house or houses confer rights in relation to the global security on other persons and will record the existence of the rights; and

(iv) before the issue of the global security, we, or a dealer, manager or underwriter, in relation to the placement of debt securities on our behalf, announces that, as a result of the issue, those rights will be able to be created; and

(v) the announcement is made in a way or ways covered by any of paragraphs (a) to (e) above (reading a reference in those paragraphs to “debt securities” as if it were a reference to the rights referred to in paragraph (iv) above and a reference to “us” as if it included a reference to the dealer, manager, or underwriter); and

(vi) under the terms of the global security, interests in the global security are able to be surrendered, whether or not in particular circumstances, in exchange for other debt securities issued by us that are not themselves global securities.

The public offer test is not satisfied if at the time of the issue we know, or have reasonable grounds to suspect, that the debt security or an interest in the debt security was being, or would later be, acquired directly or indirectly by an Offshore Associate of ours other than one acting in the capacity of a dealer, manager, or underwriter in relation to the placement of the debt securities or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)). Nor will the exemption from interest withholding tax apply if, at the time of the payment of interest to a person, we know or have reasonable grounds to suspect that the holder concerned is one of our Offshore Associates other than one receiving the payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme without losing the benefit of the exemption from interest withholding tax. An “Offshore Associate” is an associate (as defined in Section 128F) of ours that is either a non-resident of the Commonwealth of Australia which does not acquire the securities in carrying on a business at or through a permanent establishment in Australia or, alternatively, is a resident of Australia that acquires the securities in carrying on a business at or through a permanent establishment outside of Australia.

To reduce the risk that the public offer test will not be satisfied we have identified our known associates and have requested that they do not acquire any of our securities which are issued outside Australia.

Payment of Additional Amounts in Certain Circumstances

All payments by us of or in respect of, principal of, and any premium and interest on, the securities, except for the domestic A$ bonds, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or authority thereof or therein having power to tax, unless the withholding or deduction of the taxes, duties, assessments or governmental charges is required by law. In that event, we or, as the case may be, the guarantor will pay the additional amounts as may be necessary in order that the net amounts receivable by you after the withholding or deduction (and after deduction of any additional taxes, duties, assessments or governmental charges payable in respect of such additional amounts) shall equal the respective amounts of principal and interest which would have been receivable in respect of the securities, in the absence of the withholding or deduction. However, no additional amounts will be so payable for or on account of:

(1) any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that the holder:

(A) was a resident, domiciled in or a national of, or engaged in business or maintained a permanent establishment or was physically present in, Australia or otherwise had some connection with Australia other than the mere ownership of, or receipt of payment under, the security;

(B) presented a security for payment in Australia, unless, under applicable law, the security could not have been presented for payment elsewhere; or

(C) presented the security more than 30 days after the date on which the payment in respect of the security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to the additional amounts if it had presented the security for payment on any day within the period of 30 days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of such taxes;

(3) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium or interest on, the security;

(4) any withholding, deduction, tax, assessment or other governmental charge which is imposed or withheld by reason of the failure by the holder of a security or, if the security is a global security, the beneficial owner of a security to comply with our request addressed to the holder or beneficial owner, as the case may be,

(A) to provide information concerning the nationality, residence, identity or address of the holder or the beneficial owner, as the case may be; or

(B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of Australia or any political subdivision or authority thereof or therein having the power to tax as a precondition to exemption from all or part of the withholding, deduction, tax, assessment or other governmental charge; or

(5) any combination of items (1), (2), (3) and (4) above.

Furthermore, no additional amounts will be paid with respect to any payment of, or in respect of, the principal of, or any premium or interest on, the securities to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would, under the laws of the Commonwealth of Australia or any political subdivision or authority thereof or therein having the power to tax, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the holder of a security.

We will not be liable to pay additional amounts to any holder for any deduction or withholding on account of any duties or taxes where those duties or taxes are imposed or levied by or on behalf of the Commonwealth of Australia by virtue of the holder being our associate (as defined in Section 128F of the Income Tax Assessment Act 1936 (Australia)) or as a result of the holder being a party to or participating in a scheme to avoid the duties or taxes, being a scheme which we neither were party to nor participated in.

We are not obliged to “gross up”, nor make any additional payments to, a holder of domestic A$ bonds in respect of any withholding.

Any reference herein to principal or interest in respect of the securities will also be deemed to refer to any additional amounts which may be payable in respect of those securities.

Income and Other Taxes

Under Australian law as currently in effect, a person who is a non-resident and who is a holder of securities or domestic A$ bonds will not by reason only of that ownership incur or become liable for any Australian taxes or duties of whatsoever nature in respect of principal of or (except as described in “Interest Withholding Tax” above, noting the exemption from that tax afforded by Section 128F where its requirements are complied with) interest, or amounts in the nature of interest (including original issue discount, or premium, if any), in respect of, the securities or domestic A$ bonds, provided that no such interest, amount in the nature of interest, or premium is derived in carrying on business through a permanent establishment in Australia.

Under Australian law as currently in effect, no Australian income or other tax is payable on any profit on sale of the securities or domestic A$ bonds which are held by non-residents except if the securities or the domestic A$ bonds, as the case may be, are purchased with the intention of deriving that profit by resale, or the securities or domestic A$ bonds, as the case may be, are trading stock of the vendor or if an ordinary incident of the vendor’s business is the sale of securities for a profit and, in any case, the profit from the sale has a source in Australia. The profit will generally only have a source in Australia if the business is conducted in Australia, if the securities or domestic A$ bonds, as the case may be, are sold in Australia or the securities or domestic A$ bonds, as the case may be, are physically held in Australia.

Notwithstanding that a profit from a sale of securities or domestic A$ bonds is prima facie assessable in Australia in the circumstances referred to above, if the vendor is a resident of a country with which Australia has a double taxation agreement, then depending on the circumstances of the case and the terms of the relevant treaty, relief from Australian tax may nevertheless be available under the treaty.

Taxation of Financial Arrangements

The Australian Government has enacted a new regime for the taxation of financial arrangements (referred to as “TOFA”) which can affect the taxation of financial instruments. The new TOFA regime will apply to certain financial arrangements, such as the securities, acquired on or after July 1, 2010 (or July 1, 2009, at the taxpayer’s election). Taxpayers may elect for the new TOFA regime to apply to all financial arrangements held by them on July 1, 2010 (or July 1, 2009 if an election has been made to adopt that earlier commencement date). In the absence of such election, the existing law governing the taxation of financial arrangements will continue to apply to securities acquired before the applicable commencement date. The existing law governing the taxation of financial arrangements will also continue to apply to securities held by taxpayers that are not subject to the TOFA regime because they do not meet certain threshold requirements. In any case, the TOFA regime does not contain any measures that would override the exemption from Australian interest withholding tax available under Section 128F in respect of interest payable on the securities. Nor will the TOFA regime apply to a holder of securities who is a non-resident of Australia and who has not held those securities in the course of carrying on a trade or business through a permanent establishment within Australia and where any gains, other than interest payable on the securities, realized by that holder in respect of those securities do not otherwise have an Australian source.

Inheritance Taxes

Under Australian law as currently in effect, no Australian state or Federal estate duty or other inheritance taxes will be payable in respect of securities or domestic A$ bonds held at the date of death regardless of the holder’s domicile at the date of death.

Australian Selling Restrictions

No prospectus in relation to the securities has been lodged with or registered by the Australian Securities and Investments Commission. Each Dealer has or will severally represent and agree with us that in connection with the distribution of the securities:

•	in Australia, it will comply with the laws of Australia; and

•

in connection with the distribution or sale of the securities generally, it will not offer or sell the securities to any person that the employees of the Dealer acting in connection with the offer or sale know or have reasonable grounds to suspect is one of our Offshore Associates other than one acting in the capacity of a dealer, manager, or underwriter in relation to the placement of the securities or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)).

Each Dealer has agreed to cooperate with us with a view to ensuring that securities are offered for sale in such a manner which will allow payments of interest or amounts in the nature of interest on the securities to be exempt from Australian withholding tax under section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

Australian Exchange Control Restrictions

The written approval of the Australian Minister for Foreign Affairs is required for transactions involving the control or ownership of assets by persons or entities linked to terrorist activities and identified by the United Nations and the Commonwealth of Australia under the Charter of the United Nations (Anti-terrorism—Persons and Entities) List, as published from time to time in the Commonwealth Government Gazette. This includes individuals or entities linked with the former Iraqi regime, Al Qa’ida, Jemaah Islamiyah, the Taliban, Usama bin Laden and other terrorist organizations. Transactions involving persons published in the Gazette without the permission of the Minister are a criminal offence.

Transactions involving individuals associated with the regime of former President of Yugoslavia Slobodan Milosevic and certain ministers and senior officials of the Government of Zimbabwe and senior management of state-owned enterprises of Zimbabwe, certain entities and individuals associated with the Democratic People’s Republic of Korea, the Burmese regime or Iran are prohibited under the Banking (Foreign Exchange) Regulations 1959 (Cth). The Reserve Bank of Australia publishes changes to prohibited parties and variations in the restrictions on those parties from time to time in the Commonwealth Government Gazette.

United States Federal Taxation

This section describes the material United States federal income tax consequences of owning the securities we are offering. It is of the opinion of Sullivan & Cromwell, counsel to the Corporation. It applies to you only if you are a United States holder (as defined below) and you own your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns securities as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement or pricing supplement. This section is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Except as described below in the case of interest on a discount security that is not qualified stated interest (each as defined below under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—General”), you will be taxed on any interest on your security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a “foreign currency”) as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. The rules governing foreign tax credits are complex and you should consult your tax advisor regarding the availability of the foreign tax credit in their situation. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on your securities, including withholding tax on payments of such additional amounts.

Interest paid by us on the securities and original issue discount, if any, accrued with respect to the securities (as described below under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—General”) will be income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder, and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your security denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a security, other than a security with a term of one year or less (a “short-term security”), it will be treated as issued at an original issue discount (a “discount security”) if the amount by which the security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. All three terms are defined below. Generally, a security’s issue price will be the first price at which a substantial amount of securities included in the issue of which the security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A security’s stated redemption price at maturity is the total of all payments provided by the security that are not payments of qualified stated interest. Generally, an interest payment on a security is qualified stated interest if it is one of a series of stated interest payments on a security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the security. There are special rules for variable rate securities that we discuss below under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—Variable Rate Securities”.

In general, your security is not a discount security if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity (the “de minimis amount”). Your security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the security, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the amount to be included with respect to each such payment by multiplying the total amount of your security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the security.

Inclusion of Original Issue Discount in Income. Generally, if your discount security matures more than one year from its date of issue, you must include the original issue discount (“OID”) in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount security for each day during the taxable year or portion of the taxable year that you own your discount security (“accrued OID”). You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount security and you may vary the length of each accrual period over the term of your discount security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount security’s adjusted issue price at the beginning of the accrual period by your security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your security allocable to the accrual period.

You must determine the discount security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your security (other than any payment of qualified stated interest), and

•	your security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your security after the purchase date but is greater than the amount of your security’s adjusted issue price (as determined above under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—General”), the excess is acquisition premium. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the security immediately after purchase over the adjusted issue price of your security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on your security after the purchase date over your security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your security is to be made within one year of your security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your security.

Securities Subject to Contingencies Including Optional Redemption. Your security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement or pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your security, and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your security for the purposes of those calculations by using any date on which your security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your security by treating your security as having been retired and reissued on the date of the change in circumstances for an amount equal to your security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your security using the constant-yield method described above under the heading “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Securities Purchased at a Premium”) or acquisition premium.

If you make this election for your security, then, when you apply the constant-yield method:

•	the issue price of your security will equal your cost,

•	the issue date of your security will be the date you acquired it, and

•	no payments on your security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the security for which you make it; however, if the security has amortizable bond premium, you will be deemed to have elected to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you own as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount security, you will be treated as having made the election discussed below under “Description of Securities and Guarantee—United States Federal Taxation—Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a security or the deemed elections with respect to amortizable bond premium or market discount securities without the consent of the Internal Revenue Service.

Variable Rate Securities. Your security will be a “variable rate security” if:

•	your security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your security provides for stated interest (compounded or paid at least annually) only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your security is denominated or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate and

•

the value of the rate on any date during the term of your security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

•

If your security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the security, the qualified floating rates together constitute a single qualified floating rate.

•

Your security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the security or are not reasonably expected to significantly affect the yield on the security.

•	Your security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•

the value of the rate on any date during the term of your security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

Your security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your security will also have a single qualified floating rate or an objective rate if interest on your security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on your security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your security.

If your variable rate security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate security,

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above),

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your security.

If your variable rate security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate security will be treated, for purposes of the first three steps of the determination, as if your security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Securities. In general, if you are an individual or other cash basis United States holder of a short-term security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term security will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term securities, you will be required to defer deductions for interest on borrowings allocable to your short-term securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term security, including stated interest, in your short-term security’s stated redemption price at maturity.

Foreign Currency Discount Securities. If your discount security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “Description of Securities and Guarantee—United States Federal Taxation—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your security.

Market Discount

You will be treated as if you purchased your security, other than a short-term security, at a market discount and your security will be a market discount security if:

•	you purchase your security for less than its issue price (as determined above under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—General”) and

•

your security’s stated redemption price at maturity or, in the case of a discount security, the security’s revised issue price, exceeds the price you paid for your security by at least  1/4 of 1 percent of your security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the security’s maturity.

To determine the revised issue price of your security for these purposes, you generally add any OID that has accrued on your security to its issue price.

If your security’s stated redemption price at maturity or, in the case of a discount security, its revised issue price, does not exceed the price you paid for the security by  1/4 of 1 percent multiplied by the number of complete years to the security’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount security, you must treat it as ordinary income to the extent of the accrued market discount on your security. Alternatively, you may elect to include market discount in income currently over the life of your security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service.

You will accrue market discount on your market discount security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you elect to accrue market discount using a constant-yield method, it will apply only to the security with respect to which it is made and you may not revoke it.

If you own a market discount security and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your security in an amount not exceeding the accrued market discount on your security until the maturity or disposition of your security.

Securities Purchased at a Premium

If you purchase your security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your security by the amount of amortizable bond premium allocable, based on your security’s yield to maturity, to that year. If your security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments (other than debt instruments, the interest on which is excludible from gross income) that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Securities

Your tax basis in your security will generally be the U.S. dollar cost (as defined below) of your security, adjusted by:

•	adding any OID or market discount, and de minimis original issue discount previously included in income with respect to your security, and then

•

subtracting the amount of any payments on your security that are not qualified stated interest payments (except for payments in respect of de minimis market discount) and the amount of any amortizable bond premium applied to reduce interest on your security.

If you purchase your security with foreign currency, the U.S. dollar cost of your security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your security. If your security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the security is disposed of or retired, except that in the case of a security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your security, except to the extent:

•	described above under “Short-Term Securities” or “Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your security or on the sale or retirement of your security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Securities

The applicable prospectus supplement or pricing supplement will discuss any special United States federal income tax rules with respect to securities the payments on which are determined by reference to any index and other securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the securities are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting

In general, information reporting requirements, on Internal Revenue Service Form 1099, will apply to all payments of principal, any premium and interest, the accrual of OID on a discount security, and the proceeds of the sale of security before maturity within the United States (and certain payments outside the United States), with respect to non-corporate United States holders. Additionally, backup withholding will generally apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or, in certain circumstances, you fail to comply with applicable certification requirements.

Redemption

General

If the securities of a series, other than our domestic A$ bonds, provide for mandatory redemption by us or redemption at our election, unless otherwise provided in the applicable prospectus supplement, that redemption shall be on not less than ten nor more than 45 days’ notice and, in the event of redemption in part, the securities to be redeemed will be selected by the fiscal agent in such manner as it shall deem fair and appropriate.

Unless all the securities of a series to be redeemed are registered securities, notice of redemption will be published prior to the redemption date in a daily newspaper printed in the English language and of general circulation in The City of New York, or as otherwise provided in the applicable prospectus supplement. Additionally, notice of that redemption will be mailed to holders of registered securities of the series to their last addresses as they appear on the register of the securities of that series.

For Taxation

Should we, on the occasion of the next payment in respect of the securities, other than our domestic A$ bonds, be obliged to pay any additional amounts as are referred to in “Taxation by the Commonwealth of Australia” above, we may, at our option, on the giving of not less than 30 nor more than 60 days’ notice to you, redeem the securities as a whole at a redemption price of 100% of the principal amount thereof with the accrued interest to the date fixed for redemption or that other redemption price as set forth in the applicable prospectus supplement.

Acceleration of Maturity

In the event of default in the payment of principal of or interest on any of the securities, other than our domestic A$ bonds, and the continuance of that default for a period of 30 days, or of default for 90 days after written notice by a holder of any securities to us at the office of the fiscal agent in the Borough of Manhattan, The City of New York, of a default in the performance of any other material covenant contained in the securities, each security will become due and payable at the option of the holder of that security upon written demand to us at the office of the fiscal agent, unless prior to the receipt of the written demand by the fiscal agent all defaults shall have been cured. No periodic evidence is required to be furnished by us to the fiscal agent as to the absence of defaults. Any provisions for the acceleration of maturity of the domestic A$ bonds will be set forth in the applicable prospectus supplement.

Modification

We may modify any of the terms or provisions contained in the securities, other than our domestic A$ bonds, of the same series in any way with the written consent of the holders of not less than 66 2/3% in principal amount of the securities of the same series at the time outstanding, provided that

•

if any of the modifications would change the terms of payment of the principal of, or any interest or premium on, any securities of the same series or affect the rights of holders of less than all the securities of the same series at the time outstanding, the consent of all holders of the securities of the same series is required and

•	if any modification would reduce the aforesaid percentage needed for authorization of the modification, the consent of all holders of the outstanding securities of the same series is required.

Guarantee of the Treasurer on Behalf of the Government of Queensland

By one or more Deeds of Guarantee (referred to herein collectively as the “guarantee”), given pursuant to Section 33 of the Act, the Treasurer of Queensland, on behalf of the Government of Queensland, will guarantee the payment of principal of, and any interest or premium on, the securities. The guarantee is a direct and unconditional obligation of the Government of Queensland, payable out of the Consolidated Fund, and will rank in parity with all of its other unsecured obligations. Our domestic A$ bonds (Inscribed Stock) are statutorily guaranteed as to payment of principal and interest pursuant to Section 32 of the Act.

Jurisdiction, Consent to Service and Enforceability

Unless otherwise specified in the applicable prospectus supplement, we and the Government of Queensland will appoint the fiscal agent, whose address in New York City will be set forth in the prospectus supplement, as the authorized agent upon whom process may be served in any action based on the securities which may be instituted in any state or federal court in The City or the State of New York by the holder of any security. That appointment shall be irrevocable until all amounts in respect of the principal and interest due and to become due on or in respect of all the securities have been paid, except that if, for any reason, the agent ceases to act as our or the Government of Queensland’s authorized agent, we or the Government of Queensland, as the case may be, will appoint another person in New York as its authorized agent. We and the Government of Queensland will expressly accept the jurisdiction of any such court in respect of the action. We and the Government of Queensland will irrevocably waive to the extent permitted by law any immunity from the jurisdiction of any such court (but not from execution or attachment or process in the nature thereof) to which it might otherwise be entitled in any action based upon the securities or the guarantee.

We and the Government of Queensland are also subject to suit in competent courts in Queensland and will irrevocably waive any immunity from the jurisdiction of any such court in any action based upon the securities or the guarantee.

Governing Law

The fiscal agency agreement, the guarantee and the securities are governed by, and interpreted in accordance with, the laws of the State of New York, except that all matters governing our domestic A$ bonds and authorization and execution by us or the Government of Queensland and any statutory guarantee on behalf of the Government of Queensland relating to any securities are governed by the laws of Queensland.

DESCRIPTION OF THE COMMONWEALTH GUARANTEE

By the Deed of Guarantee in Respect of the Australian Government Guarantee of State and Territory Borrowing dated July 24, 2009 (the “Commonwealth Guarantee”) executed by the Commonwealth of Australia in connection with the Australian Government Guarantee of State and Territory Borrowing Scheme Rules (the “Scheme Rules”), the Commonwealth will guarantee obligations of the Government of Queensland under the guarantee, provided that the Commonwealth Guarantee will only apply to obligations of the Government of Queensland for which the Commonwealth has issued an Eligibility Certificate (as defined in the Scheme Rules). Whether obligations of the Government of Queensland in connection with a specific issuance have the benefit of the Commonwealth Guarantee will be specified in the applicable pricing supplement. A description of the Commonwealth, the Commonwealth Guarantee and the Scheme Rules is in the Commonwealth’s base prospectus filed under the Commonwealth’s Registration Statement No. 333-163307.

PLAN OF DISTRIBUTION

We may sell securities

•	through underwriters or dealers,

•	directly, or

•	through agents.

Each prospectus supplement with respect to the securities we are offering will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the price of the securities and the net proceeds to us from the sale, any underwriting discounts or other items constituting underwriters’ compensation, and discounts or concessions allowed or re-allowed or paid to dealers and any securities exchange on which the securities may be listed.

If underwriters are used in the sale, securities will be acquired by the underwriters for their own account and may be resold from time to time by them in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by one or more investment banking firms or others, as designated in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Securities may be sold directly by us or through agents we designate from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring the securities for its own account.

Bearer securities are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person except in certain transactions permitted by U.S. tax regulations.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on a date or dates stated in the prospectus supplement. If arranged by underwriters, each contract will be entered into on or prior to the date of delivery to the underwriters of the securities to be purchased by them. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts shall not be less or more than, the respective amounts stated in the prospectus supplement. Institutions with which contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases these institutions must be approved by us. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject and

•	if the purchase is arranged by underwriters, the sale to underwriters of securities to be purchased by them pursuant to the applicable underwriting agreement will have been completed.

The underwriters and any other persons will not have any responsibility in respect of the validity or performance of the contracts. The principal amount of securities to be purchased by each underwriter will be reduced by the portion of the securities contracted to be sold pursuant to contracts allocated to the underwriter as provided in the agreement among underwriters relating to those securities.

Agents and underwriters may be entitled under agreement entered into with us to indemnification by us against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payment which the agents or underwriters may be required to make in respect thereof. Agents and underwriters in the ordinary course of business may engage in transactions with or perform services for us.

VALIDITY OF SECURITIES AND GUARANTEE

The validity of the securities and the guarantee will be passed upon for us and the Treasurer on behalf of the Government of Queensland as to matters of the laws of the State of Queensland and the Commonwealth of Australia by the Crown Solicitor of Queensland, and as to matters of the laws of the State of New York, by Sullivan & Cromwell, counsel to the dealers. The opinions of the Crown Solicitor and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the fiscal agent in connection with the issuance and sale of any particular security, the specific terms of securities and other matters which may affect the validity of securities but which cannot be ascertained on the date of the opinions. Sullivan & Cromwell has on occasion rendered legal services to us and the Government of Queensland.

EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

Information included herein which is designated as being taken from a publication of Queensland or Australia or an agency or instrumentality of either, is included herein on the authority of the publication as a public official document.

Our financial statements and those of the General Government of Queensland as at and for various periods and included or incorporated into this prospectus, have been examined by the Auditor-General of Queensland, as set forth in the Auditor General’s Reports appearing elsewhere and incorporated herein and are included with the Auditor General’s consent and in reliance upon the Auditor General’s authority as an expert in accounting and auditing.

All other statements included in this prospectus, any prospectus supplement and the Form 18-K relating to us or Queensland have been reviewed by Mr. Gerard Bradley, Under Treasurer of the State of Queensland, and are included herein or therein on his authority.

AUTHORIZED AGENT IN THE UNITED STATES

The authorized agent for us and Queensland in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

FURTHER INFORMATION

If you require further information about us, our business address is:

Queensland Treasury Corporation

Level 14,

61 Mary Street

Brisbane, Queensland 4000

Australia

Telephone: (617) 3842-4600

A registration statement relating to the securities and the guarantee, which is on file with the SEC, contains further information.

A$20,000,000,000

QUEENSLAND TREASURY CORPORATION

Global A$ Bond Facility

Guaranteed by

The Treasurer on behalf of

The Government of Queensland

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

UBS Investment Bank

Australia and New Zealand Banking Group Limited

Citi

Commonwealth Bank of Australia

Deutsche Bank AG, London Branch

J.P. Morgan

Macquarie Bank Limited London Branch

Macquarie Capital (USA) Inc.

National Australia Bank Limited

Nomura International

RBC Capital Markets

The Royal Bank of Scotland

TD Securities

Westpac Banking Corporation

December 11, 2009